   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 1999

                                                 REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                               NET.GENESIS CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7372                            04-3236862
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            150 CAMBRIDGEPARK DRIVE
                         CAMBRIDGE, MASSACHUSETTS 02140
                                 (617) 665-9200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              MR. LAWRENCE S. BOHN
                               NET.GENESIS CORP.
                            150 CAMBRIDGEPARK DRIVE
                         CAMBRIDGE, MASSACHUSETTS 02140
                                 (617) 665-9200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

           JOHN D. PATTERSON, JR., ESQ.                            MARK H. BURNETT, ESQ.
            ROBERT W. SWEET, JR., ESQ.                             JOCELYN M. AREL, ESQ.
              FOLEY, HOAG & ELIOT LLP                         TESTA, HURWITZ & THIBEAULT, LLP
              ONE POST OFFICE SQUARE                                  125 HIGH STREET
            BOSTON, MASSACHUSETTS 02109                         BOSTON, MASSACHUSETTS 02110
             TELEPHONE: (617) 832-1000                           TELEPHONE: (617) 248-7000
             TELECOPY: (617) 832-7000                            TELECOPY: (617) 248-7100

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

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              TITLE OF EACH CLASS OF                        PROPOSED MAXIMUM                     AMOUNT OF
            SECURITIES TO BE REGISTERED                AGGREGATE OFFERING PRICE(1)           REGISTRATION FEE
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Common Stock, $.001 par value......................            $70,000,000                        $18,480
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(1) Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. Includes the offering price attributable to shares that the underwriters have the option to purchase from the registrant solely to cover over-allotments, if any.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. UNDERWRITERS MAY NOT CONFIRM SALES OF THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED DECEMBER 22, 1999

PROSPECTUS

                                               SHARES

                               [NET.GENESIS LOGO]

                                  COMMON STOCK

     This is an initial public offering of common stock by net.Genesis Corp. We
are selling          shares of common stock. We estimate that the initial public
offering price will be between $      and $      per share.

                               ------------------

     Prior to this offering, there has been no public market for our common stock. We have applied to have the shares of common stock approved for quotation on the Nasdaq National Market under the symbol NTGX.

                               ------------------

                                                              PER SHARE     TOTAL
                                                              ---------     -----
Initial public offering price...............................   $           $
Underwriting discounts......................................
Proceeds to net.Genesis, before expenses....................

     We have granted the underwriters an option for a period of 30 days to
purchase up to                additional shares of common stock.

                               ------------------

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

HAMBRECHT & QUIST                                      DEUTSCHE BANC ALEX. BROWN
                               ------------------
                           U.S. BANCORP PIPER JAFFRAY
            , 2000.

Inside Front Cover:


Graphic depiction of net.Analysis Application featuring various components of the net.Analysis Application including net.Stream, net.Instrument, net.Analysis Datastore, CartSmarts, net.Analysis 4.5, net.Reporter, HTML Reporter,
ReportSite and net.Dashboard in boxes with arrows linking the various components to indicate their interrelationships.

Graphic is titled "Architecture for E-Customer Intelligence."

Top left corner has net.Genesis company logo and the following text: "We offer e-customer intelligence solutions that enable companies to understand and improve their online businesses. Our flagship product, net.Analysis, combines information about web site visitor behavior with a company's other customer data to improve its ability to market, sell and support products, services and content online."

Top right corner of the graphic lists the following critical questions:
"What are the profiles of our best customer segments?
Which banner advertisements and other online sponsorships generate the most visitors and customers for our web site?
Which content do visitors find the most valuable?
Is our content cost-effective?
How can we make our web site easier to use and more effective at selling our products and services?"

Below the net.Analysis Application graphic appears the title "Acting on E-Customer Intelligence Benefits" with the following bullet points listed underneath:
-    Better Tailored and Targeted Marketing Initiatives
-    Improved E-Commerce Effectiveness
-    More Relevant and Cost-Effective Content
-    Better Web Site Design
-    Improved Allocation of Advertising and Partnership Resources
-    Better Web Site Infrastructure Planning

At the bottom are graphic depictions of customer web sites

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Risk Factors................................................    7
Use of Proceeds.............................................   20
Dividend Policy.............................................   20
Capitalization..............................................   21
Dilution....................................................   23
Selected Financial Data.....................................   24
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   26
Business....................................................   38
Management..................................................   56
Transactions with Related Parties...........................   66
Principal Stockholders......................................   68
Description of Capital Stock................................   70
Shares Eligible for Future Sale.............................   73
Underwriting................................................   75
Legal Matters...............................................   77
Experts.....................................................   77
Where You Can Find More Information.........................   77
Index to Financial Statements...............................  F-1

                            ------------------------

     We own or have rights to trademarks or trade names that we use in conjunction with the sale of our products and services. net.Genesis is a registered trademark that we own. CartSmarts, Design for Analysis, HTML Reporter, net.Activator, net.Analysis, net.Analysis DataStore, net.Dashboard, net.Instrument, net.Reporter, net.Stream and ReportSite are trademarks that we own. This prospectus also contains trademarks and trade names of other companies.

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the following summary together with the more detailed information in this prospectus, including risk factors, regarding our company and the common stock sold in this offering.

                               NET.GENESIS CORP.

     We offer e-customer intelligence solutions that enable companies to understand and improve their online businesses. Our flagship software product, net.Analysis, combines information about web site visitor behavior with a company's other online and offline customer data to improve its ability to market, sell and support products, services and content online. Our software and services solution enables companies to better tailor and target marketing initiatives, increase the e-commerce effectiveness of their web sites, provide more relevant and cost-effective content, improve web site design, better allocate advertising and partnership resources, and improve web site infrastructure planning.

     The Internet has emerged as a global medium for communications and electronic commerce, or e-commerce. As use of the Internet has grown, companies have increasingly invested in a variety of advanced software applications and professional consulting services for their web sites to ensure that customers, partners and employees have a satisfying online experience. These include software applications to serve visitors an enormous variety and number of web pages, present multimedia content and banner advertisements, personalize the online experience, and process orders securely and fulfill them reliably. International Data Corporation estimated that spending on Internet commerce software applications would grow from approximately $444 million in 1998 to approximately $13.1 billion in 2003, a compound annual growth rate of 97%.

     Online businesses seek to better attract, serve and retain customers and more effectively communicate and conduct e-commerce with them. To achieve this objective, companies must understand the needs and web site behavior of their online customers, or e-customers, as well as the specific costs and benefits of each of their web initiatives, such as online marketing campaigns, web site content, advertising and other promotional sponsorships, and web site infrastructure. Complicating matters, companies often desire to analyze and understand their online customers in relation to their traditional offline businesses.

     We offer net.Analysis, an e-customer intelligence software application, that allows companies to collect comprehensive data about their customers' online behavior and provides powerful analytic and reporting capabilities to enable them to understand, analyze and measurably improve their online businesses. Our professional services organization helps companies identify the relevant performance measures, or e-metrics, of their online businesses that they can use to make better decisions about their web initiatives. Our solution provides customers with the following benefits:

     Comprehensive Customer Information. With net.Analysis, companies can track visitor activity on their web sites and combine this information with data gathered from other web applications and offline customer information systems to build a unified e-customer information asset.

     Powerful Analytical Applications. net.Analysis provides powerful analytic capabilities and flexible reporting options to enable companies to understand, profile and segment their e-customers and identify trends in customer behavior.

     Open and Extensible Architecture. net.Analysis supports both Microsoft Windows NT and Unix operating systems from a common base of software code, integrates with third-party applications and provides a platform for the development of add-on analytical applications.

     Highly Scalable and Reliable Solution in Complex Environments. We have designed net.Analysis to be scalable and reliable enough to be effective in complex web site environments managing tens of millions to over 100 million hits per day.

     Strategic E-Customer Intelligence Services. We provide strategic analytic consulting services to assist organizations in understanding their e-customers and developing e-metrics that are relevant to their online businesses. We also help companies design web site modifications and develop customized analyses and reports to meet their online business goals.

     We have licensed net.Analysis to over 200 customers. Our customers include Akamai, Barnes & Noble, BBC News Online, Bell Atlantic, CBS, Charles Schwab, EarthWeb, eBags, Fidelity Investments, Foofoo.com, General Electric, Intraware, Monster.com, PricewaterhouseCoopers, SallieMae, SmarterKids.com, Tavolo, The Gap and Walt Disney. We target Fortune 1000 companies as well as new businesses using the Internet as their primary business channel. We sell our products through our direct sales force and to a lesser extent indirectly through arrangements with systems integrators, original equipment manufacturers and other technology providers.

     Our executive offices are located at 150 CambridgePark Drive, Cambridge, Massachusetts 02140, and our telephone number at that location is (617) 665-9200. Our web site is located at www.netgen.com. Information contained on our web site is not part of this prospectus.

                                  THE OFFERING

Common stock offered by net.Genesis.................          shares
Common stock to be outstanding after this
offering............................................          shares
Use of proceeds.....................................  To fund working capital and other general corporate purposes. See "Use
                                                      of Proceeds."
Proposed Nasdaq National Market symbol..............  NTGX

     The number of shares of common stock to be outstanding after the offering is based on shares outstanding as of December 15, 1999. This number includes 17,156,970 shares that we will issue upon conversion of our outstanding preferred stock upon completion of this offering and 114,458 shares that we expect to issue in connection with the exercise of a warrant before the completion of this offering. It excludes:

     - 279,739 shares issuable upon exercise of other warrants that will remain outstanding after this offering, which have an exercise price of $1.84 per share

     - 2,266,736 shares issuable upon exercise of options outstanding as of December 15, 1999, which have a weighted average exercise price of $1.11 per share

     - 3,800,000 additional shares reserved as of December 15, 1999 for future issuance under our stock-based compensation plans
                            ------------------------------

     Except where we state otherwise, the information we present in this prospectus reflects the automatic conversion of our outstanding preferred stock into common stock upon completion of this offering, amendments to our certificate of incorporation and by-laws to be effective upon completion of this offering and no exercise of the underwriters' option to purchase additional shares in this offering.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following tables summarize the financial data of our business. We have computed the pro forma share information included in the statement of operations data as we describe in note 2 of the notes to our financial statements. The pro forma as adjusted column in the balance sheet data reflects:

     - the conversion of all of our outstanding preferred stock into common stock upon completion of this offering

     - our issuance of shares of common stock upon exercise of a warrant, which we expect will occur before the completion of this offering

     - our sale of           shares of common stock at an assumed initial public
       offering price of $          per share, after deducting estimated
       underwriting discounts and commissions and estimated offering expenses that we will pay

                                                                                      NINE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                     -----------------------------    ------------------
                                                      1996       1997       1998       1998       1999
                                                     -------    -------    -------    -------    -------
STATEMENT OF OPERATIONS DATA:
Revenue:
  Product revenue..................................  $   481    $   845    $   937    $   537    $ 2,272
  Service revenue..................................      102        164        631        430      1,602
                                                     -------    -------    -------    -------    -------
Total revenue......................................      583      1,009      1,568        967      3,874
Gross profit.......................................      359        369        575        555      1,934
Total operating expenses...........................    3,146      3,419      6,459      4,128     11,413
Loss from operations...............................   (2,787)    (3,050)    (5,884)    (3,573)    (9,479)
Net loss...........................................   (2,616)    (3,110)    (5,773)    (3,500)    (9,586)
Dividends and accretion of redeemable preferred
  stock............................................     (118)      (337)      (660)      (411)    (1,300)
Net loss available to common stockholders..........   (2,734)    (3,447)    (6,433)    (3,911)   (10,886)
Basic and diluted net loss available to common
  stockholders per share...........................  $(16.03)   $ (6.08)   $ (8.11)   $ (5.43)   $ (7.11)
Shares used in computing basic and diluted net loss
  available to common stockholders per share.......      171        567        793        721      1,531
Unaudited pro forma basic and diluted net loss per
  common share.....................................                        $ (0.68)              $ (0.65)
Shares used in computing unaudited pro forma basic
  and diluted net loss per common share............                          8,440                14,804

                                                                SEPTEMBER 30, 1999
                                                              ----------------------
                                                                          PRO FORMA
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $15,936
Working capital.............................................   14,787
Total assets................................................   21,150
Long-term portion of capital lease obligations and long-term
  debt......................................................    2,173        2,173
Redeemable convertible preferred stock......................   35,964           --
Total stockholders' equity (deficit)........................  (21,005)

                                  RISK FACTORS

     You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could harm our business, results of operations and financial condition and could result in a complete loss of your investment.

RISKS RELATED TO OUR BUSINESS

  OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO PREDICT OUR FUTURE OPERATIONS

     Although we were formed in 1994, our current business operations have a limited history. We introduced the first version of our net.Analysis software in January 1996 and recorded our first revenue from this product and related services in February 1996. To date, we have generated only limited amounts of revenue from the sale of net.Analysis and related products and services. Accordingly, you have limited information about our company with which to evaluate our business and prospects. Before buying our common stock, you should consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, particularly those companies whose business depends on the Internet.

 WE HAVE A HISTORY OF LOSSES, EXPECT TO INCUR SUBSTANTIAL LOSSES AND NEGATIVE OPERATING CASH FLOWS AND MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY IN THE FUTURE

     We have not achieved profitability since 1994. We expect to continue to incur substantial losses for the foreseeable future and may never become profitable. We incurred net losses of $2.6 million in 1996, $3.1 million in 1997, $5.8 million in 1998 and $9.6 million in the nine months ended September 30, 1999. As a result of ongoing operating losses, we had an accumulated deficit of $23.8 million at September 30, 1999. As we grow our business, we expect operating expenses and capital expenditures to increase significantly, and we expect to continue to incur losses and negative cash flow from operations. As a result, we will need to generate significant revenue to achieve and maintain profitability. We do not believe that we can sustain the percentage rates at which our revenue has grown in recent quarters. We may not be able to sustain or increase profitability or cash flows from operations on a quarterly or annual basis in the future. Our failure to achieve or maintain profitability may materially and adversely affect the market price of our common stock.

 WE EXPECT OUR REVENUE AND RESULTS OF OPERATIONS TO FLUCTUATE. THE MARKET PRICE OF OUR COMMON STOCK WOULD LIKELY FALL IF OUR QUARTERLY RESULTS ARE LOWER THAN THE EXPECTATIONS OF SECURITY ANALYSTS OR STOCKHOLDERS

     We have experienced substantial fluctuations in both our annual and quarterly revenue and results of operations, and we expect those fluctuations to continue for the foreseeable future. We believe the following factors are those most likely to cause our revenue and results of operations to fluctuate:

     - uncertain demand for our products and services

     - unanticipated changes in the market for e-customer intelligence solutions

     - the timing of sales and delivery of our products and services

     - the timing of customer implementations of our products and utilization of our professional services personnel

     - the mix of revenue derived from products and services

     - timing of introductions of new products and services by us or our competitors

     - seasonal trends in our customers' business activity

     - timing of hiring of personnel and changes in productivity of our professional services personnel and direct sales personnel

If our revenue or results of operations fall below the expectations of securities analysts or investors, the market price of our common stock would likely fall, and you could lose some or all of your investment. We budget our expenses in part according to the revenue we forecast. A significant percentage of our expenses, particularly salaries and rent, are relatively fixed. As a result, if our revenue falls below our expectations, we may be unable to curtail our expenses quickly enough to avoid losses greater than expected. As a result, our results of operations may be volatile and difficult to predict. We do not believe that period-to-period comparisons of our revenue and operating results are necessarily meaningful. You should not rely on the results of one quarter as an indication of future performance.

  MOST OF OUR REVENUE EACH QUARTER IS DERIVED FROM A SMALL NUMBER OF LARGE ORDERS. IF WE FAIL TO COMPLETE ONE OR MORE LARGE ORDERS IN ANY QUARTER, OUR REVENUE COULD BE SIGNIFICANTLY LOWER THAN EXPECTED

     We derive a significant portion of our revenue in each quarter from a small number of large orders. Our quarterly operating results would be adversely affected if we were unable to complete one or more large orders in any quarter. For example, during 1998 we had two customers that each accounted for more than 10% of our total revenue. Moreover, during six of the last seven quarters, we had at least one customer that accounted for between 15% and 25% of total orders in each of those quarters.

  OUR SALES CYCLES ARE LONG AND UNPREDICTABLE, MAKING IT DIFFICULT TO FORECAST OUR REVENUES AND BUDGET OUR EXPENSES

     Our sales cycles are long and unpredictable because we generally need to educate potential customers about the benefits of e-customer intelligence solutions. In addition, we believe that, for many of our potential customers, the purchase of our solution can represent a significant portion of their web site budget and a substantial commitment of personnel resources. As a result, we experience widely varying sales cycles that typically range from two to six months. Our long and varying sales cycles make it difficult to predict the quarter in which particular sales may occur and, therefore, to forecast our revenue and budget our expenses. Moreover, we believe that, as our business develops, a significant portion of our sales will increasingly fall within the last month of a quarter, making it difficult to predict revenue until late in the quarter and to adjust expenses accordingly.

  ALL OF OUR REVENUE IS DERIVED FROM OUR NET.ANALYSIS SOFTWARE AND RELATED PRODUCTS AND SERVICES, AND ANY DECLINE IN DEMAND FOR THAT PRODUCT OR RELATED PRODUCTS AND SERVICES WOULD SERIOUSLY HARM OUR BUSINESS

     Since 1996, our net.Analysis software and related products and services have accounted for all of our revenue. We anticipate that sales of our net.Analysis software and related products and services will continue to account for substantially all of our revenue for the foreseeable future. Consequently, any decline in the demand for our net.Analysis software, or its failure to achieve and maintain market acceptance, would seriously harm our business.

  WE FACE INTENSE COMPETITION, AND IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, WE COULD EXPERIENCE REDUCED DEMAND FOR OUR PRODUCTS AND SERVICES, PRICE REDUCTIONS AND REDUCED GROSS MARGINS FOR OUR PRODUCTS AND SERVICES, ANY OF WHICH WOULD SERIOUSLY HARM OUR BUSINESS

     Even though the market for e-customer intelligence solutions and web site analysis software is immature, it is already intensely competitive, fragmented, evolving and subject to rapid technological change. We expect competition to intensify in the future. Increased competition could result in reduced demand for our products and services, price reductions and reduced gross margins for our products and services, any of which could seriously harm our business. For a discussion of our primary competitors, see "Business -- Competition."

     We may not be able to compete successfully against current and future competitors. Many of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. They have significantly greater name recognition and a larger installed base of customers than we have. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of our target markets. As a result, our competitors may be able to respond more quickly to evolving industry standards and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than we can. In the past, we have lost potential customers to competitors for various reasons and may continue to do so. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. In addition, companies marketing Internet applications that are currently complementary to our products could incorporate into their products enhanced analytic and reporting functionality that could adversely affect demand for our solution. We also expect that industry consolidation will increase competition. For example, Accrue recently acquired Marketwave and announced its acquisition of NeoVista, and as a result can offer a wider selection of products to its customers. Accordingly, it is possible that new competitors or alliances among our competitors may emerge and rapidly acquire significant market share.

  OUR ABILITY TO INCREASE REVENUE DEPENDS ON EXPANDING OUR DIRECT SALES FORCE, WHICH MAY BE DIFFICULT BECAUSE OF THE SHORTAGE OF QUALIFIED SALES PERSONNEL AND BECAUSE IT TAKES TIME FOR NEW HIRES TO BECOME PRODUCTIVE

     If we are unable to significantly expand our direct sales force, we may not increase our market share or revenue, which could seriously harm our business. To date, we have derived the substantial majority of our revenue from the efforts of our direct sales force. We believe we must increase the size of our direct sales force in order to increase revenue. Competition for qualified sales personnel is intense, and we may not be able to hire a sufficient number of sales people with the skills we need. Moreover, the technical nature of our products lengthens the time it takes for our new sales people to become productive, typically three to six months. This lag in productivity may make it more difficult to meet our sales growth targets. Further, we may not generate sufficient sales to offset the increased expense resulting from growing our sales force, and we may be unable to manage a larger sales force.

  IF WE ARE UNABLE TO EXPAND OUR INDIRECT SALES CHANNELS, WE MAY NOT MAINTAIN OR INCREASE OUR MARKET SHARE OR REVENUE, WHICH COULD SERIOUSLY HARM OUR BUSINESS

     Our strategy includes developing relationships with a variety of Internet-oriented systems integrators, resellers, original equipment manufacturers and application service providers in the United States and abroad to augment the efforts of our direct sales force. These third parties may not succeed in marketing or selling our products and services. We have little or no control over the activities of these third parties, and poor performance by any of them could injure our reputation, create liabilities for us and seriously harm our business. These third parties may also market and sell competing products and services, which could adversely affect sales of our products and services. We may be unable to effectively manage potential conflicts among these third parties. Our reliance on these third parties may also increase our credit risks because we effectively bear the risk of non-payment by both the third parties and their customers. Any failure by these parties to pay for our products and services in a timely manner could have a material adverse effect on our business, cash flows and financial condition.

  OUR FAILURE TO UPGRADE OUR PRODUCTS AND INTRODUCE NEW PRODUCTS TO MEET MARKET REQUIREMENTS WOULD SERIOUSLY AFFECT OUR REVENUES AND HARM OUR BUSINESS

     If we are unable to upgrade our current products and introduce new products and services to meet new technological innovations or demands of online businesses, we could lose current and potential customers, which would adversely affect our revenue and harm our business. The market for our products experiences rapid technological change, frequent new product introductions, Internet-related technology enhancements, uncertain product life cycles, and changes in customer requirements and preferences. The growth of the Internet and intense competition in our industry exacerbate these market characteristics. For example, if we do not continue to upgrade our products to handle the increasing traffic on our customers' web sites, demand for our solutions could diminish. Similarly, widespread adoption of technology that enables web site visitors to conceal their web site activities could seriously impair the functionality and usefulness of our products. Moreover, in developing our products, we make assumptions regarding the industry standards and technologies that our customers and competitors will adopt. If we choose to support standards or technologies that the industry does not adopt, market acceptance of our products may be significantly reduced or delayed. Upgrading or developing our technology poses complex technical challenges and requires substantial expenditures and lead times. We have experienced delays in releasing new and enhanced products and may experience similar delays in the future. Any delays in developing and releasing our new or enhanced products, or decisions by potential customers to defer purchases in anticipation of new products or releases by us or our competitors, could seriously harm our business.

  IF WE FAIL TO CONTINUE TO GENERATE REVENUE FROM OUR CURRENT CUSTOMERS, OUR BUSINESS WILL BE SERIOUSLY HARMED

     Our failure to continue to sell products and services to our existing customers could seriously harm our business. In 1998, we derived approximately 48% of our total revenue from sales of products and services to customers that had made purchases from us before 1998. We expect to continue to derive a significant portion of our revenue from our existing customers. Our ability to retain our customers will depend on a variety of factors, including the analytic capabilities, scalability, openness, reliability and cost-effectiveness of our products and services as well as our ability to effectively market our products and services. If we fail to generate repeat and expanded business from our current customers, our operating results would be seriously harmed.

  THE EXPANSION OF OUR BUSINESS HAS PLACED, AND CONTINUES TO PLACE, A SIGNIFICANT STRAIN ON OUR MANAGEMENT, OPERATING INFRASTRUCTURE AND RESOURCES AND COULD SERIOUSLY HARM US

     Our failure to properly manage the expansion of our business could seriously harm us. We have recently experienced a period of significant and rapid expansion of our business that has placed, and continues to place, a significant strain on our management, operating infrastructure and resources. For example, several members of our management team joined us in 1999. From December 15, 1998 to December 15, 1999, the number of our employees grew from 59 to 147, and we plan to continue to expand our business by hiring additional personnel. To the extent that our business continues to grow rapidly, we must, among other measures, implement and improve on a timely basis our operating infrastructure, including our administrative, financial, customer service and operational systems, procedures and controls. In the near future, we plan to implement new software systems for enterprise resource planning and human resources management, including payroll and benefits. We could be seriously harmed if our current and anticipated personnel, systems, procedures and controls are inadequate to support our future operations, or if we are unable to complete the necessary improvements to our systems, procedures and controls on a timely basis.

  IF WE LOSE THE SERVICES OF OUR CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER OR OTHER MEMBERS OF OUR SENIOR MANAGEMENT TEAM, OUR BUSINESS COULD SUFFER

     Our future success depends on the continued service of our senior management and other key personnel. In particular, we rely on the continued services of Lawrence S. Bohn, our President and Chief Executive Officer, John Delea, our Chief Financial Officer and Vice President of Finance and Administration, Eric Richard, a founder and our Chief Technology Officer, and Matthew Cutler, a founder and our Chief E-Business Intelligence Officer. The loss of the services of one or more of these individuals or any other key personnel could result in reduced sales, delays in new product development, decreased customer satisfaction, a reduction of management resources and other injury to our ability to achieve our business objectives. None of our key personnel is bound by a long-term employment agreement with us, and we do not intend to maintain any life insurance to compensate us for the loss of any of our key personnel.

  BECAUSE THERE IS INTENSE COMPETITION FOR QUALIFIED PERSONNEL IN OUR INDUSTRY, WE MAY NOT BE ABLE TO RECRUIT OR RETAIN THE PERSONNEL WE NEED, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO ACHIEVE OUR BUSINESS OBJECTIVES

     Our ability to achieve our business objectives could be adversely affected if we cannot identify, attract, hire, train, retain and motivate a substantial number of additional personnel. In particular, we are seeking to hire highly skilled systems engineers and other technical and engineering personnel, sales personnel, and employees for our professional services organization. Because of the technical nature of our products, it typically takes several months to train our professional service personnel to provide services effectively. If we are unable to expand and train our professional services staff to meet customer demand for our services, our business could be seriously harmed. Our headquarters is located in the metropolitan Boston, Massachusetts area, and competition for qualified personnel in this area, as well as the other areas where we need personnel, is intense. Competition is particularly strong for qualified systems engineers and other software development and technical personnel. Many other employers are able to offer significantly more attractive compensation and benefits than we do. We may be unable to recruit and retain the personnel we need. Our business would be seriously harmed if we are unable to retain our existing employees or to hire the other highly qualified personnel we need.

  IF THIRD-PARTY SOFTWARE THAT WE USE IN OUR PRODUCTS CEASES TO BE AVAILABLE, OUR BUSINESS COULD BE SERIOUSLY HARMED

     We integrate third-party software to provide some of the functionality of our software. If we cannot maintain licenses to key third-party software, shipments of our products could be delayed until we can develop or license equivalent software and integrate it into our products, which could seriously harm our business. Our license agreements with the vendors of this software usually have a short term, and the vendors may choose not to renew our licenses. Among other third-party software, we license software for chart creation from Soft-tek International and software for database tools from RogueWave Software.

  IF WE FAIL TO SUCCESSFULLY PROMOTE OUR CORPORATE AND PRODUCT BRAND NAMES, OR IF WE INCUR SIGNIFICANT EXPENSES PROMOTING AND MAINTAINING OUR BRANDS, OUR BUSINESS COULD BE HARMED

     As competition in the market for our products increases, we believe the importance of brand name recognition will increase. Our failure to achieve and maintain widespread recognition of our corporate and product brand names may limit our sales opportunities, which could limit our market share and seriously harm our long-term business prospects. Successfully promoting and positioning our corporate and product brands will depend largely on the effectiveness of our marketing efforts and our ability to develop reliable and useful products at competitive prices. We may find it necessary to accelerate expenditures on our sales and marketing efforts or otherwise increase our financial commitment to creating and maintaining brand awareness among potential customers. If we fail to successfully promote and maintain our brand or incur significant expenses in promoting our brand, our business, results of operations and financial condition could be materially and adversely affected.

  IF WE ARE UNABLE TO OBTAIN ADDITIONAL CAPITAL AS NEEDED IN THE FUTURE, OUR BUSINESS MAY BE ADVERSELY AFFECTED AND THE MARKET PRICE FOR OUR COMMON STOCK COULD BE SIGNIFICANTLY REDUCED

     We currently anticipate that our available cash resources combined with the net proceeds from this offering will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next 12 months. We may need to raise additional debt or equity capital, however, to fund more rapid expansion of our operations and promotion of our corporate and brand names, to enhance our products and services, or to acquire complementary products, services, businesses or technologies. We have raised capital through the issuance of debt or equity securities three times since June 1998. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock, including shares of common stock sold in this offering. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If adequate funds are not available on terms favorable to us, our business, results of operations and financial condition could be materially and adversely affected.

  WE MAY NEED TO ACQUIRE COMPLEMENTARY PRODUCTS, SERVICES, BUSINESSES OR TECHNOLOGIES TO REMAIN COMPETITIVE. ACQUISITIONS MAY BE UNAVAILABLE TO US OR MAY EXPOSE US TO RISKS THAT COULD NEGATIVELY AFFECT OUR OPERATING RESULTS

     We believe our customers will increasingly demand additional product functionality and features and additional services, and our internal resources may be inadequate to meet those demands on a timely basis. As a result, we may need to acquire products, services, businesses, technologies or other capabilities in order to remain competitive. Our failure to meet customer demands could seriously harm our business. We may be unable to successfully identify or acquire on commercially reasonable terms the products, services, businesses, technologies or capabilities that we need. Many of our competitors have greater financial resources and more well-established industry relationships than we do, and may therefore compete more effectively for acquisition opportunities. If we make an acquisition, we may be exposed to additional risks that could seriously harm our business, including the following:

     - acquired products, services, technologies and capabilities may not meet customer needs or may not achieve or sustain widespread market acceptance

     - we may encounter difficulties in assimilating acquired products, services, businesses, technologies and capabilities with our existing products, services, technologies and capabilities

     - we may encounter difficulties in integrating the personnel and operations of an acquired company with our personnel and operations

     - acquired products, services, businesses, technologies and capabilities may result in decreased revenue from our existing products and services

     Acquisitions could disrupt our ongoing business, distract our employees, increase our expenses and adversely affect our results of operations. We could issue equity securities to pay for an acquisition, which could dilute the equity interests of our existing stockholders. In addition, acquisitions may involve investment-related or other charges and amortization of acquired technology, goodwill and other intangible assets, which may adversely affect our results of operations.

  FUTURE EXPANSION OF OUR INTERNATIONAL OPERATIONS WILL REQUIRE SIGNIFICANT MANAGEMENT ATTENTION AND FINANCIAL RESOURCES AND OUR EFFORTS TO EXPAND INTERNATIONALLY MAY NOT SUCCEED

     We intend to expand our international operations and international sales and marketing efforts. We have limited experience in developing localized versions of our software products and in marketing, selling and distributing our solutions internationally. To date, our only offices outside the United States are located in London, England. To successfully expand international sales, we must expand our international operations, recruit additional international sales and support personnel, and expand our international distribution channels. This international expansion strategy will require significant management attention and financial resources, and we may not be successful in implementing our strategy. In particular, because we rely on international resellers, our success in international markets will depend to a significant degree on the success of those resellers and their willingness to dedicate resources to the sale of our products and services. International sales are subject to other inherent risks, such as:

     - compliance with multiple, conflicting and changing governmental laws and regulations

     - the existence of protectionist laws and business practices that favor local competition

     - longer sales and collection cycles, including difficulties obtaining and enforcing judgments against delinquent customers

     - foreign currency exchange rate fluctuations

     - difficulties in managing and staffing distant foreign operations

     - reduced protection for intellectual property rights in some countries

     - import and export licensing requirements

     - impact of recessions in economies outside the United States

     - seasonal reductions in business activity

     - political and economic instability

Our failure to manage these risks adequately could seriously harm our business.

  OUR BUSINESS AND PROSPECTS WOULD SUFFER IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS

     Our success depends in large part on our intellectual property, particularly our software. If we fail to successfully enforce our intellectual property rights, other companies might copy our technology or introduce products or services that compete with ours. This could reduce our revenues and weaken our competitive position. We rely solely on a combination of copyright, trademark and trade secrets law, assignment of invention and confidentiality agreements, confidentiality procedures and licensing arrangements to establish and protect our intellectual property rights. We have no patents. We have filed a provisional patent application relating to our net.Activator technology. We have registered the trademark net.Genesis in the United States and claim trademark rights in CartSmarts, Design for Analysis, HTML Reporter, net.Activator, net.Analysis, net.Analysis DataStore, net.Dashboard, net.Instrument, net.Reporter, net.Stream and ReportSite. Our efforts to protect our intellectual property may be inadequate. Existing trade secret, copyright and trademark laws offer only limited protection. In addition, the laws of some foreign countries where we market our products and services do not protect intellectual property rights to the same extent as do the laws of the United States. We may be required to spend significant resources to monitor infringement of and enforce our intellectual property rights.

     Third parties could copy or otherwise obtain and use our products or technology without our authorization. They could also independently develop similar technology that may infringe our intellectual property rights. We may not be able to detect infringement and may lose our competitive position in the market before we do so. Competitors may also design around our technology or develop competing technologies. If this occurs, our business and prospects would be materially and adversely affected.

  OTHERS MAY BRING INFRINGEMENT CLAIMS AGAINST US WHICH COULD HARM OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     Reliance on intellectual property rights is pervasive in our industry, and we expect that as competition intensifies, companies will continue to pursue vigorous enforcement of their intellectual property rights through litigation and other means. As a result, third parties may claim that our products or services infringe their intellectual property rights. Any such claim could seriously harm our business, results of operations and financial condition. We have not performed a comprehensive analysis of patents that may limit our ability to do business. An increasing number of companies are seeking and obtaining patents regarding methods of doing business on the Internet, and valid patents may have been issued or may in the future be issued that apply to our methods of doing business. Defending any claim of intellectual property infringement, regardless of merit, is expensive and time-consuming and may distract our management's attention away from our business. As a result of any claim or anticipated claim, we may agree or be forced to:

     - pay substantial damages

     - cease selling or using products and services that incorporate the infringed intellectual property

     - obtain a license for the infringed intellectual property, which might not be available on commercially reasonable terms or which could adversely affect our results of operations and financial condition

     - attempt to modify our products and services to avoid infringing others' intellectual property rights, which we might be unable to do at all or quickly enough to prevent serious harm to our competitive position in the market

  WE MAY BE ADVERSELY AFFECTED BY UNEXPECTED YEAR 2000 ISSUES

     Unexpected "year 2000" issues may harm our business. The year 2000 issue refers generally to the problems that some software may have in determining the correct century for the year. This inability to determine the correct century may result in system failures or erroneous results. Our review of our software products, embedded software applications, material internal software systems and non-information technology systems may not have been adequate to identify year 2000 issues that may affect our business. Any errors or defects in our products could result in delay or loss of revenue, diversion of development resources, damage to our reputation, increased service and warranty costs, or legal liabilities, any of which could seriously harm our business. We may incur substantial expenses attempting to cure any year 2000 problems we encounter. Moreover, year 2000 issues may adversely affect the Internet or the operations of our customers and suppliers, which could have similarly adverse results. We do not have a contingency plan for unexpected year 2000 issues.

  IF OUR SOFTWARE PRODUCES INACCURATE INFORMATION ABOUT THE ONLINE CUSTOMER BEHAVIOR AND TRANSACTIONS WE TRACK OR DISRUPTS THE FUNCTIONING OF OTHER APPLICATIONS, WE MAY EXPERIENCE CUSTOMER DISSATISFACTION, LOSS OF CUSTOMERS, OR BOTH, AND BE EXPOSED TO LAWSUITS

     The failure of our products to provide accurate information concerning web site visitor behavior could result in adverse publicity, loss of or delay in market acceptance and claims by customers against us, any of which could seriously harm our business, results of operations and financial condition. Software often contains defects, particularly when first introduced or updated, which can adversely affect performance or result in inaccurate data. We may not discover software defects that adversely affect our products until after they are deployed. Moreover, our products typically become incorporated in our customers' online business technology infrastructure, which vary greatly in composition and complexity. As a result, we cannot anticipate and plan for the configuration of every customer's technology infrastructure, and our products may not work properly in every installation or may disrupt the proper functioning of other applications within that infrastructure. Accordingly, customers may discover errors or flaws in our products. Our license agreements typically contain provisions that attempt to limit our liability, but these provisions may not be enforceable in all circumstances. In some circumstances, we may be liable for damages caused by those errors, which could seriously harm our business. We carry only limited amounts of product liability insurance, which may be insufficient to protect us from any losses we suffer.

RISKS RELATED TO OUR INDUSTRY

  IF THE INTERNET FAILS TO GROW AS A MEDIUM FOR COMMUNICATION AND ELECTRONIC COMMERCE, OUR FUTURE REVENUE AND BUSINESS PROSPECTS WOULD BE MATERIALLY AND ADVERSELY AFFECTED

     Our future revenue and business prospects depend in part on a significant increase in the use of the Internet as a medium for communication and electronic commerce. The Internet is still emerging as a channel for selling goods and services to consumers and businesses. Further, Internet advertising and marketing is new and rapidly evolving, and it cannot yet be compared with traditional advertising media or marketing programs to gauge its effectiveness. Our business and prospects will be materially and adversely affected if the Internet does not become accepted as a medium for purchasing goods and services online or for advertising and marketing.

  WE PARTICIPATE IN THE UNPROVEN MARKET FOR E-CUSTOMER INTELLIGENCE SOLUTIONS, WHICH MAKES THE DEMAND FOR OUR PRODUCTS UNCERTAIN

     The market for e-customer intelligence products and services is in an early stage of development and may not continue to grow. Accordingly, the demand for our products is uncertain. Many companies in our target markets are unaware that e-customer intelligence solutions such as ours are available or beneficial and may choose to allocate their resources elsewhere, including internally developed e-customer intelligence capabilities. Moreover, many companies may continue to rely on traditional offline customer intelligence methods. In order for us to be successful, our potential customers must recognize the value of and decide to invest in e-customer intelligence solutions, and, in particular, adopt our solution. Any failure of this market to continue to develop would seriously harm our business.

  WE DEPEND ON THE CONTINUED VIABILITY OF THE INTERNET INFRASTRUCTURE

     Our business depends upon the development and maintenance of a viable Internet infrastructure. The current Internet infrastructure may be unable to support an increased number of users, greater frequency of use or increases in the bandwidth requirements of users. The timely development of products such as high-speed modems and communications equipment will be necessary to continue reliable Internet access. In addition, the Internet has experienced outages and delays as a result of damage to portions of its infrastructure. Outages and delays, including those resulting from year 2000 problems, could adversely affect our customers' web sites and third-party web applications and the willingness of our current and potential customers to use our e-customer intelligence solutions. Even if the necessary infrastructure or technologies are developed, we may have to spend considerable resources to adapt our offerings accordingly. In addition, the effectiveness of the Internet may decline due to delays in the development or adoption of new standards and protocols designed to support increased levels of activity. If new standards or protocols are developed, we may be required to incur substantial expenditures to adapt our products. Any of these events could seriously harm our business.

  THE FUNCTIONALITY OF OUR PRODUCTS COULD BE LIMITED BY THE PRIVACY CONCERNS OF ONLINE COMMERCE PARTICIPANTS AND GOVERNMENT REGULATORY REQUIREMENTS, WHICH COULD SERIOUSLY HARM OUR BUSINESS

     Web sites typically capture information about the preferences and demographics of online users each time a user visits the web site or volunteers information in response to survey or other questions. Our net.Analysis software product enables organizations to analyze and use this customer information for their business purposes, including marketing campaigns and customer solicitations. Privacy concerns may cause web site visitors to resist providing personal data, to avoid web sites known to collect data on visitor behavior and to take other steps to prevent the involuntary collection of personal data, all of which would impair the effectiveness of our products and could seriously harm our business. Moreover, even the perception of privacy concerns may indirectly inhibit market acceptance of our products or services. If customer privacy concerns are not adequately addressed, our business could be seriously harmed.

     In addition, federal, state, local or foreign governments or agencies have adopted and may in the future adopt legislative or regulatory requirements designed to protect individual privacy on the Internet. For example, the United States' Children's Online Privacy Act, which took effect in October 1999, imposes new obligations on all online businesses that target children under the age of 13 and other requirements on all businesses engaged in online commerce to protect the privacy of children under the age of 13. In addition, the European Union has adopted a directive addressing data privacy that may result in limitations on the collection and use of specific personal information regarding Internet users. Developments like these may significantly impair the growth or evolution of the Internet and online commerce. As a result, the demand for products like net.Analysis may not grow as anticipated. This could seriously harm our business.

  IF GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES RELATED TO DOING BUSINESS ON THE INTERNET CAUSE A DECLINE IN E-COMMERCE AND INTERNET ADVERTISING AND MARKETING, OUR BUSINESS AND PROSPECTS COULD BE MATERIALLY AND ADVERSELY AFFECTED

     Laws and regulations directly applicable to Internet communications, commerce and marketing are becoming more prevalent. If any of these laws hinders the growth in use of the Internet generally or decreases the acceptance of the Internet as a medium for communication, commerce and marketing, our business and prospects may suffer materially. The United States Congress has enacted Internet laws regarding children's privacy, copyrights and taxation. Other laws and regulations may be adopted covering issues such as user privacy, pricing, content, taxation and quality of products and services. State and foreign governments might attempt to regulate Internet transmissions or levy sales or other taxes relating to Internet activity. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising and marketing services. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet.

  INCREASED LIMITATION OR ABOLITION OF THE USE OF COOKIES COULD LIMIT OUR ABILITY TO COLLECT DATA, IMPAIR THE EFFECTIVENESS OF OUR SOLUTION AND REQUIRE PRODUCT MODIFICATIONS, ANY OF WHICH COULD SERIOUSLY HARM OUR BUSINESS

     The passage of laws limiting or abolishing the use of cookies could seriously harm our business. A cookie is information created by a web server that is stored on an end-user's computer, often without the user's knowledge, that can be used to track and record the user's online behavior and profile. Cookies generally may be removed or disabled by the user. Our products capture some data with cookies to identify unique user information and preferences. Some countries have imposed laws limiting the use of cookies, and a number of commentators, advocates and governmental bodies in the United States and other countries have urged passage of laws limiting or abolishing the use of cookies. If these laws were passed, we would have to disable certain data collection features of our products, which would reduce their usefulness to our customers, and we might be unable to develop alternative methods to gather data currently obtained with cookies. Even if we could develop those methods, the development could involve significant expenses and might not occur in time to prevent damage to our competitive position.

RISKS RELATED TO THIS OFFERING AND OWNERSHIP OF OUR COMMON STOCK

  FOLLOWING THE OFFERING, TRADING IN OUR COMMON STOCK MAY BE LIMITED AND YOU MUST BE ABLE TO WITHSTAND A POSSIBLE LOSS OF YOUR INVESTMENT

     This is our initial public offering. A public market for trading our common stock has not existed before this offering. Although this offering will result in a public trading market for our common stock, we do not know how liquid the market for our stock will be. The price of the common stock being sold in this offering will be determined through negotiations between the underwriters and us. If you purchase common stock in this offering, you may not be able to resell such stock at or above the price you paid.

  THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THIS OFFERING

     The market price of our common stock after this offering may vary from its initial public offering price. Fluctuations in market price and volume are particularly common among securities of Internet and other technology companies. As a result, you may be unable to sell your shares of common stock at or above the initial offering price. The market price of our common stock may fluctuate significantly in response to the following factors, some of which are beyond our control:

     - general fluctuations in stock market prices and volume, which are particularly common among highly volatile securities of software and Internet-related companies like ours

     - variations in our quarterly operating results

     - changes in securities analysts' estimates of our financial performance

     - changes in market valuations of similar companies

     - announcements by us or our competitors of significant products, contracts, acquisitions or strategic partnerships

     - additions or departures of key personnel

  WE COULD BE THE SUBJECT OF SECURITIES CLASS ACTION LITIGATION DUE TO FUTURE STOCK PRICE VOLATILITY

     The stock market in general, and market prices for the securities of Internet-related companies like ours in particular, recently have experienced extreme volatility that often has been unrelated to the operating performance of the underlying companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating performance. Recently, when the market price of a stock has decreased rapidly, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, our defense of the lawsuit could be costly and divert the time and attention of our management.

 SUBSTANTIAL SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO DECLINE

     Sales of a substantial number of shares of common stock after this offering, or the perception that sales could occur, could adversely affect the market price of the common stock. On completion of this offering, we will have shares of common stock outstanding and 2,546,475 shares subject to
outstanding options and warrants. In general, the           shares sold in this
offering will be freely tradable without restriction or further registration under the federal securities laws.

The remaining 21,452,826 shares of common stock outstanding on completion of the offering will be "restricted securities" as that term is defined in Rule 144. Our directors, executive officers and most other stockholders have executed lock-up agreements that limit their ability to sell common stock. These stockholders have agreed not to sell or otherwise dispose of any shares of common stock for a period of 180 days after the date of this prospectus without the prior written approval of Hambrecht & Quist LLC, which could be given at any time. When the lock-up agreements expire or are terminated, most of the restricted securities will become eligible for sale.

 MANAGEMENT COULD APPLY THE PROCEEDS OF THIS OFFERING TO USES THAT DO NOT INCREASE OUR MARKET VALUE OR IMPROVE OUR OPERATING RESULTS

     We will use our net proceeds from this offering for general corporate purposes and working capital. We have not reserved or allocated the net proceeds for any specific purpose, and we cannot state with certainty how our management will use the net proceeds. Accordingly, our management will have considerable discretion in applying the net proceeds. We may use the net proceeds for purposes that do not result in any increase in our results of operations or market value.

 OUR DIRECTORS AND MANAGEMENT WILL COLLECTIVELY CONTROL OVER   % OF OUR
 OUTSTANDING COMMON STOCK

     Immediately after this offering, our directors and executive officers and
their affiliates will collectively control approximately   % of our outstanding
common stock. As a result, these stockholders, if they act together, will be able to influence our management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of our company and might adversely affect the market price of our common stock.

 ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY

     Provisions of our certificate of incorporation and by-laws may discourage, delay or prevent a merger, acquisition or change of control that a stockholder may consider favorable. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

     - authorizing the issuance of "blank check" preferred stock

     - providing for a classified board of directors with staggered, three-year terms

     - providing that directors may only be removed for cause by a two-thirds vote of stockholders

     - limiting the persons who may call special meetings of stockholders

     - prohibiting stockholder action by written consent

     - establishing advance notice requirements for nominations for election to the board of directors and for proposing matters to be submitted to a stockholder vote

     Delaware law may also discourage, delay or prevent someone from acquiring or merging with our company or obtaining control of our company.

 INVESTORS IN THIS OFFERING WILL PAY A MUCH HIGHER PRICE THAN THE BOOK VALUE OF OUR COMMON STOCK

     The initial public offering price per share of our common stock is $
higher than the pro forma net tangible book value per share of our common stock, based on an assumed public offering
price of $       per share. As a result, investors purchasing common stock in this offering will incur immediate and substantial dilution. In the past, we issued options and warrants to acquire common stock at prices significantly below the assumed initial public offering price per share. To the extent these outstanding options and warrants are ultimately exercised, there will be further dilution to investors.

 THE FORWARD-LOOKING STATEMENTS WE MAKE IN THIS PROSPECTUS MIGHT PROVE INACCURATE. AS A RESULT, OUR ACTUAL RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED IN THE FORWARD-LOOKING STATEMENTS

     Some of the statements we make in this prospectus are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or similar terminology. These statements involve known and unknown risks and uncertainties that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. We cannot guarantee any future results, levels of activity, performance or achievements. Moreover, neither we nor anyone else assumes responsibility for the accuracy and completeness of these statements. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus.

     This prospectus contains various third-party data and estimates related to our business and the Internet, including those relating to revenue generated by e-commerce and the size of the Internet commerce software applications market. These data and estimates have been included in studies published by independent market research firms. The estimates are based on surveys, financial reports and models used by these firms, as well as a number of assumptions regarding the growth of e-commerce and the Internet. If the underlying data or one or more of the assumptions contained in these studies turn out to be incorrect, actual results or circumstances may be materially different from the estimates included in this prospectus.

                                USE OF PROCEEDS

     We estimate that the net proceeds from our sale of the
shares of common stock we are offering will be approximately $ million, based on an assumed initial public offering price of $ per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses
that we will pay. Our estimated net proceeds will be $                 million
if the underwriters fully exercise their over-allotment option.

     We intend to use our net proceeds for working capital and other general corporate purposes, which may include acquisitions of businesses, products and technologies that are complementary to our business. Although we have evaluated possible acquisitions from time to time, we currently have no commitments or agreements to make any acquisitions and we cannot assure you that we will make any acquisitions in the future. Pending those uses, we intend to invest the net proceeds in U.S. government securities and other short-term, investment-grade, interest-bearing instruments or high-grade corporate notes.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain any earnings to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account our financial condition, operating results, cash needs and growth plans. Our agreement with our lender contains restrictive covenants that generally prohibit us from paying cash dividends, making any distribution on any class of stock or making stock repurchases.

                                 CAPITALIZATION

     The following table summarizes our capitalization as of September 30, 1999:

     - on an actual basis, reflecting a charter amendment filed on December 22, 1999 that increased our authorized number of shares of common stock to 100,000,000

     - on a pro forma as adjusted basis to reflect:

        - the conversion of all of our outstanding preferred stock into common stock upon completion of this offering

        - the issuance of 114,458 shares of common stock upon exercise of a warrant, which we expect will occur before the completion of this offering

        - a charter amendment, to be effective upon completion of this offering, that will, among other things, authorize a class of undesignated preferred stock

        - our sale of           shares of common stock at an assumed initial
          public offering price of $     per share, after deducting estimated
          underwriting discounts and commissions and estimated offering expenses that we will pay

     You should read this table together with our financial statements and related notes appearing elsewhere in this prospectus.

                                                                SEPTEMBER 30, 1999
                                                              -----------------------
                                                                           PRO FORMA
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                  (IN THOUSANDS,
                                                                EXCEPT SHARE DATA)
Long-term portion of capital lease obligations and long-term
  debt......................................................  $  2,173     $  2,173
                                                              --------     --------
Redeemable convertible preferred stock, $0.001 par value;
16,761,457 shares authorized and 16,231,540 issued and
outstanding, actual; no shares authorized, issued or
outstanding, pro forma as adjusted..........................    35,964           --
                                                              --------     --------
Stockholders' equity (deficit):
  Convertible preferred stock, $0.001 par value; 925,430
     shares authorized, issued and outstanding, actual; no
     shares authorized, issued or outstanding, pro forma as
     adjusted...............................................     1,717           --
  Preferred stock (undesignated), $0.001 par value; no
     shares authorized, actual; 5,000,000 shares authorized,
     pro forma as adjusted; no shares issued or
     outstanding............................................        --           --
  Common stock, $0.001 par value; 100,000,000 shares
     authorized; 4,264,919 shares issued and outstanding,
     actual;             shares issued and outstanding, pro
     forma as adjusted......................................         4
  Additional paid-in capital................................     4,447
  Deferred compensation.....................................    (3,818)      (3,818)
  Note receivable from stockholder..........................       (96)         (96)
  Accumulated deficit.......................................   (23,801)     (23,801)
  Accumulated other comprehensive income....................       542          542
                                                              --------     --------
     Total stockholders' equity (deficit)...................   (21,005)
                                                              --------     --------
          Total capitalization..............................  $ 17,132     $
                                                              ========     ========

     The information in the foregoing table excludes:

        - 279,739 shares issuable upon exercise of other warrants outstanding as of September 30, 1999, which have an exercise price of $1.84 per share

        - 1,798,812 shares issuable upon exercise of options outstanding as of September 30, 1999, which have a weighted average exercise price of $0.48 per share

        - 701,578 additional shares reserved as of September 30, 1999 for future issuance under our 1995 Stock Option Plan

                                    DILUTION

     Our pro forma net tangible book value as of September 30, 1999 was approximately $15.0 million, or $0.70 per share of common stock. Pro forma net tangible book value per share is determined by dividing the amount of our total tangible assets less our total liabilities by the pro forma number of shares of common stock outstanding, after giving effect to the conversion of our outstanding preferred stock and the exercise of a warrant, which we expect will occur before the completion of this offering. After giving effect to our sale
of          shares of common stock at an assumed initial public offering price
of $     per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses that we will pay, our adjusted pro forma net tangible book value as of September 30, 1999 would have been
$          million, or $     per share. This amount represents an immediate
increase in pro forma net tangible book value to our existing stockholders of
$     per share and an immediate dilution to new investors of $     per share.
The following table illustrates this per share dilution:

Assumed initial public offering price per share.............           $
Pro forma net tangible book value per share as of September
30, 1999....................................................  $0.70
  Increase per share attributable to new investors..........
                                                              -----
Adjusted pro forma net tangible book value per share after
  this offering.............................................
                                                                       -----
Dilution per share to new investors.........................           $
                                                                       =====

     If the underwriters exercise their option to purchase additional shares in this offering in full, our adjusted pro forma net tangible book value at
September 30, 1999 would have been $          million, or $     per share,
representing an immediate increase in pro forma net tangible book value to our
existing stockholders of $     per share and an immediate dilution to new
investors of $     per share.

     The following table summarizes as of September 30, 1999, on a pro forma basis after giving effect to the conversion of our outstanding preferred stock and the exercise of a warrant as described above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by our existing stockholders and by new investors, based
upon the assumed initial public offering price of $     per share before
deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

                                     SHARES PURCHASED        TOTAL CONSIDERATION
                                   ---------------------    ----------------------    AVERAGE PRICE
                                     NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                                   ----------    -------    -----------    -------    -------------
Existing stockholders............  21,536,347          %    $37,035,661          %        $1.72
New investors....................
                                   ----------     -----     -----------    ------
     Total.......................                 100.0%                    100.0%
                                   ==========     =====     ===========    ======

     The preceding discussion and tables assume no exercise of any stock options or warrants outstanding as of September 30, 1999, except as stated above. As of September 30, 1999, there were outstanding options to purchase a total of 1,798,812 shares of common stock at a weighted average exercise price of $0.48 per share and warrants, other than that described above, to purchase a total of 279,739 shares of common stock at an exercise price of $1.84 per share. To the extent any of these options or warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

     You should read the following selected financial data in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. We derived the statement of operations data for the years ended December 31, 1996, 1997 and 1998 and the balance sheet data as of December 31, 1997 and 1998 from our financial statements audited by PricewaterhouseCoopers LLP, which appear elsewhere in this prospectus. We derived the statement of operations data for the period from our inception (May 6, 1994) to December 31, 1994 and the year ended December 31, 1995 and the balance sheet data as of December 31, 1994, 1995 and 1996 from our financial statements audited by PricewaterhouseCoopers LLP, which do not appear in this prospectus. We derived the statement of operations data for the nine months ended September 30, 1998 and 1999 and the balance sheet data as of September 30, 1999 from our unaudited financial statements that appear elsewhere in this prospectus. We have prepared our unaudited financial statements on the same basis as our audited financial statements. In the opinion of our management, our unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information in those statements. Our historical results are not necessarily indicative of operating results to be expected in the future.

                                       PERIOD FROM                                               NINE MONTHS
                                        INCEPTION                                                   ENDED
                                      (MAY 6, 1994)          YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                     TO DECEMBER 31,   ------------------------------------   ------------------
                                          1994          1995     1996      1997      1998      1998       1999
                                     ---------------   ------   -------   -------   -------   -------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Product revenue..................       $  --        $  151   $   481   $   845   $   937   $   537   $  2,272
  Service revenue..................          46           140       102       164       631       430      1,602
                                          -----        ------   -------   -------   -------   -------   --------
Total revenue......................          46           291       583     1,009     1,568       967      3,874
                                          -----        ------   -------   -------   -------   -------   --------
Cost of revenue:
  Cost of product revenue..........          --            15       105        91       232        76         99
  Cost of service revenue..........          13            34       119       549       761       336      1,841
                                          -----        ------   -------   -------   -------   -------   --------
Total cost of revenue..............          13            49       224       640       993       412      1,940
                                          -----        ------   -------   -------   -------   -------   --------
Gross profit.......................          33           242       359       369       575       555      1,934
                                          -----        ------   -------   -------   -------   -------   --------
Operating expenses:
  Sales and marketing..............           4           159     1,563     1,271     3,045     1,845      6,068
  Research and development.........          12           327     1,192     1,410     2,266     1,528      3,026
  General and administrative.......           4            78       381       738     1,148       755      2,047
  Stock-based compensation.........          --            --        10        --        --        --        272
                                          -----        ------   -------   -------   -------   -------   --------
Total operating expenses...........          20           564     3,146     3,419     6,459     4,128     11,413
                                          -----        ------   -------   -------   -------   -------   --------

                                       PERIOD FROM                                               NINE MONTHS
                                        INCEPTION                                                   ENDED
                                      (MAY 6, 1994)          YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                     TO DECEMBER 31,   ------------------------------------   ------------------
                                          1994          1995     1996      1997      1998      1998       1999
                                     ---------------   ------   -------   -------   -------   -------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Income (loss) from operations......          13          (322)   (2,787)   (3,050)   (5,884)   (3,573)    (9,479)
Other income (loss)................           1             8       171       (60)      111        73       (107)
                                          -----        ------   -------   -------   -------   -------   --------
Net income (loss)..................       $  14        $ (314)  $(2,616)  $(3,110)  $(5,773)  $(3,500)  $ (9,586)
                                          -----        ------   -------   -------   -------   -------   --------
Dividends and accretion of
  redeemable preferred stock.......          --            --      (118)     (337)     (660)     (411)    (1,300)
                                          -----        ------   -------   -------   -------   -------   --------
Net income (loss) available to
  common stockholders..............       $  14        $ (314)  $(2,734)  $(3,447)  $(6,433)  $(3,911)  $(10,886)
                                          =====        ======   =======   =======   =======   =======   ========
Basic and diluted net income (loss)
  available to common stockholders
  per share........................       $0.59        $(6.46)  $(16.03)  $ (6.08)  $ (8.11)  $ (5.43)  $  (7.11)
                                          =====        ======   =======   =======   =======   =======   ========
Shares used in computing basic and
  diluted net income (loss)
  available to common stockholders
  per share........................          23            49       171       567       793       721      1,531
                                          =====        ======   =======   =======   =======   =======   ========
Unaudited pro forma basic and
  diluted net loss per common
  share............................                                                 $ (0.68)            $  (0.65)
                                                                                    =======             ========
Shares used in computing unaudited
  pro forma basic and diluted net
  loss per common share............                                                   8,440               14,804
                                                                                    =======             ========

                                                                   DECEMBER 31,
                                                    -------------------------------------------   SEPTEMBER 30,
                                                    1994    1995     1996     1997       1998         1999
                                                    ----   ------   ------   -------   --------   -------------
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.........................  $63    $1,413   $  650   $   253   $  2,261     $ 15,936
Working capital...................................    9     1,383    2,449       866      1,688       14,787
Total assets......................................   80     1,522    3,489     1,642      3,866       21,150
Long-term portion of capital lease obligations and
  long-term debt..................................   --         3      112        --         --        2,173
Redeemable convertible preferred stock............   --        --    4,082     5,856     13,566       35,964
Total stockholders' equity (deficit)..............   19     1,454    1,767    (4,712)   (11,081)     (21,005)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis of our financial condition and results of operations together with "Selected Financial Data" and our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We offer e-customer intelligence solutions that enable companies to understand and improve their online businesses. Our flagship software product, net.Analysis, combines information about web site visitor behavior with a company's other online and offline customer data to improve its ability to market, sell and support products, services and content online. We license net.Analysis to customers for a fee and also provide related maintenance and support services. In addition, we provide professional consulting services to assist customers throughout a net.Analysis deployment. These services include analytic consulting, product implementation, application integration, customization of e-customer analysis reporting, training and support.

     From our inception in May 1994 through December 31, 1995, our operations consisted primarily of start-up activities, including raising capital, recruiting personnel, conducting research and development for net.Analysis and several other Internet software product and service offerings that we have since discontinued, establishing the market for our initial products and purchasing operating assets. Since 1995, we have invested in research and development for net.Analysis, building sales channels, expanding marketing activities and developing administrative operations. In January 1996, we began actively marketing our net.Analysis product. To date, we have developed and released four major versions of net.Analysis. We currently have over 200 customers. We market and sell our products primarily through our direct sales force.

     Since 1996, our net.Analysis software and related products and services have accounted for all of our revenue. We anticipate that licensing of net.Analysis and related products and services will continue to account for substantially all of our revenue for the foreseeable future. Consequently, a decline in the price of or demand for our net.Analysis software, or its failure to achieve or maintain market acceptance, would seriously harm our business, financial condition and results of operations.

     We license net.Analysis and our other software products to our customers primarily on a perpetual basis. Our pricing model is based on the number of the customer's managed servers, the platform supported and the number of end users of our software, allowing for additional revenue as a customer's requirements grow. Support and maintenance contracts, which are purchased with initial product licenses and are renewable annually thereafter, entitle customers to telephone, e-mail and web-based support and to routine product upgrades, when and if available. The price for our support and maintenance services is based on a percentage of the then-current list price of the software. Consulting fees for implementation services and training are charged either on a time-and-materials basis or on a fixed-fee basis in the case of packaged services such as our FastPath implementation package.

     We recognize revenues in accordance with Statement of Position (SOP) 97-2, "Software Revenue Recognition," which we adopted in 1998. Our standard license agreement provides for a fee to use the product in perpetuity up to a maximum number of managed servers and end users. Fees from licenses are recognized as revenue when a contract has been executed and the product has been delivered, provided fees are fixed or determinable and collection is probable. Revenue under arrangements where multiple products or services are sold together under one contract is allocated to each element based on their relative fair values, with these fair values being determined using the price charged when that element is sold separately. License fees from software sold together with services are generally recognized upon delivery of the software, provided that the above criteria have been met and the services are not essential to the functionality of any other element of the transaction. In instances where these criteria have not been met, both the license and professional services fees are recognized under the percentage-of-completion method of contract accounting, based upon the proportion of hours expended to total estimated hours at completion. Losses, if any, on fixed-price contracts are recognized when the loss is determined.

     Service revenue consists of fees from professional services and from software maintenance and support. Professional services include analytic consulting, product implementation, application integration, report customization, training and support. We bill professional services fees either on a time-and-materials basis or on a fixed-price schedule. We recognize professional services fees as we perform the services.

     Customers typically purchase maintenance and support agreements annually. Customers purchasing maintenance and support agreements receive routine product upgrades as they become generally available and telephone, e-mail and web-based support. We recognize revenue from maintenance and support agreements ratably over the term of the agreement, typically one year. We record cash receipts from clients and billed amounts due from clients in excess of revenue recognized as deferred revenue. The timing and amount of cash receipts from clients can vary significantly depending on specific contract terms and can therefore have a significant impact on the amount of deferred revenue in any given period.

     Since our inception, we have incurred substantial costs to develop our technology and products, to recruit and train personnel for our engineering, sales and marketing and professional services departments, and to establish our administrative organization. As a result, we have incurred net losses in each fiscal quarter since December 31, 1994 and, as of September 30, 1999, had an accumulated deficit of $23.8 million. We anticipate that our operating expenses will increase substantially in future quarters as we increase sales and marketing operations, develop new distribution channels, fund greater levels of research and development, broaden professional consulting services and support, and improve operational and financial systems. We expect that these operating expenses, as well as anticipated capital expenditures, will constitute a material use of our cash resources. We expect to incur additional losses and continued negative cash flow from operations. We may not achieve or sustain profitability or positive cash flow from operations. You should not rely upon our past operating results as an indication of future performance. While we have experienced significant percentage growth in revenue in recent periods, we have a limited operating history and we do not believe that our recent percentage revenue growth rates are sustainable or indicative of our future revenue growth rates.

     We have recorded deferred stock-based compensation related to grants of stock options. This amount represents the difference between the exercise price of these stock option grants and the amount subsequently determined to be the fair market value of the underlying common stock for financial reporting purposes at the time of grant. Of this amount, we amortized approximately $117,000 in the nine months ended September 30, 1999. We will amortize $3.8 million of stock-based compensation, plus the additional amounts recorded in connection with stock options granted after September 30, 1999, over the remaining vesting periods of the options, generally four years or less, which will affect our reported results of operations through 2003.

RESULTS OF OPERATIONS

     The following table expresses our operating data as percentages of total revenue for each period indicated.

                                                        YEAR ENDED            NINE MONTHS ENDED
                                                       DECEMBER 31,             SEPTEMBER 30,
                                                --------------------------    ------------------
                                                 1996      1997      1998      1998       1999
                                                 ----      ----      ----      ----       ----
STATEMENT OF OPERATIONS DATA:
Revenue:
  Product revenue.............................    82.5%     83.8%     59.7%     55.5%      58.6%
  Service revenue.............................    17.5      16.2      40.3      44.5       41.4
                                                ------    ------    ------    ------     ------
Total revenue.................................   100.0     100.0     100.0     100.0      100.0
                                                ------    ------    ------    ------     ------
Cost of revenue:
  Cost of product revenue.....................    18.0       9.0      14.8       7.8        2.6
  Cost of service revenue.....................    20.4      54.4      48.5      34.8       47.5
                                                ------    ------    ------    ------     ------
Total cost of revenue.........................    38.4      63.4      63.3      42.6       50.1
                                                ------    ------    ------    ------     ------
Gross profit..................................    61.6      36.6      36.7      57.4       49.9
                                                ------    ------    ------    ------     ------
Operating expenses:
  Sales and marketing.........................   268.1     126.0     194.2     191.0      156.6
  Research and development....................   204.5     139.8     144.5     158.1       78.1
  General and administrative..................    65.4      73.2      73.2      78.1       52.9
  Stock-based compensation....................     1.7        --        --        --        7.0
                                                ------    ------    ------    ------     ------
Total operating expenses......................   539.7     339.0     411.9     427.2      294.6
                                                ------    ------    ------    ------     ------
Loss from operations..........................  (478.1)   (302.4)   (375.2)   (369.8)    (244.7)
Other income (loss)...........................    29.3      (5.9)      7.1       7.6       (2.7)
                                                ------    ------    ------    ------     ------
Net loss......................................  (448.8%)  (308.3%)  (368.1%)  (362.2%)   (247.4%)
                                                ======    ======    ======    ======     ======

  Comparison of Nine Months Ended September 30, 1998 and 1999

     Total Revenue. Total revenue increased by $2.9 million, or 301%, to $3.9 million for the nine months ended September 30, 1999 from $1.0 million for the nine months ended September 30, 1998.

     Product Revenue. Product revenue increased by $1.7 million, or 323%, to $2.3 million for the nine months ended September 30, 1999 from $537,000 for the nine months ended September 30, 1998. The growth in product revenue was due primarily to higher unit sales of net.Analysis as a result of increased market awareness of our solution, introductions of new features, increases in both the size and productivity of our sales force, and increased average dollar size of licenses, attributable to larger implementations and price increases. Product revenue as a percentage of total revenue increased to 59% for the nine months ended September 30, 1999 from 55% for the nine months ended September 30, 1998. We anticipate that revenue from licenses of net.Analysis will continue to represent a majority of our revenues in the future. We expect that because of our small historical revenue base, the recent percentage growth rates of our product revenue will not be sustainable in the future.

     Service Revenue. Service revenue increased by $1.2 million, or 273%, to $1.6 million for the nine months ended September 30, 1999 from $430,000 for the nine months ended September 30, 1998. This growth was due primarily to expanded service offerings and greater sales of maintenance contracts associated with higher unit volume and dollar value of sales of net.Analysis licenses. We expect that the recent percentage growth rates of our service revenue will not be sustainable in the future.

     Cost of Product Revenue. Cost of product revenue consists primarily of royalties associated with third-party software embedded in our software products and software product costs, such as user manuals, packaging and media costs. Cost of product revenue increased by $23,000, or 31%, to $99,000 for the nine months ended September 30, 1999 from $76,000 for the nine months ended September 30, 1998. The increase was primarily attributable to higher volumes of product shipped and related third-party royalties. Cost of product revenue as a percentage of product revenue declined to 4% for the nine months ended September 30, 1999 from 14% for the nine months ended September 30, 1998. This decrease was attributable to economies of scale realized as a result of shipping greater quantities of product in the nine months ended September 30, 1999.

     Cost of Service Revenue. Cost of service revenue consists primarily of salaries, benefits and associated overhead costs of our professional services organization. Cost of service revenue increased by $1.5 million, or 448%, to $1.8 million for the nine months ended September 30, 1999 from $336,000 for the nine months ended September 30, 1998. The increase was due primarily to an increased number of personnel in our professional services organization. This growth has required that we invest in hiring and training personnel and building a management and operational infrastructure. This investment has resulted in the cost of service revenue increasing as a percentage of service revenue. Cost of service revenue as a percentage of service revenue increased to 115% for the nine months ended September 30, 1999 from 78% for the nine months ended September 30, 1998. We expect that in dollar amount our cost of service revenue will continue to exceed our service revenue for at least the next several quarters.

     Sales and Marketing Expenses. Sales and marketing expenses consist primarily of personnel costs, including related overhead costs and commissions, as well as travel and entertainment expenses, trade show and other promotional expenses, advertising, and other marketing costs. Sales and marketing expenses increased by $4.2 million, or 229%, to $6.1 million for the nine months ended September 30, 1999 from $1.8 million for the nine months ended September 30, 1998. The increase was primarily due to increased personnel in our sales and marketing departments, and increased marketing communications expenditures associated with product introductions and efforts to create increased awareness of our products and services. Sales and marketing expenses as a percentage of total revenue declined to 157% for the nine months ended September 30, 1999 from 191% for the nine months ended September 30, 1998. We expect that sales and marketing expenses will continue to increase in dollar amount to support marketing programs for new product launches, promotion of awareness of our corporate and brand names, international expansion and increased sales efforts.

     Research and Development Expenses. Research and development expenses consist primarily of salaries, benefits and related overhead costs attributable to our research and development organization, as well as the cost of consultants. Research and development expenses increased by $1.5 million, or 98%, to $3.0 million for the nine months ended September 30, 1999 from $1.5 million for the nine months ended September 30, 1998. The increase was primarily attributable to increased staffing and associated support for software engineers required to expand and enhance our product offerings. Research and development expenditures are charged to operations as incurred. Research and development expenses as a percentage of total revenue declined to 78% for the nine months ended September 30, 1999 from 158% for the nine months ended September 30, 1998. We believe that research and development expenses will continue to increase in dollar amount as we add additional research and development personnel.

     General and Administrative Expenses. General and administrative expenses consist primarily of salaries, benefits and overhead costs associated with our executive, finance, human resource, legal, accounting and internal information system functions. General and administrative expenses increased by $1.3 million, or 171%, to $2.0 million for the nine months ended September 30, 1999 from $755,000 for the nine months ended September 30, 1998. The increase was primarily the result of increased staffing and associated expenses necessary to manage and support our growth. General and administrative expenses as a percentage of total revenue declined to 53% for the nine months ended September 30, 1999 from 78% for the nine months ended September 30, 1998. We expect that general and administrative expenses will continue to increase in dollar amount as we expand our operations and infrastructure to support our planned future growth and transition to operating as a public company.

     Stock-based Compensation. We incurred stock-based compensation expense of $272,000 for the nine months ended September 30, 1999. The expense includes $155,000 related to extension of options in connection with employee severance. It also includes $117,000 for amortization of the deferred expense attributable to the issuance during 1999 of stock options with exercise prices less than the amount subsequently determined to be the fair market value of the underlying stock for financial reporting purposes on the date of grant. These options generally vest over four years or less. The remaining deferred compensation expense of approximately $3.8 million will be amortized over the remaining vesting periods of the options, and will affect periods ending subsequent to September 30, 1999.

     Other Income (Loss). Other income (loss) consists of interest income, interest expense, other income, loss on disposal of fixed assets and other expenses. Other income (loss) decreased by $180,000 from income of $73,000 in the nine months ended September 30, 1998 to a loss of $107,000 for the nine months ended September 30, 1999 due to higher interest expense incurred on larger average outstanding borrowings during the nine months ended September 30, 1999.

  Comparison of 1997 and 1998

     Total Revenue. Total revenue increased by $559,000, or 55%, to $1.6 million for 1998 from $1.0 million for 1997. Two customers, E*Trade and Bell Atlantic, each accounted for more than 10% of our total revenue in 1998.

     Product Revenue. Product revenue increased by $92,000, or 11%, to $937,000 for 1998 from $845,000 for 1997. The increase in product revenue was primarily due to higher unit sales of net.Analysis as a result of increased market awareness of our products, introductions of new features, increases in both the size and productivity of our sales force, and also to increased average dollar size of licenses. Product revenue as a percentage of total revenue declined to 60% for 1998 from 84% for 1997.

     Service Revenue. Service revenue increased by $468,000, or 286%, to $631,000 for 1998 from $164,000 for 1997. Service revenue as a percentage of total revenue increased to 40% for 1998 from 16% for 1997. This growth was primarily due to expanded service offerings.

     Cost of Product Revenue. Cost of product revenue increased by $141,000, or 155%, to $232,000 for 1998 from $91,000 for 1997. The increase was attributable to increases in product revenue and third-party royalties. Cost of product revenue as a percentage of product revenue increased to 25% for 1998 from 11% for 1997, primarily as a result of an increase in the cost of licenses of third-party software that we resell as part of our solution.

     Cost of Service Revenue. Cost of service revenue increased by $212,000, or 39%, to $761,000 for 1998 from $549,000 for 1997. The increase was principally a result of an increase in the number of our professional services personnel. Cost of service revenue as a percentage of service revenue declined to 121% for 1998 from 335% for 1997, primarily as a result of increased utilization of our expanded professional services organization.

     Sales and Marketing Expenses. Sales and marketing expenses increased by $1.8 million, or 140%, to $3.0 million for 1998 from $1.3 million for 1997. The increase was due to increased headcount in our sales and marketing departments, and increased marketing communications expenditures associated with our products and services.

     Research and Development Expenses. Research and development expenses increased by $856,000, or 61%, to $2.3 million for 1998 from $1.4 million for 1997. The increase was primarily related to increased staffing and associated support for software engineers required to expand and enhance our product and services offerings.

     General and Administrative Expenses. General and administrative expenses increased by $409,000, or 55%, to $1.1 million for 1998 from $738,000 for 1997.
The increase was due to increased staffing and associated expenses necessary to manage and support our growth.

     Other Income (Loss). Other income (loss) increased by $171,000 from a loss of $60,000 in 1997 to income of $111,000 in 1998. The increase was due primarily to a loss of $101,000 recognized in 1997 on the disposal of fixed assets related to a discontinued service offering.

  Comparison of 1996 and 1997

     Total Revenue. Total revenue increased by $426,000, or 73%, to $1.0 million for 1997 from $583,000 for 1996.

     Product Revenue. Product revenue increased by $364,000, or 76%, to $845,000 for 1997 from $481,000 for 1996. The increase in product revenue was primarily due to higher unit sales of net.Analysis as a result of increased market awareness of our products and introductions of new features. Product revenue as a percentage of total revenue increased to 84% for 1997 from 83% for 1996.

     Service Revenue. Service revenue increased by $62,000, or 61%, to $164,000 for 1997 from $102,000 for 1996. This growth was primarily due to greater sales of maintenance contracts to customers associated with higher unit sales of net.Analysis licenses.

     Cost of Product Revenue. Cost of product revenue decreased by $14,000, or 13%, to $91,000 for 1997 from $105,000 for 1996. Cost of product revenue as a percentage of product revenue declined to 11% for 1997 from 22% for 1996.

     Cost of Service Revenue. Cost of service revenue increased by $430,000, or 362%, to $549,000 for 1997 from $119,000 for 1996. The increase was due primarily to an increased number of personnel in our professional services organization. Cost of service revenue as a percentage of service revenue increased to 335% for 1997 from 117% for 1996, primarily as a result of growth in the size of our customer support staff.

     Sales and Marketing Expenses. Sales and marketing expenses decreased by $292,000, or 19%, to $1.3 million for 1997 from $1.6 million for 1996. The decrease was primarily due to decreased personnel in our sales and marketing departments, and reduced marketing communications expenditures.

     Research and Development Expenses. Research and development expenses increased by $218,000, or 18%, to $1.4 million for 1997 from $1.2 million for 1996. The increase was primarily related to increased staffing and associated support for software engineers required to expand and enhance our product and service offerings.

     General and Administrative Expenses. General and administrative expenses increased by $357,000, or 94%, to $738,000 for 1997 from $381,000 for 1996. The increase was due to increased staffing and associated expenses necessary to manage and support our growth.

     Other Income (Loss). Other income (loss) decreased by $231,000 from a gain of $171,000 in 1996 to a loss of $60,000 in 1997. The decrease was due primarily to a loss of $101,000 recognized in 1997 on the disposal of fixed assets related to a discontinued service offering versus a gain of $112,000 recognized in 1996 on the sale of a product line.

  Quarterly Results of Operations

     The following tables present our unaudited quarterly results of operations for the seven quarters ended September 30, 1999 both in dollar amount and as a percentage of our total revenue. You should read the following table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus. We have prepared this unaudited information on the same basis as our audited financial statements. In the opinion of our management, this information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our operating results for the quarters presented. You should not draw any conclusions about our future results from the results of operations for any quarter.

                                                                THREE MONTHS ENDED
                                   ----------------------------------------------------------------------------
                                   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,
                                     1998       1998       1998        1998       1999       1999       1999
                                   --------   --------   ---------   --------   --------   --------   ---------
                                                                  (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Product revenue................   $ 191     $   156     $   190    $   400    $   468    $   676     $ 1,127
  Service revenue................      42         168         220        202        354        458         790
                                    -----     -------     -------    -------    -------    -------     -------
Total revenue....................     233         324         410        602        822      1,134       1,917
                                    -----     -------     -------    -------    -------    -------     -------
Cost of revenue:
  Cost of product revenue........      23          25          28        156         31         43          25
  Cost of service revenue........      63          80         193        425        417        527         896
                                    -----     -------     -------    -------    -------    -------     -------
Total cost of revenue............      86         105         221        581        448        570         921
                                    -----     -------     -------    -------    -------    -------     -------
Gross profit.....................     147         219         189         21        374        564         996
                                    -----     -------     -------    -------    -------    -------     -------
Operating expenses:
  Sales and marketing............     274         460       1,111      1,200      1,600      1,865       2,602
  Research and development.......     340         495         694        739        789        981       1,257
  General and administrative.....     182         306         267        392        497        499       1,051
  Stock-based compensation.......      --          --          --         --         13         36         223
                                    -----     -------     -------    -------    -------    -------     -------
Total operating expenses:........     796       1,261       2,072      2,331      2,899      3,381       5,133
                                    -----     -------     -------    -------    -------    -------     -------
Loss from operations.............    (649)     (1,042)     (1,883)    (2,310)    (2,525)    (2,817)     (4,137)
                                    -----     -------     -------    -------    -------    -------     -------
Other income (loss)..............       8           5          61         38        (53)       (71)         18
                                    -----     -------     -------    -------    -------    -------     -------
Net loss.........................   $(641)    $(1,037)    $(1,822)   $(2,272)   $(2,578)   $(2,888)    $(4,119)
                                    =====     =======     =======    =======    =======    =======     =======

                                                                   THREE MONTHS ENDED
                                      ----------------------------------------------------------------------------
                                      MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,
                                        1998       1998       1998        1998       1999       1999       1999
                                      --------   --------   ---------   --------   --------   --------   ---------
                                                           (AS PERCENTAGES OF TOTAL REVENUE)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Product revenue...................     82.0%      48.2%      46.3%       66.5%      56.9%      59.6%      58.8%
  Service revenue...................     18.0       51.8       53.7        33.5       43.1       40.4       41.2
                                       ------     ------     ------      ------     ------     ------     ------
Total revenue.......................    100.0      100.0      100.0       100.0      100.0      100.0      100.0
                                       ------     ------     ------      ------     ------     ------     ------
Cost of revenue:
  Cost of product revenue...........      9.8        7.7        6.8        26.0        3.7        3.8        1.3
  Cost of service revenue...........     26.9       24.7       47.2        70.5       50.8       46.5       46.8
                                       ------     ------     ------      ------     ------     ------     ------
Total cost of revenue...............     36.7       32.4       54.0        96.5       54.5       50.3       48.1
                                       ------     ------     ------      ------     ------     ------     ------
Gross profit........................     63.3       67.6       46.0         3.5       45.5       49.7       51.9
                                       ------     ------     ------      ------     ------     ------     ------
Operating expenses:
  Sales and marketing...............    117.9      142.2      270.8       199.4      194.5      164.5      135.7
  Research and development..........    146.1      152.8      169.0       122.7       95.9       86.4       65.6
  General and administrative........     78.3       94.6       65.1        65.2       60.5       44.0       54.8
  Stock-based compensation..........       --         --         --          --        1.6        3.2       11.6
                                       ------     ------     ------      ------     ------     ------     ------
Total operating expenses:...........    342.3      389.6      504.9       387.3      352.5      298.1      267.7
                                       ------     ------     ------      ------     ------     ------     ------
Loss from operations................   (279.0)    (322.0)    (458.9)     (383.8)    (307.0)    (248.4)    (215.8)
Other income (loss).................      3.5        1.4       14.7         6.2       (6.4)      (6.3)        .9
                                       ------     ------     ------      ------     ------     ------     ------
Net loss............................   (275.5)%   (320.6)%   (444.2)%    (377.6)%   (313.4)%   (254.7)%   (214.9)%
                                       ======     ======     ======      ======     ======     ======     ======

     We have experienced substantial fluctuations in our quarterly results of operations and we expect those fluctuations to continue. We believe the following factors are those most likely to cause our revenue and results of operations to fluctuate:

     - uncertain demand for our products and services

     - unanticipated changes in the market for e-customer intelligence solutions

     - the timing of sales and delivery of our products and services

     - the timing of customer implementations of our products and utilization of our professional services personnel

     - the mix of revenue derived from products and services

     - the timing of introductions of new products and services by us or our competitors

     - seasonal trends in our customers' business activity

     - timing of hiring of personnel and changes in productivity of our professional services personnel and direct sales personnel

     For example, costs related to the hiring of our chief executive officer during the three months ended June 30, 1998 substantially increased our general and administrative expenses in the quarter. During the third and fourth quarters of 1998, our cost of service revenue grew more rapidly than our service revenue, due to increases in personnel and recruiting expenses related to our initiative to increase the capacity of our professional services organization. Sales and marketing expense grew more rapidly in the third quarter of 1998 than in previous quarters due to a substantial increase in the number of our field sales personnel, who typically require initial training and may take several months to become fully productive. Our results of operations in the fourth quarter of 1998 were also affected by higher than usual cost of product revenue, attributable to license fees for third-party software purchased during the quarter for resale by us as part of our net.Analysis solution.

     We establish our expenditure levels for product development, sales and marketing and other operating expenses based, in large part, on our expected future revenue. Our expectations regarding future revenue may not be accurate. As a result, if revenue falls below expectations, our operating results are likely to be adversely and disproportionately affected because only a small portion of our expenses vary with revenue. Due to the above factors and others described in "Risk Factors," our operating results are difficult to forecast. We believe that period to-period comparisons of our historical operating results are not necessarily meaningful and should not be relied upon as an indication of future performance.

LIQUIDITY AND CAPITAL RESOURCES

     Since our inception, we have financed our operations primarily through private sales of preferred stock, resulting in net proceeds of $35.0 million through September 30, 1999. To a lesser extent, we have financed our operations through debt and lease financing. As of September 30, 1999, we had $15.9 million in cash and cash equivalents and $14.8 million in working capital.

     As of September 30, 1999, we had cash and cash equivalents totaling $15.9 million, an increase from $2.3 million of cash and cash equivalents held as of December 31, 1998. This increase resulted primarily from our sale of preferred stock in June 1999, which provided net proceeds of $20.8 million, reduced by cash used to fund operations and investing activities for the nine months ended September 30, 1999.

     Our operating activities resulted in net cash used of $2.4 million for 1996, $2.7 million for 1997, $5.1 million for 1998 and $8.4 million for the nine months ended September 30, 1999, primarily due to operating losses.

     Our investing activities resulted in net cash used of $2.3 million for the nine months ended September 30, 1999, primarily due to capital expenditures. Our investing activities resulted in net cash used of $2.5 million in 1996 and net cash provided of $960,000 and $132,000 for 1997 and 1998, respectively.

     Our financing activities resulted in net cash provided of $24.4 million for the nine months ended September 30, 1999, primarily due to our sale of preferred stock in June 1999. Our financing activities resulted in net cash provided of $4.2 million for 1996, $1.3 million for 1997 and $7.0 million for 1998. Our financing activities in these periods principally consisted of sales of preferred stock and borrowings under a term loan agreement.

     We have a subordinated debt agreement providing for term loans of up to $4.0 million and an equipment line of credit of up to $1.0 million with Comdisco, Inc. The term loans and the equipment line are payable in 36 monthly payments and bear interest at rates of 13.5% and 9%, respectively. The term loan agreement provides for a prepayment penalty of 1% to be charged upon repayment within twelve months of the closing date of the loan. As of September 30, 1999, we had $3.0 million and $425,000 outstanding under the term loan agreement and equipment line, respectively. In order to make additional borrowings under these loan arrangements, we must maintain certain financial covenants. We were in compliance with these financial covenants as of September 30, 1999.

     Capital expenditures totaled $493,000 for 1996, $111,000 for 1997, $776,000 for 1998 and $2.0 million for the nine months ended September 30, 1999. Our capital expenditures consisted of purchases of property and equipment, including computer equipment and software. We expect capital expenditures to increase for the foreseeable future as we increase our number of employees, increase the size of our operating facilities, and improve and expand our information systems. Since inception, we have generally funded capital expenditures either through the use of working capital or with equipment loans and lease financing.

     As of December 31, 1998, we had net operating loss carryforwards of $10.7 million and research and development credit carryforwards of $315,000. The net operating loss and credit carryforwards will expire at various dates through 2018, if not used. Under the provisions of the Internal Revenue Code, substantial changes in our ownership may limit the amount of net operating loss carryforwards that could be utilized annually in the future to offset taxable income. We have established a full valuation allowance in our financial statements to reflect the uncertainty of our ability to use available tax loss carryforwards and other deferred tax assets.

     We expect to experience significant growth in our operating expenses for the foreseeable future in order to execute our business plan. As a result, we expect that operating expenses, as well as anticipated capital expenditures, will constitute a material use of our cash resources. In addition, we may utilize cash resources to fund acquisitions of, or investments in, complementary products, services, businesses or technologies. We believe that the net proceeds from the sale of common stock in this offering, together with our existing cash and cash equivalents, will be sufficient to finance our operations through at least the next 12 months. Thereafter, we may find it necessary to obtain additional equity or debt financing. Any needed financing may not be available to us on commercially reasonable terms, if at all.

YEAR 2000 READINESS

     The "year 2000" issue refers generally to the problems that some software may have in determining the correct century for the year. For example, software with date-sensitive functions that is not year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000, which may result in failures or the creation of erroneous results. Many currently installed computer systems and software products were originally coded to accept only two-digit entries in the date code field and cannot reliably distinguish dates beginning on January 1, 2000 from dates prior to the year 2000. Many companies' software and computer systems may need to be upgraded or replaced in order to correctly process dates beginning in 2000.

     State of Readiness. Our business depends on the operation of numerous systems that could potentially be affected by year 2000 related problems. Those systems include, among others:

     - hardware and software systems we use to deliver services to our customers, including our proprietary software systems as well as hardware and software supplied by third parties;

     - communications networks, such as the Internet and private intranets, which we depend on to communicate both internally and with our customers and potential customers;

     - the internal systems of our customers and suppliers;

     - the hardware and software systems we use internally to manage our business; and

     - non-information technology systems and services we use in our business, such as telephone systems and building systems.

     With the assistance of an external consultant, we have conducted a review of our internal operational systems as well as our software product and service offerings to determine their year 2000 readiness. We have largely completed all phases of our year 2000 assessment and remediation program, except for contingency planning.

     With regard to our software products and services, we have tested our net.Analysis version 4.0 and later releases to determine whether our products will function across dates of potential concern for software applications. Based on the results of these tests, we have concluded that these releases of our software are year 2000 compliant. Despite testing by us and by current and potential clients, and assurances from developers of products incorporated into our products, our products may contain undetected errors or defects associated with year 2000 date functions. Known or unknown errors or defects in our products could result in delay or loss of revenue, diversion of development resources, damage to our reputation, or increased service and warranty costs, any of which could seriously harm our business. Some commentators have predicted significant litigation regarding year 2000 compliance issues, and we are aware of such lawsuits against other software vendors. Because of the unprecedented nature of such litigation, it is uncertain whether or to what extent we may be affected by it.

     We have made available to our customers year 2000 compliant versions of net.Analysis under the terms and conditions of our standard maintenance and support agreements. We continue to respond to customer questions about prior versions of our products on a case-by-case basis.

     With regard to internal systems, we have primarily focused on information technology systems that serve critical operational, financial, administrative and customer support functions. Our evaluation and remediation of year 2000 issues have centered on ensuring that we are operating on manufacturer-provided software and system updates that the manufacturers have identified either directly to us or generally through product literature as being year 2000 ready. We have not undertaken audits and tests of those systems to ensure year 2000 readiness because vendors for these systems have made written representations either directly to us or through product literature that their systems are year 2000 compliant. If our vendors do not provide us adequate assurance of the year 2000 readiness of their systems, we intend where possible to identify other vendors offering comparative product offerings who can provide us such assurances. As a result, some of these systems may, either independently or in combination with other systems, become affected by the year 2000 date change. In addition, we are aware of a number of non-critical software products we use internally in everyday operations which are not expected to be year 2000 certified by their manufacturers. These systems are generally off-the-shelf software products that we believe are replaceable without material effect on the company if they prove to be defective in the year 2000. Further, we have not initiated and do not plan to initiate a review of our non-information technology systems that we believe are not critical.

     Costs. To date, we have not incurred any material expenditures in connection with identifying or evaluating year 2000 compliance issues. Most of our expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and year 2000 compliance matters generally. While we have not completed all of our year 2000 readiness efforts, based on our assessment to date of year 2000 readiness of systems critical to our business operations, we do not anticipate that we will incur significant operating expenses or be required to invest heavily in computer systems improvements to be year 2000 compliant. However, significant uncertainty exists concerning the potential costs and effects associated with year 2000 compliance. If expenses relating to year 2000 compliance are higher than anticipated, it could seriously harm us.

     Risks. We are not currently aware of any year 2000 compliance problems relating to our software solutions that would seriously harm us. However, we cannot assure you that we will not discover year 2000 compliance problems that will require substantial expenditures to correct. In addition, clients use our software products in numerous and varied computing environments and in combination with numerous other software products. We have not undertaken a study of our customers' year 2000 readiness nor have we undertaken a study of the environments in which our software may be deployed. There can be no assurance that our testing procedures are adequate to identify all potential year 2000 issues.

     Furthermore, our success may depend on our customers' success in identifying and managing year 2000 issues in a timely manner. We expect that in general, many of our larger clients will restrict or eliminate software system purchasing decisions in the first quarter of 2000 in order to gain system stability for the year 2000 date change. Depending on the success of our customers in identifying and mitigating their year 2000 issues, significant remediation of year 2000 issues may be required in the first quarter of 2000. This may have the result of significantly reducing new contract sales opportunities in the first quarter of 2000 and may deter customers from continuing to install software previously acquired from us. This may cause us serious harm.

     Contingency Plan. We have not developed a contingency plan. The results of our year 2000 testing and the responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans. Our business and financial condition could be seriously harmed in the event of unanticipated year 2000 related problems.

RECENTLY ENACTED ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133, as recently amended, is effective for fiscal years beginning after June 15, 2000. Because we do not currently hold any derivative instruments and do not currently engage in hedging activities, we expect the adoption of SFAS No. 133 will not have a material impact on our financial position or operating results.

DISCLOSURES ABOUT MARKET RISK

     Based on the nature and current levels of our investments, we have concluded that we have no material market risk exposure.

                                    BUSINESS

     net.Genesis offers e-customer intelligence solutions that enable companies to understand and improve their online businesses. The Company's flagship software product, net.Analysis, combines information about web site visitor behavior with an organization's other online and offline customer data to improve its ability to market, sell and support products, services and content online. The Company's solution enables customers to better tailor and target their marketing initiatives, increase the e-commerce effectiveness of their web sites, provide more relevant and cost-effective content, improve web site design, better allocate advertising and partnership resources, and improve web site infrastructure planning.

INDUSTRY BACKGROUND

  Growth of the Internet and Online Commerce

     The Internet has emerged as a global medium that allows millions of people to obtain information, communicate and conduct business. As Internet usage has grown, companies have increasingly come to rely on both web sites and private intranets as important business channels. Through the Internet, a company can establish and maintain large numbers of direct relationships while avoiding many traditional investments in business infrastructure, such as retail outlets, distribution networks and sales personnel. Both traditional and Internet-based companies use the Internet to communicate marketing and other information to current and potential customers and to manage relationships with vendors, business partners, employees and others. Increasingly, companies are using the Internet to generate revenue through the sale of goods and services or the sale of advertising. In October 1999, International Data Corporation estimated that revenue from Internet commerce would increase from approximately $50 billion in 1998 to approximately $1.3 trillion in 2003.

  Increasing Investments in Web Site Infrastructure

     As use of the Internet increased and businesses became aware of its potential, both traditional and Internet-based companies began to invest more heavily in the development, design and support of their web sites. Early web sites began merely as efforts to build corporate brand identity and contained little more than general corporate and marketing information. Many companies have now enhanced the content and features of their web sites, not only to attract and retain customers, but also to better serve their customers' needs. For example, companies focused on electronic commerce, or e-commerce, have spent significant funds to purchase a variety of advanced third-party software applications to ensure that customers have a satisfying online experience. These include software applications to serve visitors an enormous variety and number of web pages, present multimedia content and banner advertisements, and process orders securely and fulfill them reliably. In April 1999, International Data Corporation estimated that spending on Internet commerce software applications would grow from approximately $444 million in 1998 to approximately $13.1 billion in 2003, a compound annual growth rate of 97%.

     Continued competition among e-commerce businesses for online customers has also contributed to the trend toward increased web site functionality. For example, to attract and retain customers and build long-term customer loyalty, many companies are now seeking to provide more personalized service to their online customers. Numerous software applications now enable companies to customize or personalize their web sites based on customers' stated or implied preferences, as well as their demographic and behavioral profiles, previous purchasing history or other offline relationships with the company.

     To support this high level of functionality, companies must often manage large databases and integrate specialized web applications with offline applications and databases, including their transaction processing, financial accounting and customer relationship management systems. As a result, many web sites have become complex systems comprised of multiple, geographically dispersed servers running a variety of software applications and managing extremely large volumes of online visitor traffic.

  The E-Customer Intelligence Opportunity

     As companies have increased investments in their web sites and as those sites have become more important to their overall business operations, they have begun to devote more attention to establishing and achieving specific business goals for their web initiatives. For many companies, the principal objectives of their web sites are to better attract, serve and retain customers and more effectively conduct e-commerce with them. Companies have also begun to evaluate whether they have allocated their resources wisely among their various web investments, such as online marketing campaigns, web site content, advertising and other promotional sponsorships, and information technology infrastructure. To achieve these objectives, companies must understand the needs and behavior of their online customers as well as the specific costs and benefits of each of their web initiatives. Complicating matters, companies often desire to analyze and understand their online customers in relation to their traditional offline businesses.

     To gain an understanding of their online customers, or e-customers, companies often initially purchase inexpensive web site statistics reporting software. These solutions generally provide basic information on web site traffic, but do not answer many of the detailed questions that business professionals have about customer behavior and patterns over time. Marketing executives and information technology professionals need answers to critical questions, such as:

     - where do our online customers come from? which banner ad placements, affiliates and other online sponsorships generate the most visitors and customers for our web site? where are the best sources for new customers?

     - how do customers typically navigate our web site? how can we make our web site easier to use and more effective at selling our products and services? which pages do our best customers visit most often before making a purchase on our site?

     - what are the profiles of our best customer segments? how do their web site behavior and other characteristics differ from visitors who do not make purchases?

     - are our existing offline customers using the online channel? which ones? how?

     - which web pages do visitors view the most often? is the content we are providing in these web pages cost-effective?

     - how are our employees using our intranet? what content do they seek most often? how can we deliver information to our employees more effectively and reduce our support costs?

     - can our suppliers easily transact business with us from our web site?

     - from which page do most visitors leave our web site? is there a problem with that page? to which web sites do they go?

     - does our information technology infrastructure have sufficient capacity? what are the most common failures? what infrastructure requirements do we anticipate based on our online visitor activity?

     To answer these questions and develop actionable business plans, companies need an easy-to-use system that gathers comprehensive intelligence about online customers and their behavior. Businesses also need professional consulting services to help them identify the customer intelligence they can use to take full advantage of their online business opportunities. They need highly functional analytical solutions and robust, interactive reporting capabilities that will help marketing and information technology personnel understand and draw conclusions from this customer intelligence. They need analysis that they can readily put into action in the form of improvements to their web sites and other online and offline marketing initiatives, and they need to be able to evaluate the effectiveness of those initiatives. Most companies also require an open, scalable system that can function with other third-party applications in complex web environments receiving millions of hits per day and that can integrate with their existing customer information systems to provide a comprehensive view of their customer base.

THE NET.GENESIS SOLUTION

     We offer an e-customer intelligence solution that allows companies to collect comprehensive data about visitor activity on their web sites and provides powerful analytical and reporting capabilities to enable them to understand, analyze and measurably improve their online businesses. Our professional services organization helps companies identify relevant performance measures for their online businesses, or e-metrics, that they can use to make better decisions about their web initiatives. Our solution provides our customers with the following benefits:

     Comprehensive Customer Information. Through net.Analysis, organizations can track visitor activity on their web sites and combine this information with data gathered from their other web applications and offline customer information systems. net.Analysis collects near real-time and historical information about web site visitor activity, down to the level of each individual mouse-click. With its net.Instrument architecture, net.Analysis enables an organization to correlate this online customer behavior with information from third-party web applications and databases, as well as with offline customer information, such as transaction histories, call center logs, customer profiles and marketing campaign data. This integrated database provides organizations with a comprehensive view of their online customers, and grows more valuable over time as it accumulates increasingly detailed information about the organization's customers and their characteristics, preferences and behavior.

     Powerful Analytical Applications. net.Analysis provides powerful analytical capabilities and flexible reporting options designed to serve the business needs of different constituencies within an organization. These analytical applications help companies identify trends in customer behavior and purchasing patterns and thereby assess and improve the effectiveness of their marketing, advertising and e-commerce initiatives. Marketing executives, information technology professionals and other managers can select the data they wish to analyze, apply filters that refine the data and navigate through the data to identify unusual patterns and significant trends. net.Analysis' interactive data navigation capabilities provides high levels of detail, enabling users to comprehensively analyze the data, or drill down, to a level as specific as individual customers' paths through a web site, or clickstreams, or their demographic profiles. For example, users can correlate specific marketing campaigns with customer purchases to determine whether the campaign was effective in increasing sales. Users can also match this data with customer profiles to identify the customer segments that responded best to the marketing campaign. With this information, companies can better tailor their web sites, marketing campaigns and e-commerce initiatives to meet the needs of their online customers. net.Analysis also serves as a platform on which we, our solution providers and our customers can build additional analytical applications. For example, we recently introduced CartSmarts, an add-on application to net.Analysis that helps e-commerce companies better understand customers' online shopping behavior.

     Open and Extensible Architecture. net.Analysis has an open and extensible architecture, meaning that it is designed for integration with third-party software applications and databases. net.Analysis also supports multiple operating platforms, including Microsoft Windows NT and Unix, from a common base of software code. net.Analysis' open architecture makes it easier for organizations to gather information from a broad range of data sources and facilitates the incorporation of net.Analysis into complex web sites. This flexible architecture makes our solution attractive to companies seeking an e-customer intelligence solution that will integrate with their other web applications and existing offline systems. In addition, third parties may seek to build add-on applications or include the capabilities of net.Analysis in systems or services that they offer to their customers. For example, other software companies may seek to enter original equipment manufacturer agreements with us and incorporate net.Analysis in a suite of integrated software applications. Similarly, application service providers, or companies that offer the usage of software as a service to their customers, may seek to license net.Analysis to provide advanced e-customer intelligence services to companies that do not independently license net.Analysis.

     Highly Scalable and Reliable Solution in Complex Environments. Because our target market includes some of the busiest web sites on the Internet, we have designed net.Analysis to be scalable and reliable enough to be effective in complex web site environments managing tens of millions to over 100 million hits per day. Its architecture uses high-speed, near real-time data collection techniques and intelligent data aggregation algorithms to maintain performance speed, even when used to analyze data from large sites hosted on multiple, geographically dispersed servers. One key to our product's scalability is the method by which the application collects, aggregates and stores data to maximize performance speed while preserving our product's ability to drill down deeply into the data. In addition, because net.Analysis frequently operates in complex, integrated web environments where one or more software applications may fail, we have built into net.Analysis backup, recovery and alert mechanisms to maintain data and analytic integrity during failures and ensure its reliability as a business-critical application.

     Strategic E-Customer Intelligence Services. We provide professional consulting services to help organizations understand the depth of critical business information that net.Analysis can gather from customer activity on their web sites. In addition to product installation and configuration, application integration and training services, we provide advanced analytic consulting services to assist organizations in understanding their business needs, developing e-metrics that are relevant to their businesses and designing web site modifications and developing customized analyses and reports to address their particular requirements. We have also developed a formalized web site analysis methodology, Design for Analysis, that assists customers in designing or redesigning their web sites in ways that will facilitate analysis and reporting of their online businesses. Our professional services organization also helps companies plan cost-effective e-customer intelligence strategies by, for example, evaluating trade-offs between the value of storing massive quantities of data and the hardware, software and organizational costs associated with that storage.

     We believe that, by helping organizations better understand, segment and target their online business activities to their customer base and improve the effectiveness of their web sites, our e-customer intelligence solution enables organizations to:

     - attract customers and increase online commerce revenue

     - improve customer satisfaction, retention and loyalty

     - maximize the lifetime value of customer relationships

     - increase the return on their spending on their web site initiatives

We believe our e-customer intelligence solution enables our customers to achieve significant benefits in the following areas:

     - better tailored and targeted marketing initiatives. net.Analysis provides rich behavioral profiles of online visitor segments, enabling marketing professionals to tailor online and offline marketing initiatives such as online promotions, e-mail campaigns, direct mail and other promotional efforts.

     - improved e-commerce effectiveness. With net.Analysis, companies can understand the web usage behavior and purchasing patterns of their best online customers and target their content, features and online marketing campaigns to those customers and prospects that resemble those customers. Also, companies can understand which marketing campaigns are ineffective and find ways to improve them.

     - more relevant and cost-effective content. net.Analysis gives online business managers information they can use to improve the content of their web sites and intranets by expanding coverage of popular subject matters and de-emphasizing products, services and content that users rarely request. Content managers can also assess the level of interest in particular content and determine whether that content is cost-effective.

     - better web site design. By helping web site designers understand how users navigate through a web site to reach the content they seek, net.Analysis enables designers to shorten the path to the most popular content and develop a more intuitive web site layout for both new and experienced users.

     - improved allocation of advertising and partnership resources. By enabling companies to trace each step of every visitor's path from arrival at the web site to departure, net.Analysis helps companies identify which online advertisements or promotional sponsorships were most effective at achieving specific business goals, such as registering new users or increasing sales of particular products.

     - better web site infrastructure planning. net.Analysis enables companies to better measure how their web sites perform under varying traffic loads and with different end-user access technologies. With this type of information, companies can better plan investments in building additional capacity and improving interfaces with new user technology.

STRATEGY

     Our objective is to be the leading provider of e-customer intelligence software and services. Our strategy to achieve this objective includes the following elements:

     Extend Leadership Position in E-Customer Intelligence Solutions. We intend to continue to devote significant resources to the development of leading e-customer intelligence solutions for complex, high-traffic web environments. We began developing our core technology in 1994, when few companies had a commercial presence on the web, and have continued to build our expertise in developing highly functional, scalable and reliable e-customer intelligence solutions. We intend to continue to enhance net.Analysis' data collection, analytical and reporting functions to provide a more comprehensive view of online customer relationships and to integrate with leading online commerce applications and third-party offline data sources. We also intend to equip marketing and executive personnel with additional customer analysis, segmentation and predictive modeling applications. For example, we recently introduced CartSmarts, an add-on application to net.Analysis that helps e-commerce companies better understand customers' online shopping behavior. We also recently announced our net.Activator product development initiative, which is intended to allow our customers to use the information gathered through net.Analysis as direct input to other software applications such as applications for direct e-mail marketing campaigns and ad targeting.

     Expand Sales and Distribution Channels. We believe the market for e-customer intelligence solutions is only beginning to emerge in the United States and is even less developed outside the United States. We intend to significantly expand our direct sales force in the United States and in selected locations in Europe and Asia to enhance our long-term competitive position. We also plan to develop relationships with additional systems integrators, original equipment manufacturers, resellers and application service providers in the United States and abroad to augment the efforts of our direct sales force. In particular, our business development organization is focused on establishing relationships with systems integrators to take advantage of their substantial service and distribution capabilities. We intend to continue to train selected system integrators to provide the full range of our professional services directly to customers. In addition, we may begin to use, or license application service providers to use, net.Analysis to offer e-customer intelligence services on a subscription basis to e-commerce sites that do not independently license net.Analysis.

     Deepen Penetration into Installed Base of Customers. As of December 15, 1999, we had an installed base of more than 200 customers in a broad range of industries. Many of our customers purchase additional products and services from us after the initial installation of net.Analysis. For example, in 1998, we derived approximately 48% of our total revenue from sales of products and services to customers that had made purchases from us before 1998. We believe several trends will create additional opportunities to market our products and services to our existing customers, including the intensifying competition among web sites for visitor attention, enhanced web site functionality, better integration of web sites with existing business systems, growing internal pressures to demonstrate the value of investments in web sites, and demand for professional consulting services in developing e-metrics. Moreover, as we develop new applications or product enhancements, we believe our existing customer base will be a significant market opportunity for those products and related services.

     Expand Strategic Technology Relationships. We believe that an extensive network of strategic technology alliances will enhance the attractiveness of our solution and provide additional marketing and distribution channels. We have established strategic relationships with a number of companies to offer a solution that integrates with other technologies important to our customers' online business initiatives. For example, we have developed relationships with DoubleClick, IBM, Net Perceptions and Vignette to ensure that our products integrate with each other or to conduct co-marketing or co-selling activities. In addition, we intend to expand the distribution of our software by licensing net.Analysis for incorporation into other web applications. We intend to build upon our existing relationships and establish additional strategic technology relationships with leading online commerce software providers to enhance the value of our solution.

     Expand Professional Services Capabilities. We believe there are significant opportunities to expand our consulting services, particularly our strategic analytic consulting services. We intend to significantly expand our professional services capabilities to enable us to assist customers in developing and measuring e-metrics that are relevant to their businesses and in addressing key business issues associated with implementing large-scale, strategically important online businesses. In addition, we believe that further developing our professional services capabilities will allow us to develop close customer relationships that may lead to additional sales and product development opportunities.

     Pursue Strategic Acquisitions. We intend to pursue acquisitions of products, services and technologies that complement our existing business. Although we have no present commitments or agreements regarding any acquisitions, we believe that numerous acquisition candidates could enhance our e-customer intelligence capabilities.

PRODUCTS AND SERVICES

     We offer a highly scalable, reliable and functional e-customer intelligence solution for high-traffic e-commerce web sites and other complex web environments. Our core product, net.Analysis, is a highly functional software application that gathers information about web site visitor activity through a variety of data collection techniques and data sources and provides powerful analytical capabilities for understanding and using that data to measurably improve online businesses. We currently offer our net.Analysis software application and a complementary application for analyzing online shopping behavior, as well as a variety of strategic analytic consulting services, implementation consulting services and other services.

     The following table briefly describes our product and services offerings, their principal features and benefits, and their pricing structure.

---------------------------------------------------------------------------------------------------
                                                                         PRICING STRUCTURE/
        OFFERING                DESCRIPTION AND BENEFITS                PLATFORMS SUPPORTED
---------------------------------------------------------------------------------------------------
                                     NET.ANALYSIS APPLICATION
---------------------------------------------------------------------------------------------------
 net.Analysis 4.5         A software application that collects   Pricing varies based on the
                          and stores web site and e-customer     platform supported and increases
(released October 1999)   data, integrates offline customer      according to the number of managed
                          information and enables businesses to  servers in the customer's
                          analyze this information to improve    environment. Available for the
                          their ability to market, sell and      following platforms:
                          support products, services and         -- Microsoft Windows NT
                          content online                         -- Sun Solaris
                                                                 -- IBM AIX (available for
                                                                    net.Analysis 4.0)
---------------------------------------------------------------------------------------------------
 net.Stream               A high-performance data importing      Included in net.Analysis 4.5
                          architecture that enables reporting
                          and analysis of near real-time and
                          historical web site data from
                          multiple sources, such as web server
                          log files, network packet sniffers
                          and web server plug-ins
---------------------------------------------------------------------------------------------------
 net.Instrument           Advanced integration architecture for  Included in net.Analysis 4.5.
                          combining and correlating online       Support for the following
                          visitor behavior with data from        third-party applications are
                          online and offline third-party         available at additional cost:
                          applications and customer data         -- DoubleClick AdServer
                          sources                                -- IBM Net.Commerce
                                                                 -- Net Perceptions Recommendation
                                                                    Engine
                                                                 -- Vignette StoryServer
---------------------------------------------------------------------------------------------------
 net.Analysis DataStore   A repository for e-customer data. The  Included in net.Analysis 4.5.
                          DataStore schema stores complete web   Supports the following relational
                          site behavior and other customer data  databases:
                          as well as summarized aggregates of    -- Oracle
                          this data                              -- Microsoft SQL Server
                                                                 -- Sybase
                                                                 -- Informix (available for
                                                                    net.Analysis 4.0)
---------------------------------------------------------------------------------------------------
 Reporting Capabilities
      net.Reporter        Software that resides on individual    Priced according to the number of
                          end-users' computers to access         end users. net.Analysis includes a
                          net.Analysis and enable easy,          single end-user license for
                          in-depth, customizable analysis and    net.Reporter. Also supports
                          reporting. Features over 150 standard  Microsoft Windows 95/98 reports as well as the ability to
                          build custom reports
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
                                                                        PRICING STRUCTURE/
       OFFERING                DESCRIPTION AND BENEFITS                PLATFORMS SUPPORTED
---------------------------------------------------------------------------------------------------
HTML Reporter            Allows end users to generate pre-     Priced according to the number of
                         defined reports through a browser-    end users. net.Analysis includes a
                         based interface                       single end-user license for HTML
                                                               Reporter.
   ReportSite            A pre-built intranet site that uses   net.Analysis includes a single
                         a simple, calendar-based interface    end-user license for ReportSite
                         to provide access to automatically
                         published net.Analysis reports
   net.Dashboard         A customizable extension to           Priced on a project basis
                         net.Reporter. This Java-based
                         interface allows users to create a
                         personalized view of high-level,
                         near real-time e-metrics of web site
                         activity
---------------------------------------------------------------------------------------------------
 Administrator Console   A browser-based interface for         Included in net.Analysis 4.5
                         configuring and managing
                         net.Analysis users, data files and
                         automating report distribution
---------------------------------------------------------------------------------------------------
                                ADD-ON APPLICATION TO NET.ANALYSIS
---------------------------------------------------------------------------------------------------
 CartSmarts 1.0          Provides online shopping analysis     Priced separately from net.Analysis
                         and reporting capabilities. Features  4.5 and increases according to the
  (released              more than 40 pre-defined reports and  number of managed web servers in the
  October 1999)          data filters specifically for         customer's environment
                         evaluating shopping behavior as
                         customers progress through the
                         purchase process
---------------------------------------------------------------------------------------------------
                                       PROFESSIONAL SERVICES
---------------------------------------------------------------------------------------------------
 Strategic Analytic
   Consulting Services   Marketed primarily to customers that  Billed primarily on a time-
                         operate complex, high-traffic web     and-materials basis
                         sites and those managing
                         sophisticated online businesses.
                         Features our Design for Analysis
                         methodology that advises customers
                         how to design web sites that
                         facilitate analysis and reporting of
                         their online businesses
---------------------------------------------------------------------------------------------------
 Product Implementation
   Services              A variety of consulting services,     FastPath is billed on a fixed- price
                         including FastPath product            basis; other implementation services
                         implementation and application        are billed primarily on a time-
                         integration                           and-materials basis
---------------------------------------------------------------------------------------------------
 Training Services       Instruction for customers and         Billed by training course, according
                         solution providers in the use and     to the number of attendees
                         implementation of net.Analysis and
                         the integration of net.Analysis with
                         other data sources and applications
---------------------------------------------------------------------------------------------------

  SOFTWARE PRODUCTS

     net.Analysis 4.5. Our principal software product, net.Analysis, collects and analyzes valuable information about the behavior of visitors to the user's web site, such as which web sites the visitors came from, what behavior they demonstrated on the site, how much time they spent in various sections of the site, whether or not they made purchases, and other clickstream patterns. net.Analysis can then correlate this data with the organization's other online and offline business information to develop a comprehensive view of its online customers. With this information asset, business managers can more effectively target and tailor their web-based advertising, marketing campaigns and promotional activities to particular customer segments. By giving business managers information and analytical capabilities to evaluate and monitor the effectiveness of these initiatives, net.Analysis also allows them to improve their web site design and the return on their web site investments.

     We have designed net.Analysis to support the large and complex web server configurations common to high-traffic web sites. net.Analysis directly supports the most popular relational databases and enables fast data import and processing. We currently offer versions of net.Analysis for three popular operating systems: Microsoft Windows NT, Sun Solaris and IBM AIX. We introduced our first version of net.Analysis in January 1996 and released version 4.5, the latest version, in October 1999.

     The net.Analysis application includes the following modules:

     net.Stream. net.Stream is a high-performance data importing architecture for collecting continuous streams of data regarding web site activity. net.Stream enables the user to collect data from multiple sources, such as files of web server transaction logs, or log files, network packet sniffers, which analyze packets of data as they pass over the network, and web server plug-ins, which are software modules that extend the standard information logged by the web server. With net.Stream, business and technical managers have access to a mix of near real-time and historical data reports to support both tactical and strategic decision-making. At the option of the user, net.Stream can summarize and store detailed clickstream data into aggregates, which can improve the overall response time for targeted queries of the database during an analysis.

     net.Instrument. net.Instrument is an advanced integration application for combining and correlating online visitor behavior data with business data from other sources. net.Instrument enables the user to discover meaningful business trends by integrating and analyzing information from third-party web applications and from traditional offline databases, such as product and customer databases. Through net.Instrument, net.Analysis provides a complete view of the online customer in the context of the overall business, and can offer drill-down and data correlation reports for all of the organization's information on its e-customers. net.Instrument also establishes a platform on which users can develop new modules to take advantage of information and technology provided by their strategic partners. For example, PixelPark, one of our solution providers, has used net.Instrument to integrate net.Analysis with Intershop's commerce server, called Enfinity, to provide a broader view of online visitors and their transactional behavior as a value-added offering.

     net.Analysis DataStore. With net.Analysis, a company can compile a vast database of e-customer information, including both online and offline information, which can become a valuable information asset. The net.Analysis DataStore has both a transactional schema, designed for loading large amounts of data on a consistent basis, and a constellation schema, designed to facilitate rapid, ad hoc, interactive analysis. The net.Analysis DataStore contains both complete transaction data as well as summarized aggregates of data. This design facilitates both quick analysis of high-level questions and more thorough analysis of questions that require a fine level of detail. Through net.Instrument's integration capabilities, a company can also correlate web site activity data in the net.Analysis DataStore with customer information compiled in other databases. This information can include data from third-party web applications and from offline sources, such as transaction histories, customer profiles and marketing campaign data. Once information has been stored or correlated in the net.Analysis DataStore, the customer can apply all of net.Analysis' analytical tools and reporting capabilities to that information to better understand and use the data to improve business decisions.

     Reporting Capabilities. net.Analysis' reporting modules include net.Reporter, HTML Reporter, ReportSite and net.Dashboard. net.Reporter is a software application that resides on the end-users' computers and serves as the principal desktop interface for net.Analysis. From net.Reporter, end users perform in-depth, ad hoc analysis of the characteristics of e-customers and their web site activity. net.Reporter includes point-and-click wizards to help create sophisticated, customized reports, filters that allow users to focus on unique aspects of e-customer intelligence, and drill-down capabilities that permit users to probe anomalies and identify trends important to their business activities. net.Reporter provides over 150 pre-defined reports, report wizards and data analysis filters. HTML Reporter allows users to generate pre-defined reports through a browser-based interface. ReportSite is a pre-built intranet site that uses a simple, calendar-based interface to provide access to automatically published net.Analysis reports. net.Dashboard is a Java-based desktop interface that enables a personalized view of near real-time web site activity data. This fully customizable extension to net.Reporter presents e-metrics for managers across the enterprise.

     These reporting modules enable an organization to produce a wide variety of pre-defined or customized reports with varying levels of detail to satisfy the wide-ranging web site analysis needs of individuals throughout the organization. Frequently used reports include:

        - Top Content Pages
        - Top Authors
        - Top Advertisers by Impressions
        - Top Advertisers by Clickthrough
        - Top Pages by Time Spent
        - Clickstream Path Report
        - Top Referring Web Sites
        - Visit Recency and Frequency (CartSmarts)
        - Purchase Recency and Frequency (CartSmarts)
        - Repeat Customers (CartSmarts)

     Administrator Console. net.Analysis' Administrator Console is a browser-based administrative interface through which our customer can automate and refine the web site analysis reporting process, from data collection to report production and distribution. Our customer's net.Analysis administrator can configure and manage net.Analysis data files, and can automate data retrieval, importing, compression and storage on an hourly, daily, weekly or monthly basis. Other data parameters can also be adjusted based on the needs of the customer's business. For example, the Administrator Console permits the administrator to adjust data collection parameters to collect all available data or to sample the data.

     Licensing and Pricing. We license net.Analysis according to the number of managed servers and according to the number of end users of net.Analysis' reporting capabilities. Each net.Analysis license includes the net.Analysis application and a single end-user license for net.Reporter, HTML Reporter and ReportSite. Every license also includes maintenance and support for twelve months. Pricing for net.Analysis varies according to the platform for which it is purchased. Pricing for additional end-user access to net.Reporter, HTML Reporter and ReportSite increases according to the number of end users in the customer's organization. The price of an entry-level system, including software and related professional services, ranges from approximately $50,000 to $100,000. We offer annual maintenance and support renewals for a fee based on a percentage of the then-current list price of the installed applications. We offer premium and customer support services for additional fees.

  ADD-ON APPLICATION TO NET.ANALYSIS

     CartSmarts. CartSmarts provides online shopping analysis and reporting. CartSmarts includes more than 40 pre-defined reports and filters specifically for evaluating shopping behavior as customers progress through the purchase process. These specialized online shopping reports include the following:

     - Purchase Path Report, which enables businesses to understand how visitors progress through or abandon each stage of the purchase process

     - Shopping Cart Activity Report, which enables businesses to understand how their customers use shopping carts, why they may abandon them at specific stages of the purchase process, and which purchases they complete

     - Acquisition Source Report, which enables users to understand which sites refer the best potential customers

PROFESSIONAL SERVICES

     We offer a range of professional services, including strategic analytic consulting, product implementation, application integration, training programs and technical support. We began to expand our professional services organization significantly in 1998 and intend to continue to hire additional employees for this department. We price our professional services primarily on a time-and-materials basis and to a lesser extent on a fixed-price basis.

     Strategic Analytic Consulting Services. We offer strategic analytic consulting services primarily to customers that operate complex, high-traffic web sites and customers that are developing or managing sophisticated online businesses. We provide advanced consulting services to assist organizations in understanding their business needs, developing e-metrics, and designing web site modifications and developing customized analyses and reports to address their particular requirements. We have also developed a formalized web site analysis methodology, Design for Analysis, that assists customers in designing or redesigning their web sites in ways that facilitate analysis and reporting of their online businesses. Our professional service organization also helps customers to plan cost-effective e-customer intelligence strategies by, for example, evaluating trade-offs between the value of storing massive quantities of data and the hardware, software and organizational costs associated with that storage. We also assist customers in interpreting their data, identifying trends and designing appropriate action plans.

     Product Implementation and Application Integration Services. We offer a variety of product implementation consulting services, including FastPath. FastPath services enable a customer to rapidly begin using net.Analysis and includes an assessment of the customer's needs, product installation and configuration, and introductory training. Application integration consulting covers a broad array of services, including customization of net.Analysis reports, integration with third-party web and offline applications and databases, and the development of special software for unique customer situations. On a limited basis, we have also provided for a fee ongoing data management, analysis and reporting remotely from our offices.

     Training Programs. Through our training programs, we help customers use our products effectively and achieve their online business goals. We provide instruction in the development, use and administration of net.Analysis to marketing, business analysis, web site design and information technology professionals and other end users. We offer courses at our training facilities as well as at customers' locations. We also work closely with our solution providers to train them in the use and extension of net.Analysis so they can independently deliver professional services relating to net.Analysis.

     Technical Support Services. Basic technical support services includes product maintenance and phone, e-mail and web site support. For an additional fee, we also offer premium and custom support services for customers with special support needs.

PRODUCT DEVELOPMENT

     Since 1996, the majority of our research and development activities have been directed towards creating new versions of our net Analysis product to extend and enhance its features, particularly its scalability, its ability to integrate with other online and offline software applications and databases, and its analytic capabilities. We intend to continue our investments in these areas as well as in certain add-on technologies and applications, such as net.Activator, a recently announced product development initiative. With net.Activator, we intend to introduce an add-on application that will permit organizations to use the information collected by net.Analysis as direct input to other software applications, such as applications for direct marketing campaigns and ad targeting.

     We have invested significant resources in developing an open and extensible architecture to comply with widely accepted commercial software industry standards for building large-scale Internet applications. We develop most of our software in C++ and Java, two widely accepted programming languages for application development. In addition, net.Analysis meets ABC Interactive's standards for accuracy for independent verification of online visitor information. Adherence to industry standards provides compatibility with existing applications, simplifies the modification of our software, and reduces the customer's need to purchase new software.

     We have focused our product development efforts in particular on developing our software architecture to comply with eXtensible Markup Language, or XML, a recently adopted standard for data representation and processing. We are also actively developing and promoting a new initiative, known as Customer Profile Exchange, or CPEX, a global standard for privacy-enabled customer data interchange. Because we expect that the XML and CPEX standards will be widely adopted in our industry, we believe that our initiatives with regard to these standards will allow us to further our technology leadership position.

CUSTOMERS

     We sell our products primarily to medium and large-sized companies with significant investments in complex, high-traffic commercial web sites. As of December 15, 1999, our customers included the following companies, each of which has accounted for at least $15,000 of our total revenue recognized since January 1, 1998:

  TECHNOLOGY &                     FINANCIAL SERVICES             INTERNET & E-COMMERCE
  TELECOMMUNICATIONS               --------------------           ---------------------------
  -----------------------          Charles Schwab
                                   Chicago Board Options          BuyItNow.com
  3Com                               Exchange                     Direct Hit Technologies
  Akamai                           Countrywide Home Loans         eBags
  ASD Systems                      Credit Suisse First Boston     edu.com
  ATI Canada                       Fidelity Investments           Egreetings Network
  Bell Atlantic                    First American Bank            Foofoo.com
  Cellular One                     Nomura Securities              Furniture.com
  Creative Labs                    OppenheimerFunds               Gomez Advisors
  GTE                              PeopleFirst Finance            iCelebrate.com
  Instinctive Technology           PricewaterhouseCoopers         iWon
  Into Networks   (formerly        Sallie Mae                     Monster.com
  Arepa)                           SunAmerica                     NextPlanetOver Online
  Intraware                        VISA International             ShopLink.com
  Lexmark                                                         SmarterKids.com
  Lotus Development                PUBLISHING, ENTERTAINMENT &    StoreRunner
  MapInfo                          MEDIA                          Tavolo
  PixelPark GmbH                   --------------------------     ToyTime.com
  Sybase                                                          Travelscape.com
  Symantec                         365 Corporation
  Tele-Communications              ADVO                           OTHER
                                   BBC News Online                ------
  TRADITIONAL RETAIL               CBS
  -------------------              EarthWeb                       Delta Air Lines
  Barnes & Noble                   First Call                     General Electric
  Follett                          PlanetOut                      Goodyear
  The Gap                          R.R. Donnelly & Sons           Olympus America
  Micro Warehouse                  Red Herring                    PCS Health Systems
  Sears Canada                     Universal Studios
                                   Walt Disney
                                   ZineZone

TECHNOLOGY

     We believe that net.Analysis excels in areas essential to complex, high-traffic online businesses: scalability and performance, analytic capabilities, open architecture and reliability.

     Highly Scalable Data Import Architecture. We have designed net.Analysis to meet the needs of customers with high-traffic web sites that process tens of millions to over 100 million hits per day. net.Analysis works effectively with large, complex web sites that have multiple, geographically distributed data centers operating a mix of web server applications. Our solution is designed around our net.Stream technology, a highly scalable data import architecture that collects continuous streams of data regarding web site activity. The import architecture collects data from web server log files, network packet sniffers and web server plug-ins. net.Analysis consolidates all the requests from these disparate data centers into one, chronologically ordered thread, enabling a coherent view of web activity across the enterprise. net.Analysis avoids importing unwanted data, such as activity caused by automated indexing agents from search engines. net.Analysis then transforms the imported data into meaningful information for subsequent analysis.

     net.Analysis applies a number of web-specific data cleansing and transformation rules to extract a sophisticated model of users and their behavior from low-level visitor session information. net.Analysis tracks information about activities such as promotion responses, e-commerce transactions and advertising clickthroughs for subsequent analysis. These data importing and tracking techniques provide a coherent and complete view of visitor activity on our customer's web site.

     net.Analysis imports, manages and stores the complete history of each user visit, which can result in extremely large volumes of data, particularly in high-traffic environments. To maintain performance while analyzing these large amounts of data, net.Analysis offers end users the option to summarize detailed clickstream activity into data aggregates, while maintaining the underlying detailed transactional information. Working with data aggregates improves the overall response time for targeted queries of the database during an analysis. net.Analysis is optimized specifically for each supported database platform and uses the native database connectivity layer for high scale database access. We have also designed net.Analysis to take advantage of database-specific features and functionality to improve performance.

     We have designed the net.Analysis DataStore schema for high performance. net.Analysis DataStore has both a transactional schema and a constellation schema. The transactional schema is designed for loading large amounts of data on a consistent basis and the constellation schema is designed for ad hoc, interactive analysis. The schema also permits the efficient use of sophisticated database resources, such as parallelized queries, for high scaling and performance.

     Analytic Capabilities. We have designed net.Analysis to provide multiple analytic interfaces to meet the needs of different information consumers. The most powerful of these interfaces is net.Reporter. net.Reporter allows for the creation of custom reports as well as in-depth, ad hoc analysis. net.Reporter's flexible interface allows users to establish business rules, concentrate on particular segments of users, and compare those segments with one another by building, combining and applying reusable filters. In addition, we have designed a rich set of point-and-click wizards to simplify the process of creating sophisticated custom reports.

     net.Analysis is designed to analyze dynamic web sites effectively. We have included capabilities such as Key Value Analysis, which enables users to analyze web sites that employ dynamic content-serving technology. These capabilities provide insight on how visitors use online forms, search engine key words and respond to banner advertising.

     Standard, Open and Extensible Architecture. We have designed net.Analysis using a standards-based, open and extensible architecture that allows customers to easily manage net.Analysis and integrate it into their existing infrastructure. net.Analysis uses a common base of software code to support Microsoft Windows NT, Sun Solaris and IBM AIX. In addition, net.Analysis directly supports standard relational databases such as Oracle, Microsoft SQL Server, Sybase and Informix.

     We have designed the net.Analysis architecture to combine and correlate data from other databases and applications within an organization with online customer behavior. This functionality extends the power of net.Analysis in two ways. First, it allows net.Analysis to flexibly interact with an organization's existing infrastructure and enhances the value of the organization's existing customer information resources. Second, it enhances the analytic capabilities of net.Analysis by enabling end users to pursue more sophisticated questions about visitor behavior on their sites.

     With its open architecture, net.Analysis can be easily incorporated into complex web environments and can be used as a platform upon which customers can build additional applications, such as PixelPark's integration of net.Analysis with Intershop's commerce server.

     Reliability. We have designed net.Analysis to serve as a core element of the operational infrastructure of a large-scale enterprise. To that end, we have incorporated technologies that are designed to simplify system administration and oversight, such as automated scheduling facilities to handle data collection, data archival and report publishing. We have also incorporated automated monitoring and alerting features to manage these processes, as well as recovery systems to minimize the impact of power failures, third-party application faults and system overloads. In addition, we have developed an application to allow customers to integrate net.Analysis with systems management applications. We believe the combination of these architectural components makes net.Analysis suited to serve as a business-critical component of an organization's operational infrastructure.

STRATEGIC TECHNOLOGY RELATIONSHIPS

     To provide our customers with a complete solution, ensure that our own products are compatible with the most advanced available technology and increase the reach of our sales and marketing efforts, we have established relationships with a select group of software and service providers that we believe are leaders in their respective markets. Our relationships with these companies may include joint development efforts directed at integrating our respective products, joint participation in trade shows, seminars or user conferences, or co-marketing or co-selling programs, or reciprocal product and sales training. We believe that our association with these companies benefits our customers and helps to position us as a technology and market leader.

     We have strategic technology relationships with the following companies:

Allaire Allaire's Spectra software enables web site developers to quickly build and deploy a broad range of interactive applications for intranets and public Internet sites. We are integrating net.Analysis with Allaire's Spectra products to enable companies to evaluate the effectiveness of their web site design and online effectiveness.

Art Technology Group         Art Technology Group is a developer of e-commerce
                             and online personalization applications. We are integrating our net.Analysis application, including net.Instrument and CartSmarts, to enable business managers to capture, measure and correlate online behavior on web sites using Art Technology Group's
                             Dynamo product suite.

Annuncio Annuncio offers Annuncio Live, a software application that enables organizations to reliably automate and manage online marketing campaigns. Together, we are integrating net.Analysis with Annuncio Live to enable online marketers to combine ongoing web visitor data with data captured during Annuncio Live marketing campaigns to increase the effectiveness of these campaigns.

DoubleClick                  DoubleClick provides online advertising and direct
                             marketing software and services. We have integrated our software with DoubleClick's AdServer to enable users to measure and improve the effectiveness of specific marketing campaigns and advertisements.

Harte-Hanks                  Harte-Hanks is a leading provider of direct
                             marketing services, including database marketing solutions and response management services.
                             Harte-Hanks resells our software and services through its sales force in North America and the United Kingdom and also provides training on net.Genesis' Design for Analysis methodology.

IBM IBM's Net.Commerce is a suite of software applications that enable businesses to implement commercial web sites and effectively conduct electronic commerce on the Internet. IBM also offers WebSphere, which provides web site development tools and management software to help companies build, manage and deploy e-business applications. We have integrated net.Analysis with Net.Commerce and are integrating it with WebSphere to provide advanced analytic capabilities for customers using these IBM products.

Net Perceptions              Net Perceptions provides real-time product and
                             content recommendation software, which enables companies to better personalize their web sites and online marketing efforts based on individual visitor's preferences. We have integrated net.Analysis with Net Perceptions' Recommendation
                             Engine to demonstrate the effectiveness of Net
                             Perceptions' recommendations and to help business managers improve their site's ability to generate online revenue.

Sun-Netscape Alliance        Netscape, through its Sun-Netscape Alliance, offers
                             business-to-business e-commerce applications, including SellerXpert. We are integrating net.Analysis with SellerXpert to provide businesses a deeper understanding of the online behavior and purchasing patterns of their business customers.

Vignette Vignette's StoryServer software application enables businesses to better manage their online relationships by personalizing their web site content presentation, navigation and promotion based on visitors' preferences and actions. We have developed a Vignette integration that brings analytic capabilities to sites using StoryServer, improving content effectiveness and online relationships.

SALES AND MARKETING

     We sell net.Analysis worldwide through our direct sales force and, to a lesser extent, through relationships with resellers and other strategic partners. As of December 15, 1999, our sales force consisted of 39 sales professionals located in Atlanta, Boston, Chicago, Cupertino, Dallas, Los Angeles, New York, Raleigh, Tampa and London. Our direct sales force focuses on selling net.Analysis to customers that maintain strategic, high-traffic commercial web sites. We utilize sales teams consisting of both sales and technical professionals who work directly with potential customers, or with our partners, to provide proposals and demonstrations designed to address the specific needs of potential customers. We intend to increase our direct sales force, both domestically and abroad, and to develop relationships with additional resellers, systems integrators, original equipment manufacturers and application service providers.

     We have established relationships with web solution providers in numerous domestic and international locations to augment our ability to offer our products and services. Several of our solution providers are authorized resellers of our products and have completed the training we require to provide professional consulting services, technical integration services and technical support on our behalf.

     We have also entered into co-marketing and co-sale arrangements with selected strategic technology partners, such as IBM and DoubleClick. We also intend to license our software to other software and service companies for incorporation into their e-commerce and other application suites, such as with Harte-Hanks. In addition, we intend to license our software to companies that may resell our solution as a subscription service offering.

     We focus our marketing efforts on creating awareness of our solution among business executives, marketing professionals, web administrators and other information technology profes-sionals considering large-scale e-customer intelligence solutions. We conduct a variety of marketing programs worldwide to educate our target market. We have engaged in marketing activities such as online seminars and promotions, direct marketing, trade shows, press and industry analyst relations, and users conferences. We invest substantial effort in our web site to support our corporate image in the online business community and to generate sales leads. We make available on our web site extensive product information, including a virtual tour of common business scenarios, which shows online visitors typical applications of our product by marketing, advertising, information technology and executive-level employees. Our marketing organization works closely with our customers, direct sales organization and partners to capture, organize and prioritize customer feedback to help guide our product development organization.

COMPETITION

     The market for e-customer intelligence solutions and web site analysis software and related services is immature, fragmented, intensely competitive, rapidly evolving and subject to rapid technological change. We expect that competition will continue to intensify. Increased competition may result in reduced market acceptance of our products, price reductions and reduced gross margins, any of which could seriously harm our business. Competitors vary in size and in the scope and breadth of the products and services they offer. Our competitors include:

     - other companies developing and offering stand-alone e-customer intelligence and web site analysis software, such as Accrue, Macromedia (with its recent acquisition of Andromedia) and WebTrends

     - web application companies whose products have some of the functionality of our products, such as Microsoft, which includes web site statistical reporting in its Site Server software

     - companies offering traditional offline business intelligence or decision support solutions

     - providers of service-based solutions

     - internal development groups within prospective customers' organizations

     Some of our current and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. They have significantly greater name recognition and a larger installed base of customers. In addition, many of our competitors have well-established relationships with our current and potential customers. In the past, we have lost potential customers to competitors for various reasons and may continue to do so. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

     We believe that the principal competitive factors in the market for our products are:

     - the ability of a product to scale and support the requirements of complex, high-traffic web sites

     - depth of reporting and analysis capabilities

     - data collection capabilities and techniques

     - ability to integrate with the customer's web environment, and offline applications and data

     - ability to offer strategic professional services

     - quality of customer support

     - price

Although we believe that our solution competes favorably with respect to these factors, our market is relatively new and is developing rapidly. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, technical and other resources.

EMPLOYEES

     As of December 15, 1999, we had 147 full-time employees, including 39 in sales, 36 in engineering, 34 in professional services and technical support, 20 in general and administrative, and 18 in marketing and business development. None of our employees is represented by a labor union, and we have never experienced a work stoppage. We believe that our relations with our employees are good.

FACILITIES

     Our headquarters are located in Cambridge, Massachusetts, where we lease approximately 25,000 square feet of office space under a lease expiring in August 2004. We expect that these facilities will meet our needs through mid-2000 and that suitable additional or substitute space will be available as needed. We also lease sales and service offices in Cupertino and London. We lease these offices under agreements with remaining terms of less than two years.

LEGAL PROCEEDINGS

     We are not currently subject to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EXECUTIVES

     The following table sets forth information with respect to our executive officers, directors and key executives as of December 15, 1999:

NAME                                   AGE                           POSITION
----                                   ---                           --------
Executive Officers and Directors
Lawrence S. Bohn.....................  48     President, Chief Executive Officer and Director
John Delea...........................  38     Chief Financial Officer, Vice President, Finance and
                                                Administration, and Treasurer
Roger Hodskins.......................  44     Vice President, Worldwide Sales and Service
Marcie Desmond.......................  44     Vice President, Professional Services
Anne Estabrook.......................  35     Vice President, Marketing
David George.........................  32     Vice President, Business Development
Stan Jackson.........................  46     Vice President, Engineering
David Reiner.........................  47     Vice President, Product Strategy and Development
Kathleen Biro(1).....................  47     Director
Ted R. Dintersmith(1)................  47     Director
Robert N. Goldman(2).................  50     Director
Rory T. O'Driscoll...................  35     Director
Stephen J. Ricci(2)..................  53     Director

Key Executives

Matthew Cutler.......................  26     Founder and Chief E-Business Intelligence Officer
Eric Richard.........................  26     Founder and Chief Technology Officer

------------------------------
(1) Member of the compensation committee.
(2) Member of the audit committee.

     Lawrence S. Bohn has served as our President and Chief Executive Officer and a director since March 1998. From August 1997 to February 1998, Mr. Bohn was an independent consultant. From September 1994 to July 1997, he served as President of PC Docs, Inc., a developer of document management software for enterprise networks. From April 1986 to July 1994, Mr. Bohn served as Senior Vice President of Marketing and Business Development at Interleaf, Inc., a developer of electronic publishing solutions. He received a B.A. with honors from the University of Massachusetts at Amherst and an M.A. in structural linguistics from Clark University.

     John Delea has served as our Chief Financial Officer, Vice President, Finance and Administration, and Treasurer since December 1996. From September 1994 to August 1996, Mr. Delea served as Business Unit Controller at Bay Networks, now a division of Nortel Networks, where he directed the financial planning and operations of its router products group. From May 1992 to August 1994, Mr. Delea served as Assistant Treasurer and Director of Investor Relations at Wellfleet Communications (now Bay Networks). From September 1988 to April 1992, he served as a Treasury Manager at AT&T, and from July 1983 to August 1986, he served as an Audit Senior at Arthur Andersen LLP. Mr. Delea received an M.B.A. in finance from the University of Chicago Graduate School of Business and a B.A. in economics and accounting from the College of Holy Cross.

     Roger Hodskins has served as our Vice President of Worldwide Sales and Service since May 1998. From April 1997 to May 1998, he served as Vice President, Business Development at Rational Software Corporation, a provider of quality engineering software. He served as Vice President of Strategic Alliances and Emerging Markets at SQA Software from February 1992 until its merger with Rational Software in April 1997. From March 1988 to January 1992, Mr. Hodskins served as Manager, Geographic Information Systems and Senior International Marketing Consultant in international sales and marketing at Wang Laboratories. He received an M.B.A. in marketing from the University of Rochester and a B.S. with honors from Purdue University.

     Marcie Desmond has served as our Vice President of Professional Services since June 1999. From June 1994 to June 1999, she served as Managing Partner overseeing strategic accounts at Cambridge Technology Partners, a management consulting and systems integration firm. From June 1989 to June 1994, Ms. Desmond served as a manager at the Open Software Foundation. Ms. Desmond received a B.S. in computer science from the University of Massachusetts.

     Anne Estabrook has served as our Vice President of Marketing since May 1998. From June 1997 to April 1998, Ms. Estabrook served as the Director of Professional Services at Firefly Network, a provider of personalization software, where she led teams in the design and implementation of personalization solutions for the web. From September 1993 to June 1997, Ms. Estabrook was a senior associate at Mercer Management Consulting, a management consulting firm. From July 1987 to June 1991, she served as a Senior Design Engineer at Digital Equipment Corporation. Ms. Estabrook received an M.B.A. from the Wharton School at the University of Pennsylvania and a B.S. and an M.S. in electrical engineering from Cornell University.

     David George has served as our Vice President of Business Development since January 1999. From June 1996 to December 1998, Mr. George was responsible for building our international business operations. Mr. George served as Manager of the Strategic OEM Sales Team for Europe, Middle East and Africa at FTP Software, a provider of TCP/IP solutions, from 1993 to June 1996. He received a B.S. in marketing from the University of Rhode Island and studied International Business at Ealing University in London, England.

     Stan Jackson has served as our Vice President of Engineering since September 1999. From May 1999 to August 1999, Mr. Jackson served as our Solutions Engineering Manager. Mr. Jackson previously worked at Dow Jones Markets, where he served as Director of Technical Planning and as Director of Symbology Systems Development from May 1994 to December 1998. From October 1992 to October 1993, Mr. Jackson served as a manager of research and development at Thomson Financial Networks. He received a B.S. from the Sloan School of Management at the Massachusetts Institute of Technology.

     David Reiner has served as our Vice President of Product Strategy and Development since September 1999. From April 1998 to August 1999, he served as Senior Vice President in the Data Technologies Division of Harte-Hanks, a direct marketing and database marketing company. From July 1995 to December 1997, Dr. Reiner served as Senior Vice President and Chief Scientist at Epsilon Data Management, an industry leader in database marketing. Dr. Reiner received a Ph.D. in computer science from the University of Wisconsin-Madison and an A.B. in mathematics from Cornell University.

     Kathleen Biro has served as our director since April 1999. Ms. Biro has also served as Vice Chairman, President and a director of Bronnercom, an Internet professional services firm, since December 1999. Ms. Biro co-founded Strategic Interactive Group, a developer of Internet marketing strategies, in April 1995 and has served as its Chief Executive Officer since that time. Before founding Strategic Interactive Group, Ms. Biro served as Senior Vice President/Marketing Director at Bronner Slosberg Humphrey, a marketing agency. Ms. Biro serves as a director of Be Free, a digital marketing services firm. Ms. Biro received an M.B.A. in marketing and finance from the Columbia University Graduate School of Business and an M.S. in educational administration and a B.S. in English education from New York University.

     Ted R. Dintersmith has served as our director since September 1996. Since February 1996, Mr. Dintersmith has been a general partner at Charles River Ventures, a venture capital firm. From October 1987 to February 1996, he was a general partner of Aegis Management Corporation, a venture capital firm. Mr. Dintersmith serves as a director of Be Free and Flycast Communications. Mr. Dintersmith received a Ph.D. in engineering from Stanford University and a B.A. in physics and English from the College of William and Mary.

     Robert N. Goldman has served as our director since January 1995. Mr. Goldman has been chairman of the board of Object Design since January 1999, and has been its president and chief executive officer since September 1999. He also served as president and chief executive officer of Object Design from November 1995 to January 1999. From 1992 to August 1995, Mr. Goldman was chairman of Trinzic Corporation. Mr. Goldman is a member of the board of directors of Citrix Systems, Parametric Technology Corporation and Systemsoft Corporation. Mr. Goldman received a B.A. in computer science from Purdue University.

     Rory O'Driscoll has served as our director since June 1999. Since April 1993, Mr. O'Driscoll has served as a vice president of Bank of America Ventures, a venture capital firm. From March 1992 to April 1993, Mr. O'Driscoll served as a corporate development consultant for BankAmerica Corporation. Mr. O'Driscoll is a director of Connectinc.com. Mr. O'Driscoll holds a B.Sc. in Economics from the London School of Economics.

     Stephen J. Ricci has served as our director since June 1998. Mr. Ricci has been a general partner of OneLiberty Ventures, a venture capital firm, since its inception in January 1995. Before co-founding OneLiberty Ventures, Mr. Ricci was a general partner of Palmer Partners, a venture capital firm, from 1974 to 1994. Mr. Ricci received an M.B.A. from the Harvard Business School and a B.S. in mechanical engineering from Tufts University.

     Matthew Cutler co-founded net.Genesis in January 1994 and has served as our Chief E-Business Intelligence Officer since January 1999. Mr. Cutler currently leads our marketplace education and standards development efforts. Mr. Cutler previously served as our Director of Market Development from January 1994 to January 1999. From June 1995 to December 1998, Mr. Cutler also served as Chairman of the Webmasters' Guild, the world's first professional association of webmasters and now a part of the Association for Internet Professionals. Mr. Cutler received a B.S. in mechanical engineering with honors from Massachusetts Institute of Technology.

     Eric Richard co-founded net.Genesis and has served as our Chief Technology Officer since May 1994. Mr. Richard directs our technology development and product architecture. Mr. Richard is the principal author of "Build a Web Site," an early technical resource guide for web site developers. Mr. Richard received a B.S. in computer science from the Massachusetts Institute of Technology.

BOARD COMPOSITION

     Following this offering, the board of directors will be divided into three classes. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. Immediately after the completion of this offering:

     - Rory T. O'Driscoll and Lawrence S. Bohn will be the Class I directors and will serve until our annual stockholders' meeting in 2000

     - Stephen J. Ricci and Robert N. Goldman will be the Class II directors and will serve until our annual stockholders' meeting in 2001

     - Ted R. Dintersmith and Kathleen Biro will be the Class III directors and will serve until our annual stockholders' meeting in 2002

     Three of our current directors, Messrs. Dintersmith, O'Driscoll and Ricci, originally were elected as directors pursuant to provisions of a stockholders' agreement that will terminate upon the completion of this offering.

     Each executive officer serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors and executive officers.

BOARD COMMITTEES

     Our board of directors established an audit committee in December 1999. The audit committee consists of Robert N. Goldman and Stephen J. Ricci. The audit committee reviews our internal accounting procedures, evaluates our audit and control functions, and reviews the results and scope of the audit and other services provided by our independent public accountants.

     Our board of directors established a compensation committee in December 1999. The compensation committee consists of Kathleen Biro and Ted R. Dintersmith. The compensation committee reviews and recommends to the board of directors the compensation and benefits of our officers and directors and administers and grants options under our stock plans. The compensation committee also establishes and reviews general policies relating to the compensation and benefits of our employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of our board of directors or our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

     All of our directors are reimbursed for expenses incurred in attending meetings of the board of directors and committees. In addition, our non-employee directors are eligible to receive automatic grants of stock options under our 1999 Stock Incentive Plan. Currently, we do not otherwise compensate directors for their services as members of the board of directors or any committee of the board. In connection with the election of Kathleen Biro to our board, we granted her an option on April 12, 1999 to purchase 25,000 shares of common stock at an exercise price of $0.50 per share. The option vests as to one third of the shares subject to the option on April 12, 2000 and as to an additional 8.33% of such shares each quarter thereafter until fully vested.

     Each non-employee director will receive an option to purchase 25,000 shares of our common on the effective date of this offering. These options will vest in annual installments over three years from the date of grant. In addition, each non-employee director will receive an option to purchase 5,000 shares of our common stock on the date of each annual meeting of stockholders commencing with the 2000 annual meeting of stockholders. These options will be fully vested upon grant. In addition, individuals who become directors after this offering and are not our employees will receive an option to purchase 25,000 shares of our common stock on the date of his or her initial election to our board of directors. These options will vest in annual installments over three years from the date of grant.

EXECUTIVE COMPENSATION

  Compensation Earned

     The following table summarizes the compensation earned during 1998 by our named executive officers, who consist of each person who served in the capacity of chief executive officer of our company at any time during 1998 and five other current and former executive officers who earned more than $100,000 in salary and bonus during that year.

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM COMPENSATION
                                                                 ------------------------
                                                                          AWARDS
                                               ANNUAL            ------------------------
                                            COMPENSATION         RESTRICTED    SECURITIES    ALL OTHER
                                        ---------------------      STOCK       UNDERLYING     COMPEN-
NAME AND PRESENT PRINCIPAL POSITION(S)  SALARY($)    BONUS($)    AWARDS($)     OPTIONS(#)    SATION($)
--------------------------------------  ---------    --------    ----------    ----------    ---------
Lawrence S. Bohn.....................   $132,878     $51,750        $ 0         810,000       $36,000
President and Chief Executive Officer
John Delea...........................    116,655      50,000         --         320,000            --
  Chief Financial Officer, Vice
  President, Finance and
  Administration, and Treasurer
Roger Hodskins.......................     87,369      83,333         --         280,000            --
  Vice President, Worldwide Sales and
  Service
David George.........................     87,284      41,661         --         120,000            --
  Vice President, Business Development
Louis Gennaro........................     39,115          --         --              --            --
  Former Chief Executive Officer
Kathy Kessel.........................    101,042      39,917         --         280,000        37,500
  Former Vice President, Marketing
Christopher Paul.....................    105,547      15,000         --         280,000            --
  Former Vice President, Engineering

     In 1998, in addition to the compensation stated in the foregoing table, we also provided each of our full-time employees with term life insurance in an amount equal to their annual salary. Because we pay a single premium for the entire group of employees, we are unable to calculate the dollar amount of the premium attributable to any particular employee.

     We paid Mr. Bohn a $36,000 tax bonus in accordance with the terms of his employment agreement, which is described in more detail below under "-- Employment Agreement." Under the employment agreement, we also paid Mr. Bohn a signing bonus of $51,750, which Mr. Bohn used to purchase, on a restricted basis, 1,035,000 shares of our common stock at a price of $0.05 per share, which our board of directors determined was the fair market value of the common stock on the date of purchase. Under the terms of a stock restriction and repurchase agreement signed by Mr. Bohn in connection with this purchase, we have the right to repurchase these shares of restricted stock if Mr. Bohn's employment is terminated. Our right to repurchase these shares of restricted stock expires in 48 equal monthly installments. Upon the closing of this offering, our right to repurchase these shares of restricted stock will expire. As December 31, 1998, the value of these shares of restricted stock was $124,200, based on a price of $0.12 per share, which our board of directors determined was the fair market value of the common stock on that date. We paid Kathy Kessel $37,500 as severance in connection with the termination of her employment at the end of 1998.

  Option Grants

     The following table provides information regarding stock options granted to the named executive officers during 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                         ------------------------------------------------------
                                       PERCENT OF                                   POTENTIAL REALIZABLE
                                          TOTAL                                       VALUE AT ASSUMED
                         NUMBER OF       OPTIONS                                    ANNUAL RATES OF STOCK
                         SECURITIES    GRANTED TO                                  PRICE APPRECIATION FOR
                         UNDERLYING     EMPLOYEES      EXERCISE                          OPTION TERM
                          OPTIONS          IN          PRICE PER     EXPIRATION    -----------------------
NAME                     GRANTED(#)    FISCAL YEAR    SHARE($/SH)       DATE         5%($)        10%($)
----                     ----------    -----------    -----------    ----------    ---------    ----------
Lawrence S. Bohn.......   810,000         22.8%          $0.12        07/15/08      $61,129      $154,912
John Delea.............   320,000          9.0            0.12        07/15/08       24,150        61,200
Roger Hodskins.........   140,000          3.9            0.05        05/28/08        4,402        11,156
                          140,000          3.9            0.12        07/15/08       10,565        26,775
David George...........    65,000          1.8            0.05        04/02/08        2,044         5,180
                           55,000          1.6            0.12        07/15/08        4,151        10,519
Louis Gennaro..........        --           --              --              --           --            --
Kathy Kessel...........   140,000          3.9            0.05        05/28/08        4,402        11,156
                          140,000          3.9            0.12        07/15/08       10,565        26,775
Christopher Paul.......   140,000          3.9            0.05        04/02/08        4,402        11,156
                          140,000          3.9            0.12        07/15/08       10,565        26,775

     All options described in the foregoing table vest as to 25% of the shares subject to the option on the first anniversary of the date of grant and as to an additional 6.25% of such shares each quarter thereafter until fully vested, except that the option granted to Mr. Bohn vests in 48 equal monthly installments, beginning March 23, 1998.

     In 1998 and 1999, we accelerated this vesting schedule for some of the named executive officers and entered into stock restriction and repurchase agreements with them containing identical vesting schedules. See "Transactions with Related Parties -- Acceleration of Stock Options Vesting for Executive Officers." When we entered into these agreements, we also provided that vesting would accelerate in the event of a change of control, by 24 months in the case of Messrs. Bohn and Hodskins and by twelve months in the case of Messrs. George and Paul. The percentage of total options is based on an aggregate of 3,546,400 options that we granted during 1998 to our employees, including the named executive officers. We granted these options with an exercise price equal to the fair market value of our common stock on the date of grant, as determined in good faith by our board of directors. All of the options have a term of 10 years, subject to earlier termination in the event of a termination of employment. The exercise price for all options may be paid in cash, shares of common stock, or a combination of cash and shares.

     The potential realizable values are based on the assumption that our common stock will appreciate at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on SEC requirements and do not reflect our projections or estimates of future stock price growth. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock. This table does not take into account any appreciation in the price of our common stock from the date of grant to the current date. The values shown are net of the option exercise price, but do not reflect deductions for taxes or other expenses associated with the exercise.

  Option Exercises and Holdings

     The following table provides information regarding exercises of stock options during 1998 and exercisable and unexercisable options held on December 31, 1998 by each of the named executive officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                         SHARES                    OPTIONS AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END($)
                       ACQUIRED ON      VALUE      ------------------------------   ---------------------------
NAME                   EXERCISE(#)   REALIZED($)   EXERCISABLE     UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                   -----------   -----------   ------------    --------------   -----------   -------------
Lawrence S. Bohn.....         --          --              --          810,000             --             --
John Delea...........         --          --         160,000          160,000             --             --
Roger Hodskins.......    140,000         $ 0              --          140,000             --             --
David George.........         --          --          17,500          142,500         $1,225         $6,125
Louis Gennaro........     63,200           0              --               --             --             --
Kathy Kessel.........         --          --          35,000               --             --             --
Christopher Paul.....         --          --              --          280,000             --          9,800

     The value of unexercised in-the-money options is based on a price of $0.12 per share, the fair market value of our stock on December 31, 1998 as determined by our board of directors, minus the per share exercise price, multiplied by the number of shares underlying the option. After December 31, 1998, we entered into arrangements with some of our executive officers to accelerate the vesting of their options upon the conditions described in "Transactions with Related Parties -- Acceleration of Stock Option Vesting for Executive Officers."

EMPLOYEE BENEFIT PLANS

  1995 Stock Option Plan

     In 1995, our board adopted and our stockholders approved the 1995 stock option plan and reserved 1,316,809 shares of common stock for issuance under the plan. In July 1998, we amended the plan to increase the number of shares authorized for issuance under the plan to 4,000,000. In September 1999, we amended the plan to increase the number of shares authorized for issuance under the plan to 5,000,000. On December 15, 1999, options to purchase a total of 2,266,736 shares of common stock were outstanding under the 1995 plan. These options had a weighted average exercise price of $1.11 per share. In connection with the adoption of the 1999 stock incentive plan described below, the board terminated further issuances of options under the 1995 plan.

     The 1995 plan authorizes the grant of options to purchase common stock intended to qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code, and nonstatutory stock options. The exercise price of incentive options granted under the 1995 plan must be at least equal to the fair market value of our common stock on the date of grant. The terms of these options may not exceed ten years. The exercise price of incentive options granted to an optionee who owns stock possessing more than 10% of the voting power of our outstanding capital stock must be at least equal to 110% of the fair market value of the common stock on the date of grant. This type of optionee must exercise his or her option within five years from the date of grant.

     The 1995 plan provides that, upon a change of control of our company:

     - all outstanding options will be exchanged for similar options of the corporation surviving any change of control

     - the vesting of all outstanding options will be accelerated by twelve months

For these purposes, a "change of control" means the occurrence of any of the following:

     - any person becomes a beneficial owner, directly or indirectly, of 50% or more of the combined voting power of our outstanding shares

     - any merger or consolidation of net.Genesis with another company, other than a merger or consolidation in which our voting shares outstanding immediately before the merger or consolidation represent more than 50% of the combined voting power of the voting shares of the surviving entity

     - the liquidation, sale or disposition of all or substantially all of our assets

     The 1995 plan is administered by the compensation committee of our board of directors.

  1999 Stock Incentive Plan

     In December 1999, our board of directors adopted and our stockholders approved our 1999 stock incentive plan. The 1999 plan initially authorizes the issuance of up to 3,500,000 shares of our common stock and authorizes an additional 500,000 shares of our common stock on each of the first three anniversaries of the date of adoption of the plan. On December 15, 1999, no options had been granted under the 1999 plan.

     The 1999 plan authorizes the grant of options to purchase common stock intended to qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code, and nonstatutory stock options. The 1999 plan also provides for awards of stock appreciation rights, performance shares, restricted stock and other stock-based awards.

     Our officers, directors, employees, consultants and advisors are eligible to receive awards under the 1999 plan. Under present law, incentive stock options may only be granted to employees. No participant may receive awards for over 1,000,000 shares of common stock in any calendar year.

     Incentive options may be granted under the 1999 plan to our employees and employees of our affiliates within the meaning of the Internal Revenue Code, including our officers and directors as well as officers and directors of our affiliates who are also employees. The exercise price of incentive options granted under the 1999 plan must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive options granted to an optionee who owns stock possessing more than 10% of the voting power of our outstanding capital stock must be at least equal to 110% of the fair market value of the common stock on the date of grant. This type of optionee must exercise his or her option within five years from the date of grant.

     Under the terms of the 1999 plan, we may grant nonstatutory options to our officers and other employees, our directors, and other individuals providing services to us. There are no limits on the exercise price of nonstatutory options granted under the 1999 plan.

     Under the terms of the 1999 plan, non-employee directors will also receive certain automatic option grants as described in "Management -- Director Compensation."

     The 1999 plan provides that, upon a change of control of our company:

     - all outstanding options will be exchanged for similar options of the corporation surviving any change of control

     - the vesting of all outstanding options will be accelerated by twelve months

For these purposes, a "change of control" has the same meaning as under the 1995 plan.

     The 1999 plan is administered by the compensation committee of the board of directors. The compensation committee selects the individuals to whom awards will be granted and determines the exercise price and other terms of each award, subject to the provisions of the 1999 plan.

  1999 Employee Stock Purchase Plan

     In December 1999, our board of directors adopted and our stockholders approved our 1999 employee stock purchase plan. The stock purchase plan initially authorizes the issuance of up to 300,000 shares of our common stock and authorizes an additional 70,000 shares of our common stock on each of the first three anniversaries of the date of adoption of the plan.

     All of our employees who have completed three months of employment and whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the stock purchase plan. Employees who own stock and hold outstanding options to purchase stock representing five percent or more of the total combined voting power or value of all classes of our stock are not eligible to participate in the stock purchase plan.

     At the commencement of each designated payroll deduction period, or offering period, an eligible employee may authorize us to deduct between 1% to 10%, in increments of 1%, of his or her base pay. On the last business day of the offering period, we will deem the employee to have exercised the option, at the exercise option price, to the extent of accumulated payroll deductions. The purchase price will be 85% of the closing market price of our common stock on either the first or last business day of the offering period, whichever is lower.

     No employee is allowed to buy shares of common stock worth more than $25,000, based on the fair market value of the common stock on the first day of the offering period, in any calendar year under the plan.

     The stock purchase plan is administered by the compensation committee of the board of directors.

  401(k) Plan

     We have adopted an employee savings and retirement plan qualified under
Section 401 of the Internal Revenue Code and covering all of our employees. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of the reduction contributed to the 401(k) plan. We may make matching or additional contributions to the 401(k) plan in amounts to be determined annually by our board of directors.

EMPLOYMENT AGREEMENT

     On May 28, 1998, we hired Lawrence S. Bohn to serve as our President and Chief Executive Officer and we entered into an employment agreement and a stock restriction and repurchase agreement with him. Under the employment agreement, we agreed to employ Mr. Bohn as our President and Chief Executive Officer at an annual salary of $150,000, which our board may increase annually. We also agreed to pay Mr. Bohn a signing bonus of $51,750 upon the commencement of his employment and a 1999 tax bonus of $36,000 on April 1, 1999. The agreement does not specify a term of employment; rather, Mr. Bohn remains an employee-at-will. Under the agreement, Mr. Bohn is entitled to participate in any bonus, group health, medical reimbursement or life insurance programs that we may offer.

     Under the employment agreement, we must pay Mr. Bohn severance payments in an amount equal to the salary and bonus paid to him over the immediately preceding 12 months if his employment is terminated:

     - by us without good cause, which means dishonesty, any misappropriation of our assets, gross failure to perform his duties, the commission of any felony or any crime involving moral turpitude, or any breach of his obligations under his confidentiality, assignment of inventions and non-competition agreement with us

     - upon a change of control of net.Genesis

     - as a result of any attempt by us to force Mr. Bohn to relocate involuntarily his place of employment by more than 100 miles from Cambridge, Massachusetts

     - as a result of any action by us that has the effect of significantly diminishing his level of responsibility as President and Chief Executive Officer

     We also agreed to use our best efforts to cause Mr. Bohn to be elected to our board of directors. The employment agreement further provides that if Mr. Bohn's employment is terminated for any reason, he will be deemed to have resigned as a director and from all other positions with net.Genesis. While Mr. Bohn serves as our Chief Executive Officer, he is entitled to approve the appointment of any Chairman of the Board.

LIABILITY LIMITATIONS AND INDEMNIFICATION

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law permits a corporation to provide that its directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - any breach of their duty of loyalty to the corporation or its stockholders

     - acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law

     - unlawful payments of dividends or unlawful stock repurchases or redemptions

     - any transaction from which the director derived an improper personal benefit

     The limitations do not apply to liabilities arising under the federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission.

     Our certificate of incorporation and by-laws provide that we will indemnify our directors and officers, and may indemnify other employees and agents, to the maximum extent permitted by law. We believe that indemnification under our by-laws covers at least negligence and gross negligence on the part of indemnified parties. Our by-laws also permit us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of actions in his or her capacity as an officer, director, employee or agent, regardless of whether the by-laws would permit indemnification. We have obtained an insurance policy that insures our directors and officers against losses, above a deductible amount, from specified types of claims. We believe that these provisions and policies are desirable to help us attract and retain qualified persons as directors and executive officers.

     The limited liability and indemnification provisions in our certificate of incorporation and by-laws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

     At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under our certificate of incorporation or by-laws, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                       TRANSACTIONS WITH RELATED PARTIES

SALES OF PREFERRED STOCK

     A number of our directors, executive officers and stockholders beneficially owning more than 5% of our common stock have participated in transactions in which they purchased shares of our preferred stock. We believe that we sold these shares at their fair market value and that the terms of these transactions were no less favorable than we could have obtained from unaffiliated third parties. The following table summarizes these transactions:

                        CLASS OF                NUMBER
DATE OF TRANSACTION  PREFERRED STOCK   PRICE   OF SHARES
-------------------  ---------------   -----   ---------
September 18, 1996     Series B        $5.15     776,717
September 12, 1997     Series C        $0.50   2,928,316
  June 25, 1998        Series D        $1.20   5,899,999
  June 10, 1999        Series F        $3.32   6,626,508

     On the closing of this offering, these shares of preferred stock will automatically convert into shares of common stock. Listed below are the directors, executive officers and 5% stockholders who participated in the transactions described above.

                                                       PREFERRED STOCK
                                         -------------------------------------------     AGGREGATE
STOCKHOLDER                              SERIES B   SERIES C    SERIES D    SERIES F   CONSIDERATION
-----------                              --------   ---------   ---------   --------   -------------
Charles River Partnership VII..........  383,514    1,005,520   1,500,000   261,050     $5,144,543
Affiliates of Bessemer Venture
Partners...............................  344,187      902,400   1,266,667   261,044     $4,610,430
Affiliates of OneLiberty Ventures......       --           --   2,625,000   261,044     $4,016,666
Sean O'Sullivan Revocable Living
  Trust................................    4,855      274,914      20,834        --     $  187,461
Christopher Paul.......................       --           --      83,333        --     $  100,000

     Ted R. Dintersmith, a general partner of Charles River Partnership VII, has served as one of our directors since September 1996. Stephen J. Ricci, a general partner of OneLiberty Fund IV, has served as one of our directors since June 1998. Sean M. O'Sullivan, the trustee of the Sean O'Sullivan Revocable Living Trust, served as one of our directors from July 1995 to April 1999. Christopher Paul served as our Vice President of Engineering from March 1998 to September 1999.

     In connection with our sales of preferred stock in the foregoing transactions, we granted rights to the holders of preferred stock to require us to register their shares under the Securities Act and to include their shares in registration statements we file for our own benefit under the Securities Act. For more information about these registration rights, please see "Description of Capital Stock -- Registration Rights."

SALE OF COMMON STOCK TO LAWRENCE S. BOHN

     On May 28, 1998, in connection with the employment of Lawrence S. Bohn as our President and Chief Executive Officer, we issued and sold to Mr. Bohn 1,035,000 shares of our common stock for $0.05 a share, which our Board of Directors determined to be the fair market value of our common stock at the time. On the same date, we entered into a stock restriction and repurchase agreement with Mr. Bohn providing that if he ceases to be employed by us prior to the full vesting of his shares, we may repurchase the unvested shares for $0.001 per share. This option to repurchase lapses in 48 equal monthly installments, calculated from March 23, 1998. The stock restriction and repurchase agreement will terminate upon the closing of this offering.

LOAN TO LAWRENCE S. BOHN

     On May 4, 1999, Mr. Bohn exercised an option to purchase 810,000 shares of our common stock at an exercise price of $0.12 per share. This option was accelerated as described below. We loaned

Mr. Bohn $96,390 towards this purchase. The full recourse loan is evidenced by a promissory note from Mr. Bohn to us. The loan is secured by the 810,000 shares of common stock that Mr. Bohn purchased.

ACCELERATION OF STOCK OPTION VESTING FOR EXECUTIVE OFFICERS

     We have made arrangements with our executive officers to accelerate the vesting of their options in full if they enter into stock restriction and repurchase agreements with us. Under the stock restriction and repurchase agreements, if an executive officer ceases to be employed by us before any of the shares purchased would otherwise have vested under the option agreement, we have the right to repurchase those shares at the same price for which the officer purchased them. The following table provides information regarding the executive officers who have entered into these arrangements with us, the date of the transaction, the exercise price and number of options that were accelerated, the number of shares purchased (including shares that were already vested and therefore not subject to any stock restriction and repurchase agreement), and the extent to which acceleration of vesting of the shares purchased will occur upon a change in control of our company.

                                                                     NUMBER OF    NUMBER OF   ACCELERATION
                                             DATE OF     EXERCISE     OPTIONS      SHARES     UPON CHANGE
NAME AND PRINCIPAL POSITION                TRANSACTION    PRICE     ACCELERATED   PURCHASED    OF CONTROL
---------------------------                -----------   --------   -----------   ---------   ------------
Lawrence S. Bohn.........................   05/04/99      $0.12       573,754      810,000       24 months
  President and Chief Executive Officer
Roger Hodskins...........................   06/19/98      $0.05       140,000      140,000       24 months
  Vice President, Worldwide Sales and       09/01/99      $0.12       105,000      140,000       24 months
  Service
Anne Estabrook...........................   05/30/99      $0.05        22,500       30,000       12 months
  Vice President, Marketing                 05/30/99      $0.12       130,000      130,000       12 months
David George.............................   05/30/99      $0.05        54,408      105,000       12 months
  Vice President, Business Development      05/30/99      $0.12        30,938       55,000       12 months
Matthew Cutler...........................   09/17/99      $0.12       135,000      180,000       12 months
  Chief E-Business Intelligence Officer
Eric Richard.............................   09/17/99      $0.12       123,750      165,000       12 months
  Chief Technology Officer
Christopher Paul.........................   06/02/99      $0.05        96,250      105,000       12 months
  Former Vice President, Engineering        06/02/99      $0.12       140,000      140,000       12 months

     On June 22, 1999, John Delea, our Chief Financial Officer, exercised an option to purchase 200,000 shares of common stock. Because the shares were vested under the terms of the option, he was not required to enter into a stock restriction and repurchase agreement with us. Mr. Delea has options to purchase an additional 150,000 shares of common stock, which he may exercise at any time, provided that he enters into an appropriate stock restriction and repurchase agreement with us. In September 1999, Christopher Paul's employment with us terminated, and in December 1999 we repurchased from him 166,250 shares of common stock pursuant to his stock restriction and repurchase agreements.

TERMS OF TRANSACTIONS

     We believe that all of the transactions described above were made on terms no less favorable to us than we would have obtained from unaffiliated third parties. We have adopted a policy under which all future transactions between us and any of our directors, executive officers or 5% stockholders must be on terms no less favorable to us than we would obtain from unaffiliated third parties and must be approved by a majority of the disinterested members of the board of directors.

                             PRINCIPAL STOCKHOLDERS

     The following table provides information about the beneficial ownership of our common stock as of December 15, 1999, by:

     - each person or entity known to own beneficially more than five percent of our common stock

     - each of the named executive officers

     - each of our directors

     - all of our executive officers and directors as a group

     In accordance with SEC rules, beneficial ownership includes any shares for which a person or entity has sole or shared voting power or investment power and any shares of which the person or entity has the right to acquire beneficial ownership within 60 days after December 15, 1999 through the exercise of any option or otherwise. Except as noted below, we believe that the persons named in the table have sole voting and investment power with respect to the shares of common stock set forth opposite their names. Percentage of beneficial ownership is based on 21,338,368 shares of common stock outstanding as of December 15, 1999, including shares into which our outstanding preferred stock will convert
upon completion of this offering, and           shares of common stock that will
be outstanding after completion of this offering. All shares included in the "Right to Acquire" column represent shares subject to outstanding stock options exercisable within 60 days after December 15, 1999. The address of our executive officers and directors is in care of net.Genesis Corp., 150 CambridgePark Drive, Cambridge, Massachusetts 02140.

                                                                                   PERCENTAGE OF SHARES
                                             NUMBER OF SHARES BENEFICIALLY OWNED    BENEFICIALLY OWNED
                                             -----------------------------------   --------------------
                                             OUTSTANDING   RIGHT TO     TOTAL       BEFORE      AFTER
                                               SHARES      ACQUIRE      NUMBER     OFFERING    OFFERING
                                             -----------   --------   ----------   --------    --------
Ted R. Dintersmith(1)......................   3,150,084         --     3,150,084     14.8%
Charles River Partnership VII..............   3,150,084         --     3,150,084     14.8
  1000 Winter Street
  Waltham, MA 02154
Stephen J. Ricci(2)........................   2,886,044         --     2,886,044     13.5
Affiliates of OneLiberty Ventures(3).......   2,886,044         --     2,886,044     13.5
  150 CambridgePark Drive
  10th Floor
  Cambridge, MA 02140
Affiliates of Bessemer Venture
  Partners(4)..............................   2,774,298         --     2,774,298     13.0
  1400 Old Country Road
  Suite 407
  Westbury, NY 11590
Lawrence S. Bohn(5)........................   1,845,000         --     1,845,000      8.6
Rory O'Driscoll(6).........................   1,807,228         --     1,807,228      8.5
Bank of America Ventures...................   1,807,228         --     1,807,228      8.5
  950 Tower Lane
  Suite 700
  Foster City, CA 94404
John Delea.................................     200,000    150,000       350,000      1.6
Roger Hodskins(7)..........................     280,000         --       280,000      1.3
David George(8)............................     160,000     40,000       200,000        *
Christopher Paul...........................     197,083         --       197,083        *
Robert N. Goldman..........................      60,855     18,446        79,301        *

                                                                                   PERCENTAGE OF SHARES
                                             NUMBER OF SHARES BENEFICIALLY OWNED    BENEFICIALLY OWNED
                                             -----------------------------------   --------------------
                                             OUTSTANDING   RIGHT TO     TOTAL       BEFORE      AFTER
                                               SHARES      ACQUIRE      NUMBER     OFFERING    OFFERING
                                             -----------   --------   ----------   --------    --------
Kathy Kessel...............................      35,000         --        35,000        *

Louis Gennaro..............................      63,200         --        63,200        *
Kathleen Biro..............................          --         --            --        *
All current executive officers and
  directors as a group (13 persons)........  10,549,211    208,446    10,757,657     49.9%

------------------------------
*   Less than one percent.

(1) Represents shares beneficially held by Charles River Partnership VII, of which Mr. Dintersmith is a general partner. Mr. Dintersmith disclaims beneficial ownership of all of these shares, except to the extent of his pecuniary interest in those shares, if any.

(2) Represents shares beneficially held by affiliates of OneLiberty Ventures, of which Mr. Ricci is a general partner. Mr. Ricci disclaims beneficial ownership of all of these shares, except to the extent of his pecuniary interest in those shares, if any.

(3) Represents 2,748,613 shares beneficially held by OneLiberty Fund, IV and 137,431 shares beneficially held by OneLiberty Advisors IV, L.P.

(4) Includes 1,093,096 shares beneficially held by Bessec Ventures IV L.P., 1,093,095 shares beneficially held by Bessemer Venture Partners IV L.P., 57,041 shares beneficially held by BVP IV Special Situations L.P. and 45,703 shares beneficially held by BVP Special Situations L.P. Also includes 485,363 shares beneficially held by affiliates of Bessemer Venture Partners for whom Robert Buescher, a manager of the general partner of Bessemer Venture Partners IV L.P., holds a power of attorney.

(5) Includes 100,000 shares held by the Justin Bohn Trust and 100,000 shares held by the Ariel Bohn Trust. Of the outstanding shares held by Mr. Bohn, 960,952 shares do not vest until after 60 days after December 15, 1999 and are subject to our right to repurchase them if Mr. Bohn's employment is terminated.

(6) Represents shares beneficially held by Bank of America Ventures, of which Mr. O'Driscoll is a vice president. Mr. O'Driscoll disclaims beneficial ownership of all of these shares.

(7) Of the outstanding shares held by Mr. Hodskins, 166,250 shares do not vest until after 60 days after December 15, 1999 and are subject to our right to repurchase them if Mr. Hodskins' employment is terminated.

(8) Of the outstanding shares held by Mr. George, 55,588 shares do not vest until after 60 days after December 15, 1999 and are subject to our right to repurchase them if Mr. George's employment is terminated.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Upon completion of this offering, we will be authorized to issue 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value. The following is a summary description of our capital stock.

COMMON STOCK

     As of December 15, 1999, there were 21,338,368 shares of common stock outstanding, assuming the conversion of all outstanding shares of preferred stock into common stock upon completion of this offering. The shares were held of record by 152 stockholders.

     Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive their proportionate share of dividends, if any, declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to their proportionate share of all assets remaining after payment of liabilities, after taking into consideration the prior distribution rights of any preferred stock then outstanding. Common stock has no preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions apply to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock being offered by us will be fully paid and nonassessable upon the completion of this offering.

PREFERRED STOCK

     Immediately prior to this offering, our certificate of incorporation provided for six series of preferred stock. Upon the completion of this offering, each outstanding share of preferred stock will automatically convert into one share of common stock.

     Upon the completion of this offering, the board of directors will be authorized, without stockholder approval, to issue from time to time up to 5,000,000 shares of preferred stock in one or more series, each series to have whatever rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, that the board of directors may determine. The rights of the holders of common stock will be affected by, and may be adversely affected by, the rights of holders of any preferred stock that we may issue in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for others to acquire, or of discouraging others from attempting to acquire, a majority of our outstanding voting stock. We have no current plans to issue any shares of preferred stock.

WARRANTS

     We have outstanding warrants to purchase 279,739 shares at an exercise price of $1.84 per share. These warrants will expire three years after completion of this offering. We also have outstanding a warrant to purchase 114,458 shares at an exercise price of $3.32. This warrant will expire upon the effective date of this offering. We expect the holder of this warrant to exercise the warrant before that date.

REGISTRATION RIGHTS

     After the completion of this offering, the holders of approximately 16,345,998 shares of common stock and warrants to purchase 279,739 shares of common stock, or their permitted transferees, will be entitled to certain rights with respect to registration of their shares, or "registrable securities," under the Securities Act.

     At any time after 180 days following the effective date of the registration statement for this offering, the holders of at least 50% of the registrable securities then outstanding can require us to file a registration statement covering their registrable securities if the reasonably anticipated aggregate offering price to the public would exceed $7.5 million. In addition, two years after this offering, holders of registrable securities may require us to register their shares for public resale on Form S-3 or any successor form if we are able to use that form and the reasonably anticipated aggregate offering price to the public would exceed $1.0 million. Furthermore, if we choose to register any of our shares of common stock or other securities for any public offering, the holders of registrable securities are entitled to include their registrable securities in the registration, subject to the right of the managing underwriter of the offering to reduce the number of shares to be registered in view of market conditions. This incidental registration right has been waived with respect to this offering. We will pay all of the expenses of any registration, other than underwriting discounts and commissions and extraordinary expenses attributable to any one security holder. If any person with registration rights holds less than 1% of our outstanding capital stock, the person's registration rights terminate when the person becomes entitled to sell all of its shares in any 90-day period under Rule 144 of the Securities Act.

     If our stockholders with registration rights cause a large number of securities to be registered and sold in the public market, those sales could cause the market price of our common stock to fall. If we were to initiate a registration and include registrable securities because of the exercise of registration rights, the inclusion of registrable securities could adversely affect our ability to raise capital.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND OUR CHARTER AND BY-LAWS

     Provisions of Delaware law and our certificate of incorporation and by-laws could make it more difficult to acquire us by means of a tender offer, a proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

     We must comply with Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to an interested stockholder. An interested stockholder includes a person who, together with affiliates and associates, owns, or did own within three years before the determination of interested stockholder status, 15% or more of the corporation's voting stock. The existence of this provision generally will have an anti-takeover effect for transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

     Upon the completion of this offering, our certificate of incorporation and by-laws will require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, upon the completion of this offering, special meetings of our stockholders may be called only by the board of directors or some of our officers. Our certificate of incorporation and by-laws also provide that, effective upon the completion of this offering, our board of directors will be divided into three classes, with each class serving staggered three-year terms. These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is BankBoston, N.A.

LISTING

     We have applied to list our common stock on the Nasdaq National Market under the symbol NTGX.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Before this offering, there has been no market for our common stock. We cannot predict the effect, if any, that sales of shares of common stock to the public or the availability of shares for sale to the public will have on the market price of the common stock prevailing from time to time. Nevertheless, if a significant number of shares of common stock are sold in the public market, or if people believe that such sales may occur, the prevailing market price of our common stock could decline and could impair our future ability to raise capital through the sale of our equity securities.

     Giving effect to this offering and the exercise of a warrant, upon
completion of this offering we will have outstanding           shares of common
stock, assuming no exercise of any other outstanding options or warrants after
December 15, 1999. Of these shares, the           shares sold in this offering
will be freely tradable without restriction under the Securities Act except for any shares purchased by affiliates of net.Genesis, as that term is defined in Rule 144 under the Securities Act.

     The remaining 21,452,826 shares of common stock were issued and sold by us in reliance on exemptions from the registration requirements of the Securities
Act and as a result are restricted securities. A total of           shares are
subject to lock-up agreements with the underwriters that provide that the holders of those shares may not dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock. These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without notice, Hambrecht & Quist LLC may, in its sole discretion, release some or all of the securities from these lock-up agreements. In addition, holders of stock options and warrants could exercise these options and warrants and sell the shares issued upon exercise as described below. The following table describes the number of outstanding shares that will become eligible for sale in the public market on several relevant dates.

                                            NUMBER OF
                                         SHARES ELIGIBLE
                                           FOR FUTURE
RELEVANT DATES                                SALE                         COMMENT
--------------                           ---------------                   -------
On effective date......................                    Shares eligible for sale under Rule
                                                           144(k)
90 days after effective date...........                    Additional shares eligible for sale
                                                           under Rules 144 and 701
180 days after effective date..........                    All shares subject to lock-up
                                                           agreements released; additional shares
                                                           eligible for sale under Rules 144 and
                                                           701
More than 181 days after effective
  date.................................                    Additional shares becoming eligible for
                                                           sale under Rule 144 more than 180 days
                                                           after the effective date

RULE 144

     In general, under Rule 144, an affiliate of net.Genesis, or any person or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, generally including the holding period of any prior owner other than an affiliate from whom the holder acquired the shares for value, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of:

     - one percent of the then-outstanding shares of common stock (approximately shares immediately after this offering)

     - the average weekly trading volume during the four calendar weeks before the date on which the seller files a notice of the proposed sale with the SEC

     Sales under Rule 144 must also comply with manner of sale provisions and notice requirements, and information about us must be publicly available. All holders of Rule 144 shares are required to wait until 90 days after the date of this prospectus before selling those shares.

RULE 144(k)

     Under Rule 144(k), a person who has not been an affiliate of net.Genesis at any time during the three months before a sale, and who has beneficially owned the shares proposed to be sold for at least two years, generally including the holding period of any prior owner other than an affiliate from whom the holder acquired the shares for value, is entitled to sell those shares without complying with the volume limitation, manner of sale, notice filing or public information requirements of Rule 144. Therefore, unless otherwise restricted, shares eligible for sale under Rule 144(k) may be sold immediately upon the completion of this offering.

RULE 701

     Any of our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provision of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date
of this prospectus before selling those shares. A total of             of the
Rule 701 shares are subject to lock-up agreements.

     We are unable to estimate the number of shares that will be sold under Rules 144, 144(k) and 701 because that number will depend on the market price for the common stock, the personal circumstances of the sellers and other factors. Upon the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering, among other things, shares of common stock covered by outstanding options under our stock plans. Based on the number of shares covered by outstanding options as of December 15, 1999 and currently reserved for issuance under the stock plans, the registration statement would cover approximately 6,066,736 shares. The registration statement will become effective upon filing. Accordingly, shares registered under the registration statement on Form S-8 will be available for sale in the open market immediately, after complying with Rule 144 volume limitations applicable to affiliates, and with applicable 180-day lock-up agreements.

REGISTRATION RIGHTS

     After the completion of this offering, holders of approximately 16,345,998 shares of common stock and warrants to purchase 279,739 shares of common stock will be entitled to specific rights to register those shares for sale in the public market. See "Description of Capital Stock -- Registration Rights." Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of the registration.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, Hambrecht & Quist LLC, Deutsche Bank Securities Inc. and U.S. Bancorp Piper Jaffray Inc., have severally agreed to purchase from us the following numbers of shares of common stock:

                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
Hambrecht & Quist LLC.......................................
Deutsche Bank Securities Inc................................
U.S. Bancorp Piper Jaffray Inc..............................

                                                               -------
     Total..................................................
                                                               =======

     The underwriting agreement provides that the obligations of the underwriters are conditioned on the absence of any material adverse change in our business and the receipt of certificates, opinions and letters from us, our counsel and our independent auditors. The underwriters are committed to purchase all shares of common stock offered in this prospectus if any shares are purchased.

     The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to dealers at the public offering price less a concession not in
excess of $          per share. The underwriters may allow and the dealers may
reallow a concession not in excess of $          per share to other dealers.
After the public offering of the shares, the underwriters may change the offering price and other selling terms. The representatives of the underwriters have informed us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the shares of common stock offered by this prospectus.

     We have granted to the underwriters an option, exercisable no later than 30
days after the date of this prospectus, to purchase up to             additional
shares of common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each underwriter will have a firm commitment to purchase a number of shares that approximately reflects the same percentage of total shares the underwriter purchased in the above table. We will be obligated to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of common stock offered in this prospectus.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by net.Genesis. The underwriting discount was determined based on an arms' length negotiation between the representatives of the underwriters and net.Genesis. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                                                         PAID BY NET.GENESIS
                                                     ----------------------------
                                                     NO EXERCISE    FULL EXERCISE
                                                     -----------    -------------
Per share..........................................   $               $
Total..............................................   $               $

     We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,000,000. The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of those liabilities.

     Hambrecht & Quist LLC and its affiliates beneficially own an aggregate of 466,357 shares of our common stock. Hambrecht & Quist LLC also holds a warrant to purchase 114,458 shares of common stock that will expire upon the effective date of this offering. We expect Hambrecht & Quist LLC to exercise this warrant before that date.

     All of our stockholders, including all of our executive officers and directors, have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock owned by them during the 180-day period following the date of this prospectus. We have agreed that we will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock during the 180-day period following the date of this prospectus, except that we may issue shares upon the exercise of options granted prior to the date of this prospectus and may grant additional options under our stock plans, provided that, without the prior written consent of Hambrecht & Quist LLC, any additional options shall not be exercisable during the 180-day period.

     At our request, the underwriters have reserved up to             shares of
common stock to be sold in the offering and offered for sale, at the public offering price, to our directors, officers, employees, business associates such as customers and suppliers and persons related to, or affiliated with the foregoing persons. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered to the general public on the same basis as other shares offered by this prospectus.

     Persons participating in this offering may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the common stock at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or the effecting of any purchase for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of common stock sold by the syndicate member are purchased in syndicate covering transactions. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise. Stabilizing, if commenced, may be discontinued at any time.

     Before this offering, there was no public market for the common stock. The initial public offering price for the common stock will be determined by negotiations between ourselves and the representatives. Among the factors to be considered in determining the initial public offering price will be prevailing market and economic conditions, our revenues and earnings, market valuations of other companies engaged in activities similar to ours, estimates of our business potential and prospects, the present state of our business operations, our management and other factors deemed relevant.

                                 LEGAL MATTERS

     The validity of the shares offered in this prospectus will be passed upon for us by Foley, Hoag & Eliot LLP, Boston, Massachusetts. Legal matters will be passed upon for the underwriters by Testa, Hurwitz & Thibeault, LLP.

                                    EXPERTS

     The financial statements as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-1 with the SEC for our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

     You can read our SEC filings, including the registration statement, over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

     We intend to send our stockholders annual reports containing audited financial statements and to make available quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

                               net.GENESIS CORP.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Balance Sheets as of December 31, 1997 and 1998 and
September 30, 1999 (unaudited) and pro forma September 30,
1999 (unaudited)............................................  F-3
Statements of Operations for the years ended December 31,
  1996, 1997 and 1998 and for the nine months ended
  September 30, 1998 and 1999 (unaudited)...................  F-4
Statements of Changes in Stockholders' Equity (Deficit) for
  the years ended December 31, 1996, 1997 and 1998 and for
  the nine months ended September 30, 1999 (unaudited)......  F-5
Statements of Cash Flows for the years ended December 31,
  1996, 1997 and 1998 and for the nine months ended
  September 30, 1998 and 1999 (unaudited)...................  F-6
Notes to Financial Statements...............................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of net.Genesis Corp.

     In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of net.Genesis Corp. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Boston, Massachusetts
July 16, 1999, except as to the information in
  Note 13, for which the date is December 20, 1999
                               net.GENESIS CORP.

                                 BALANCE SHEETS

                                                                     DECEMBER 31,                            PRO FORMA
                                                              --------------------------   SEPTEMBER 30,   SEPTEMBER 30,
                                                                 1997           1998           1999            1999
                                                              -----------   ------------   -------------   -------------
                                                                                            (UNAUDITED)     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   253,333   $  2,260,820   $ 15,936,471    $ 15,936,471
  Restricted cash...........................................           --         55,000        403,500         403,500
  Short-term investments and marketable securities..........      962,291             --        542,069         542,069
  Accounts receivable, net of allowances for doubtful
    accounts of $101,600, $143,800 and $180,000 (unaudited)
    at December 31, 1997 and 1998 and September 30, 1999,
    respectively............................................      113,634        706,317      1,855,785       1,855,785
  Prepaid expenses and other current assets.................       34,501         46,870         67,000          67,000
                                                              -----------   ------------   ------------    ------------
    Total current assets....................................    1,363,759      3,069,007     18,804,825      18,804,825
Fixed assets, net...........................................      278,337        797,153      2,342,910       2,342,910
Other assets................................................           --             --          2,410           2,410
                                                              -----------   ------------   ------------    ------------
    Total assets............................................  $ 1,642,096   $  3,866,160   $ 21,150,145    $ 21,150,145
                                                              ===========   ============   ============    ============
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
  STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of capital lease obligations..............           --             --        116,803         116,803
  Current portion of long-term debt.........................      108,997          9,083        942,254         942,254
  Accounts payable..........................................       13,045         90,523        257,729         257,729
  Accrued expenses..........................................      321,195        956,312      1,462,131       1,462,131
  Deferred revenue..........................................       54,995        325,282      1,239,262       1,239,262
                                                              -----------   ------------   ------------    ------------
    Total current liabilities...............................      498,232      1,381,200      4,018,179       4,018,179
Long-term portion of capital lease obligations..............           --             --        308,536         308,536
Long-term debt..............................................           --             --      1,864,815       1,864,815
                                                              -----------   ------------   ------------    ------------
    Total liabilities.......................................      498,232      1,381,200      6,191,530       6,191,530
                                                              -----------   ------------   ------------    ------------
Redeemable convertible preferred stock......................    5,855,780     13,566,336     35,963,834              --
                                                              -----------   ------------   ------------    ------------
Commitments and contingencies (Note 10)
Stockholders' equity (deficit):
  Convertible preferred stock, Series A-1, $.001 par value;
    200,000 shares authorized, issued and outstanding at
    December 31, 1997 and 1998 and September 30, 1999
    (unaudited); none issued and outstanding pro forma
    (unaudited).............................................       49,006         49,006         49,006              --
  Convertible preferred stock, Series A-2, $.001 par value;
    101,430 shares authorized, issued and outstanding at
    December 31, 1997 and 1998 and September 30, 1999
    (unaudited); none issued and outstanding pro forma
    (unaudited).............................................      137,349        137,349        137,349              --
  Convertible preferred stock, Series A-3, $.001 par value;
    624,000 shares authorized, issued and outstanding at
    December 31, 1997 and 1998 and September 30, 1999
    (unaudited); none issued and outstanding pro forma
    (unaudited).............................................    1,530,502      1,530,502      1,530,502              --
  Common stock, $.001 par value; 24,000,000 shares
    authorized; 739,061, 2,006,386, 4,264,919 and 21,421,889
    issued and outstanding at December 31, 1997 and 1998,
    September 30, 1999 (unaudited) and pro forma
    (unaudited), respectively...............................          739          2,006          4,265          21,422
Additional paid-in capital..................................       52,453        114,552      4,447,103      42,110,637
Deferred compensation.......................................                                 (3,817,983)     (3,817,983)
Note receivable from stockholder............................                                    (96,390)        (96,390)
Accumulated deficit.........................................   (6,481,965)   (12,914,791)   (23,801,140)    (23,801,140)
Accumulated other comprehensive income......................           --             --        542,069         542,069
                                                              -----------   ------------   ------------    ------------
    Total stockholders' equity (deficit)....................   (4,711,916)   (11,081,376)   (21,005,219)     14,958,615
                                                              -----------   ------------   ------------    ------------
    Total liabilities, redeemable convertible preferred
      stock and stockholders' equity (deficit)..............  $ 1,642,096   $  3,866,160   $ 21,150,145    $ 21,150,145
                                                              ===========   ============   ============    ============

   The accompanying notes are an integral part of these financial statements.

                               net.GENESIS CORP.

                            STATEMENTS OF OPERATIONS

                                                                               NINE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                 ---------------------------------------   --------------------------
                                    1996          1997          1998          1998           1999
                                 -----------   -----------   -----------   -----------   ------------
                                                                                  (UNAUDITED)
Revenue:
Product revenue................  $   481,075   $   844,983   $   936,796   $   536,550   $  2,271,709
  Service revenue..............      101,800       163,721       631,296       429,800      1,602,253
                                 -----------   -----------   -----------   -----------   ------------
     Total revenue.............      582,875     1,008,704     1,568,092       966,350      3,873,962
                                 -----------   -----------   -----------   -----------   ------------
Cost of revenue:
  Cost of product revenue......      104,856        90,924       231,843        75,528         99,037
  Cost of service revenue......      118,800       548,867       760,868       336,221      1,840,859
                                 -----------   -----------   -----------   -----------   ------------
     Total cost of revenue.....      223,656       639,791       992,711       411,749      1,939,896
                                 -----------   -----------   -----------   -----------   ------------
Gross profit...................      359,219       368,913       575,381       554,601      1,934,066
                                 -----------   -----------   -----------   -----------   ------------
Operating expenses:
  Sales and marketing..........    1,562,951     1,271,105     3,045,347     1,845,367      6,067,670
  Research and development.....    1,191,942     1,409,959     2,266,022     1,527,428      3,026,120
  General and administrative...      381,060       738,383     1,147,571       755,331      2,047,174
  Stock-based compensation.....        9,678            --            --            --        271,889
                                 -----------   -----------   -----------   -----------   ------------
     Total operating
       expenses................    3,145,631     3,419,447     6,458,940     4,128,126     11,412,853
                                 -----------   -----------   -----------   -----------   ------------
Loss from operations...........   (2,786,412)   (3,050,534)   (5,883,559)   (3,573,525)    (9,478,787)
Other income (loss):
  Interest income..............       82,611        56,925       117,339        80,551        268,666
  Interest expense.............      (23,351)      (17,962)      (10,754)      (10,380)      (357,768)
  Loss on disposal of fixed
     assets....................           --      (101,420)           --            --        (20,000)
  Gain on sale of product
     lines.....................      111,775            --            --            --             --
  Other income.................           --         2,678         4,138         2,986          2,394
                                 -----------   -----------   -----------   -----------   ------------
Net loss.......................  $(2,615,377)  $(3,110,313)  $(5,772,836)  $(3,500,368)  $ (9,585,495)
                                 -----------   -----------   -----------   -----------   ------------
Dividends and accretion of
  redeemable preferred stock...     (118,622)     (336,973)     (659,990)     (410,971)    (1,300,854)
Net loss available to common
  stockholders.................  $(2,733,999)  $(3,447,286)  $(6,432,826)  $(3,911,339)  $(10,886,349)
                                 -----------   -----------   -----------   -----------   ------------
Basic and diluted net loss
  available to common
  stockholders per share.......  $    (16.03)  $     (6.08)  $     (8.11)  $     (5.43)  $      (7.11)
                                 ===========   ===========   ===========   ===========   ============
Shares used in computing basic
  and diluted net loss
  available to common
  stockholders per share.......      170,511       566,906       792,808       720,605      1,530,892
Unaudited pro forma basic and
  diluted net loss per common
  share........................                              $      (.68)                $       (.65)
Shares used in computing
  unaudited pro forma basic and
  diluted net loss per common
  share........................                                8,440,154                   14,804,195

   The accompanying notes are an integral part of these financial statements.

                               net.GENESIS CORP.

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                  SERIES A-1           SERIES A-2            SERIES A-3
                                                  CONVERTIBLE         CONVERTIBLE           CONVERTIBLE
                                                PREFERRED STOCK     PREFERRED STOCK       PREFERRED STOCK
                                               -----------------   ------------------   --------------------
                                               SHARES    AMOUNT    SHARES     AMOUNT    SHARES      AMOUNT
                                               -------   -------   -------   --------   -------   ----------
BALANCE AT DECEMBER 31, 1995.................  200,000   $49,006   101,430   $137,349   624,000   $1,530,502
Issuance of common stock.....................
Forfeiture of common stock...................
Exercise of stock options....................
Accrual of cumulative dividends on Series B
 preferred stock and accretion to redemption
 value.......................................
Net loss.....................................
                                               -------   -------   -------   --------   -------   ----------
BALANCE AT DECEMBER 31, 1996.................  200,000   49,006    101,430    137,349   624,000    1,530,502
Forfeiture of common stock...................
Exercise of stock options....................
Accrual of cumulative dividends on Series B
 and Series C preferred stock and accretion
 to redemption value.........................
Net loss.....................................
                                               -------   -------   -------   --------   -------   ----------
BALANCE AT DECEMBER 31, 1997.................  200,000   49,006    101,430    137,349   624,000    1,530,502
Issuance of common stock.....................
Exercise of stock options....................
Accrual of cumulative dividends on Series B,
 Series C and Series D preferred stock and
 accretion to redemption value...............
Net loss.....................................
                                               -------   -------   -------   --------   -------   ----------
BALANCE AT DECEMBER 31, 1998.................  200,000   49,006    101,430    137,349   624,000    1,530,502
Exercise of stock options (unaudited)........
Deferred compensation related to grants of
 stock options (unaudited)...................
Amortization of deferred compensation
 (unaudited).................................
Accrual of cumulative dividends on Series B,
 Series C, Series D, and Series F preferred
 stock and accretion to redemption value
 (unaudited).................................
Unrealized gain on short-term investments and
 marketable securities (unaudited)...........
Net loss (unaudited).........................
Comprehensive loss...........................
                                               -------   -------   -------   --------   -------   ----------
BALANCE AT SEPTEMBER 30, 1999 (UNAUDITED)....  200,000   $49,006   101,430   $137,349   624,000   $1,530,502
                                               =======   =======   =======   ========   =======   ==========


                                                                                                      NOTE
                                                   COMMON STOCK        ADDITIONAL                  RECEIVABLE
                                               ---------------------    PAID-IN       DEFERRED        FROM
                                                SHARES     PAR VALUE    CAPITAL     COMPENSATION   STOCKHOLDER
                                               ---------   ---------   ----------   ------------   -----------
BALANCE AT DECEMBER 31, 1995.................    814,992    $  815     $   36,597
Issuance of common stock.....................      6,913         7          9,671
Forfeiture of common stock...................    (25,500)      (26)            26
Exercise of stock options....................      5,700         6          2,799
Accrual of cumulative dividends on Series B
 preferred stock and accretion to redemption
 value.......................................
Net loss.....................................
                                               ---------    ------     ----------   -----------     --------
BALANCE AT DECEMBER 31, 1996.................    802,105       802         49,093
Forfeiture of common stock...................    (65,399)      (65)            65
Exercise of stock options....................      2,355         2          3,295
Accrual of cumulative dividends on Series B
 and Series C preferred stock and accretion
 to redemption value.........................
Net loss.....................................
                                               ---------    ------     ----------   -----------     --------
BALANCE AT DECEMBER 31, 1997.................    739,061       739         52,453
Issuance of common stock.....................  1,035,000     1,035         50,715
Exercise of stock options....................    232,325       232         11,384
Accrual of cumulative dividends on Series B,
 Series C and Series D preferred stock and
 accretion to redemption value...............
Net loss.....................................
                                               ---------    ------     ----------   -----------     --------
BALANCE AT DECEMBER 31, 1998.................  2,006,386     2,006        114,552
Exercise of stock options (unaudited)........  2,258,533     2,259        242,679                    (96,390)
Deferred compensation related to grants of
 stock options (unaudited)...................                           4,089,872    (4,089,872)
Amortization of deferred compensation
 (unaudited).................................                                           271,889
Accrual of cumulative dividends on Series B,
 Series C, Series D, and Series F preferred
 stock and accretion to redemption value
 (unaudited).................................
Unrealized gain on short-term investments and
 marketable securities (unaudited)...........
Net loss (unaudited).........................
Comprehensive loss...........................
                                               ---------    ------     ----------   -----------     --------
BALANCE AT SEPTEMBER 30, 1999 (UNAUDITED)....  4,264,919    $4,265     $4,447,103   $(3,817,983)    $(96,390)
                                               =========    ======     ==========   ===========     ========


                                                               ACCUMULATED
                                                                  OTHER            TOTAL         COMPREHENSIVE
                                               ACCUMULATED    COMPREHENSIVE    STOCKHOLDERS'        INCOME
                                                 DEFICIT         INCOME       EQUITY (DEFICIT)      (LOSS)
                                               ------------   -------------   ----------------   -------------
BALANCE AT DECEMBER 31, 1995.................  $   (300,680)                    $  1,453,589
Issuance of common stock.....................                                          9,678
Forfeiture of common stock...................
Exercise of stock options....................                                          2,805
Accrual of cumulative dividends on Series B
 preferred stock and accretion to redemption
 value.......................................      (118,622)                        (118,622)
Net loss.....................................    (2,615,377)                      (2,615,377)
                                               ------------     --------        ------------      -----------
BALANCE AT DECEMBER 31, 1996.................    (3,034,679)                      (1,267,927)
Forfeiture of common stock...................
Exercise of stock options....................                                          3,297
Accrual of cumulative dividends on Series B
 and Series C preferred stock and accretion
 to redemption value.........................      (336,973)                        (336,973)
Net loss.....................................    (3,110,313)                      (3,110,313)
                                               ------------     --------        ------------      -----------
BALANCE AT DECEMBER 31, 1997.................    (6,481,965)                      (4,711,916)
Issuance of common stock.....................                                         51,750
Exercise of stock options....................                                         11,616
Accrual of cumulative dividends on Series B,
 Series C and Series D preferred stock and
 accretion to redemption value...............      (659,990)                        (659,990)
Net loss.....................................    (5,772,836)                      (5,772,836)
                                               ------------     --------        ------------      -----------
BALANCE AT DECEMBER 31, 1998.................   (12,914,791)                     (11,081,376)
Exercise of stock options (unaudited)........                                        148,548
Deferred compensation related to grants of
 stock options (unaudited)...................
Amortization of deferred compensation
 (unaudited).................................                                        271,889
Accrual of cumulative dividends on Series B,
 Series C, Series D, and Series F preferred
 stock and accretion to redemption value
 (unaudited).................................    (1,300,854)                      (1,300,854)
Unrealized gain on short-term investments and
 marketable securities (unaudited)...........                   $542,069             542,069      $   542,069
Net loss (unaudited).........................    (9,585,495)                      (9,585,495)      (9,585,495)
                                                                                                  -----------
Comprehensive loss...........................                                                     $(9,043,426)
                                               ------------     --------        ------------      ===========
BALANCE AT SEPTEMBER 30, 1999 (UNAUDITED)....  $(23,801,140)    $542,069        $(21,005,219)
                                               ============     ========        ============

   The accompanying notes are an integral part of these financial statements.

                               NET.GENESIS CORP.

                            STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                          NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                            ---------------------------------------   -------------------------
                                               1996          1997          1998          1998          1999
                                            -----------   -----------   -----------   -----------   -----------
                                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss..................................  $(2,615,377)  $(3,110,313)  $(5,772,836)  $(3,500,368)  $(9,585,495)
Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation and amortization...........       84,376       194,646       256,739       161,005       422,493
  Loss on disposal of fixed assets........           --       101,420            --            --        20,000
  Non-cash interest expense...............           --            --            --            --        62,471
  Stock-based compensation expense........        9,678            --            --            --       271,889
  Increase (decrease) resulting from
    changes in operating assets and
    liabilities:
    Accounts receivable...................      (39,214)      (39,896)     (592,683)     (300,605)   (1,149,468)
    Prepaid expenses and other assets.....     (206,920)      179,036       (12,369)      (63,018)      (22,540)
    Deferred revenue......................       32,083        22,912       270,287       196,131       913,980
    Accounts payable......................      138,227      (150,559)       77,478       166,919       167,206
    Accrued expenses......................      198,539        83,467       635,117       395,396       505,819
                                            -----------   -----------   -----------   -----------   -----------
      Net cash used in operating
         activities.......................   (2,398,608)   (2,719,287)   (5,138,267)   (2,944,540)   (8,393,645)
                                            -----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of fixed assets...............     (492,570)     (111,180)     (775,555)     (504,265)   (1,988,250)
  Purchases of short-term investments.....   (4,209,178)     (949,073)           --            --            --
  Proceeds from sales of short-term
    investments...........................    2,188,494     2,007,466       962,291       962,291            --
  Proceeds from sale of fixed assets......           --        12,790            --            --            --
  Restricted cash.........................           --            --       (55,000)      (55,000)     (348,500)
                                            -----------   -----------   -----------   -----------   -----------
      Net cash (used in) provided by
         investing activities.............   (2,513,254)      960,003       131,736       403,026    (2,336,750)
                                            -----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale and leaseback of
    fixed assets..........................           --            --            --            --       425,339
  Principal payments of capital lease
    obligations...........................       (3,907)           --            --            --            --
  Proceeds from issuance of debt..........      242,052            --            --            --     3,000,000
  Repayment of debt.......................           --      (133,055)      (99,914)      (81,749)       (9,083)
  Issuance of common stock................           --            --        51,750        51,750            --
  Proceeds from issuance of redeemable
    convertible preferred stock, net of
    issuance costs........................    3,963,045     1,437,140     7,050,566     7,050,566    20,841,242
  Proceeds from exercise of stock
    options...............................        2,805         3,297        11,616        11,089       148,548
                                            -----------   -----------   -----------   -----------   -----------
      Net cash provided by financing
         activities.......................    4,203,995     1,307,382     7,014,018     7,031,656    24,406,046
                                            -----------   -----------   -----------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents.............................     (707,867)     (451,902)    2,007,487     4,490,142    13,675,651
Cash and cash equivalents, beginning of
  period..................................    1,413,102       705,235       253,333       253,333     2,260,820
                                            -----------   -----------   -----------   -----------   -----------
Cash and cash equivalents, end of
  period..................................  $   705,235   $   253,333   $ 2,260,820   $ 4,743,475   $15,936,471
                                            ===========   ===========   ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Dividends and accretion of preferred
    stock.................................  $   118,622   $   336,973   $   659,990   $   410,971   $ 1,300,854
  Interest paid...........................  $    23,351   $    18,691   $    10,755   $    10,381   $   286,994
SUPPLEMENTAL DISCLOSURE OF NON-CASH
  INVESTING AND FINANCING ACTIVITIES:
  Additions to capital lease obligations
    for sale and leaseback of fixed
    assets................................           --            --            --            --   $   425,339
  Convertible preferred stock warrants
    issued and recorded as debt
    discount..............................           --            --            --            --       255,402

   The accompanying notes are an integral part of these financial statements.

                               net.GENESIS CORP.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF THE BUSINESS AND BASIS OF FINANCIAL STATEMENTS

     net.Genesis offers e-customer intelligence solutions that enable companies to understand and improve their online businesses. The Company's flagship software product, net.Analysis, combines information about web site visitor behavior with an organization's other online and offline customer data to improve its ability to market, sell and support products, services and content online. The Company's solution enables customers to better tailor and target their marketing initiatives, increase the e-commerce effectiveness of their web sites, provide more relevant and cost-effective content, improve web site design, better allocate advertising and partnership resources, and improve web site infrastructure planning. The Company operates in one business segment and its principal markets are the domestic and international business markets. In addition, the Company provides consulting, training, maintenance and support services to facilitate the installation and use of its software.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Significant accounting policies followed in the preparation of the financial statements are as follows:

  Interim Financial Information

     The financial statements of the Company as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 are unaudited. All adjustments (consisting only of normal recurring adjustments) have been made which, in the opinion of management, are necessary for a fair presentation. Results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999 or for any other future period.

  Pro Forma Balance Sheet (Unaudited)

     Upon the closing of the Company's initial public offering, all of the outstanding shares of Series A, B, C, D, and F convertible preferred stock will automatically convert on a 1-for-1 basis to approximately 17,156,970 shares of the Company's common stock assuming an offering price of greater than $6.64 per share. The unaudited pro forma presentation of the balance sheet has been prepared assuming the conversion of the convertible preferred stock into common stock as of September 30, 1999.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

  Cash Equivalents, Short-term Investments and Marketable Securities

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company invests its excess cash primarily in a money market account which is managed by a financial institution with a strong credit rating. Accordingly, these investments are subject to minimal credit and market risk and are classified as available-for-sale. At
                               net.GENESIS CORP.

December 31, 1997 and 1998, and September 30, 1999 (unaudited) the Company's cash equivalents consisted of certificates of deposit and money market funds totaling approximately $121,000, $1,860,000 and $15,936,471, respectively. The carrying amount in the financial statements approximates fair value because of the short maturity and holding period of these instruments.

     At December 31, 1997, all of the Company's short-term investments and marketable securities consist of certificates of deposit and U.S. Government obligations, with maturities less than one year, and are classified as available-for-sale. Short-term investments at December 31, 1997 are recorded at cost plus accrued interest, which approximates market. Gross unrealized gains and losses as of December 31, 1997 and realized gains and losses on sales of securities for the years ended December 31, 1997 and 1998 were not significant.

     (Unaudited)

     At September 30, 1999, all of the Company's short-term investments and marketable securities consist of common stock recorded at fair value and classified as available for sale.

     Restricted Cash

     Restricted cash represents a deposit held at a major financial institution as collateral for letters of credit that secure the Company's payroll liability, office lease and leases of certain of the Company's fixed assets.

     Revenue Recognition

     SOP No. 97-2, as amended, was adopted by the Company in the fiscal year beginning January 1, 1998. The Company generates several types of revenue, including the following:

     License Fees

     The Company's standard end user license agreement for the Company's products provides for an initial fee to use the product in perpetuity up to a maximum number of users. The Company also enters into other license agreement types, typically with major end user customers, which allow for the use of the Company's products, usually restricted by the number of employees, the number of users, number of servers or the license term. Fees from licenses are recognized as revenue when a contract has been executed and the product has been delivered, provided fees are fixed or determinable and collection is probable. Revenue under arrangements where multiple products or services are sold together under one contract is allocated to each element based on their relative fair values, with these fair values being determined using the price charged when that element is sold separately. License fees from software sold together with services are generally recognized upon delivery of the software provided that the above criteria have been met and the services are not essential to the functionality of any other element of the transaction. In instances where the aforementioned criteria have not been met, both the license and consulting fees are recognized under the percentage of completion method of contract accounting, based upon the proportion of hours expended to total estimated hours at completion. Losses, if any, on fixed price contracts are recognized when the loss is determined.

     Service and Support Agreements

     The Company provides consulting, installation and training services to its customers. Revenue from such services is generally recognized over the period during which the applicable service is to be performed or on a services-performed basis. Support agreements generally call for the Company
                               net.GENESIS CORP.

to provide technical support and software updates to customers. Revenue for support agreements is recognized ratably over the term of the support agreement and is included in services revenue in the accompanying statements of operations.

     Fair Value of Financial Instruments

     The carrying amounts of the Company's financial instruments, which include cash equivalents, short-term investments and marketable securities, accounts receivable, capital lease obligations, debt and redeemable convertible preferred stock, approximate their fair values at December 31, 1998.

  Concentrations of Credit Risk, Significant Customers and Revenue by Geographic Region

     Financial instruments which potentially expose the Company to concentrations of credit risk include accounts receivable. The Company performs ongoing evaluations of customers' financial condition and does not generally require collateral. The Company maintains reserves for potential credit losses, which in the aggregate, have not exceeded management's expectations.

     At December 31, 1998, accounts receivable from one customer accounted for approximately 13% of total accounts receivable. At December 31, 1997, no receivable accounted for more than 10% of total accounts receivable.

     During the year ended December 31, 1998, revenue from each of two customers accounted for approximately 14% of total revenue. During the year ended December 31, 1997, no customer accounted for more than 10% of total revenue. During the year ended December 31, 1996, revenue from one customer accounted for approximately 15% of total revenue.

     The Company markets its products and related services to customers in many industries, principally in the United States, Europe and Australia. Revenue by geographic region is as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                  ------------------------------------
                                                    1996         1997          1998
                                                  --------    ----------    ----------
United States...................................  $497,698    $  813,577    $1,194,639
Europe..........................................    78,469       176,299       338,162
Australia.......................................     6,708        18,828        35,291
                                                  --------    ----------    ----------
Total...........................................  $582,875    $1,008,704    $1,568,092
                                                  ========    ==========    ==========

  Fixed Assets

     Fixed assets are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Capital leases and leasehold improvements are amortized over the lease life or the estimated useful life of the asset. Upon retirement or sale, the costs of the assets disposed and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of income. Maintenance and repair costs are charged to expense as incurred. Estimated useful lives generally range from three to five years.

  Research and Development and Software Development Costs

     Costs incurred in the research and development of the Company's products are expensed as incurred. Software development costs incurred subsequent to the establishment of technological feasibility are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise
                               net.GENESIS CORP.

Marketed." No software development costs were capitalized during 1996, 1997 or 1998 since costs incurred subsequent to the establishment of technological feasibility were not significant.

  Advertising Expense

     The Company recognizes advertising expense as incurred. Advertising expense was approximately $60,000, $93,000 and $49,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

  Accounting for Stock-Based Compensation

     The Company accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The Company has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," through disclosure only (Note 8).

  Net Loss per Share and Unaudited Pro Forma Net Loss per Share

     Basic and diluted net loss available to common stockholders per share is computed by dividing loss available to common stockholders by the weighted average number of shares of common stock outstanding during the period, excluding shares of common stock subject to repurchase. Diluted net loss available to common stockholders per share does not differ from basic net loss per share since potential common shares from conversion of preferred stock and exercise of stock options and warrants are anti-dilutive for all periods presented. Unaudited pro forma basic and diluted net loss available to common stockholders per share have been calculated assuming the conversion of all outstanding shares of preferred stock into common shares, as if the shares had converted immediately upon their issuance.

  Recently Enacted Accounting Standards

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133, as recently amended, is effective for fiscal years beginning after June 15, 2000. Because the Company does not currently hold any derivative instruments and does not currently engage in hedging activities, the Company expects that adoption of SFAS No. 133 will not have a material impact on its financial position or operating results.

3. ACCOUNTS RECEIVABLE

     Provisions for doubtful accounts charged to the statement of operations were $128,000, $3,992 and $42,215 in 1996, 1997 and 1998, respectively, and write-offs against the allowances were $15,625, $14,774 and $0 in 1996, 1997 and 1998, respectively.

                               net.GENESIS CORP.

4. FIXED ASSETS

     Fixed assets consist of the following:

                                       ESTIMATED          DECEMBER 31,
                                      USEFUL LIFE    ----------------------    SEPTEMBER 30,
                                       IN YEARS        1997         1998           1999
                                      -----------    --------    ----------    -------------
                                                                                (UNAUDITED)
Furniture and fixtures..............       5         $ 32,642    $   67,747     $  247,818
Computer equipment and software.....       3          488,240     1,220,707      2,876,232
Leasehold improvements..............       5           10,730        18,713        151,367
                                                     --------    ----------     ----------
                                                      531,612     1,307,167      3,275,417
Less -- accumulated depreciation....                  253,275       510,014        932,507
                                                     --------    ----------     ----------
                                                     $278,337    $  797,153     $2,342,910
                                                     ========    ==========     ==========

5. CAPITAL LEASE AND BORROWINGS

     In January 1999, the Company entered into an agreement with a leasing company to establish a line of credit that enabled the Company to finance up to $1,000,000 in purchases of property and equipment under capital leases (the "lease line"). Each borrowing under the lease line is payable in equal monthly installments over a period of 36 months and bears interest at a rate of 9% per annum. In connection with this agreement, the Company granted warrants to purchase 35,307 shares of the Company's Series E preferred stock at an exercise price equal to $1.84 per share. These warrants are exercisable immediately and expire five years from the grant date, or three years from the effective date of an initial public offering, whichever is earlier. There is $425,339 outstanding on the lease line at September 30, 1999 (unaudited). The future minimum lease payments as of September 30, 1999 are $478,824 (unaudited).

     (Unaudited)

     During 1999, the Company sold and immediately leased back certain equipment under the lease line. Total computer equipment of $425,339 was purchased under the lease line. Amortization of property and equipment under capital leases totaled $59,075 during the nine months ended September 30, 1999 and is included in depreciation expense. Interest expense relating to capital lease obligations totaled $13,890 for the nine months ended September 30, 1999.

     In January 1999, the Company entered into a subordinated debt agreement providing for borrowings of up to $4,000,000. The subordinated debt is payable in 36 monthly payments and bears interest at a rate of 13.5%. At September 30, 1999, the Company had $3,000,000 outstanding under the agreement (unaudited).

     In connection with the subordinated debt, the Company granted warrants to purchase 244,432 shares of the Company's Series E redeemable convertible preferred stock at an exercise price equal to $1.84 per share. These warrants are exercisable immediately and expire five years from the grant date, or three years from the effective date of an initial public offering, whichever is earlier. The value ascribed by management to the value of these warrants and the warrants issued with respect to the lease line was $255,402. The warrant value was recorded as a debt discount and is being amortized to interest expense over the term of the loans.

     The subordinated debt and the lease line are secured by substantially all assets of the Company. Under these agreements, the Company is required to comply with certain covenants. The Company is in compliance with these covenants for all periods presented.

                               net.GENESIS CORP.

     In February 1996, the Company entered into a Credit Agreement for a working capital line of credit and for an equipment term loan providing for eligible borrowings of up to $300,000 and $250,000, respectively, at prime lending rates plus 1% and 1 1/2%, respectively (8.75% and 9.25% at December 31, 1998, respectively). Eligible borrowings under both the line and the term loan are based on accounts receivable and other assets and determined according to a formula defined in the Credit Agreement. The line of credit terminated on February 19, 1997 and all outstanding principal and interest were paid on that date. Borrowings under the equipment term loan are payable in monthly principal installments of $9,083 plus interest, beginning July 1996 through December 1998. The borrowings under the equipment term loan are secured by all of the Company's assets and are subject to compliance tests and restrictions. At December 31, 1998, the Company had $9,083 outstanding under the equipment term loan.

6. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND CONVERTIBLE PREFERRED STOCK

     In June 1998, the Company decreased the number of authorized shares of Series C Redeemable Convertible Preferred Stock from 6,400,000 shares to 3,000,000 in connection with the issuance of the Series D Redeemable Convertible Preferred Stock.

     In December 1998, the Company authorized 858,333 shares of the newly designated Series E Redeemable Convertible Preferred Stock.

     In June 1999, as payment for certain services associated with the issuance of the Series F Preferred Stock, the Company issued warrants to purchase 114,458 shares of Series F preferred stock with an exercise price of $3.32 per share. The warrants are exercisable immediately and expire five years from the date of grant or, if earlier, at the effective date of the Company's initial public offering.

     The Series A Convertible Preferred Stock ("Series A Preferred Stock") is comprised of three subseries (the "Series A-1 Preferred Stock," "Series A-2 Preferred Stock," and "Series A-3 Preferred Stock").

     The Series B, Series C, Series D, and Series F Preferred Stock is redeemable on or after June 30, 2004 over a 3 year period at the option of the holders at redemption prices of $5.15, $.50, $1.20, and $3.32 per share, respectively, plus any accrued but unpaid dividends.

     Required redemption amounts for Series B, Series C, Series D and Series F Preferred Stock, excluding any cumulative and unpaid dividends are as follows:

                                     SERIES B      SERIES C      SERIES D      SERIES F
                                    REDEMPTION    REDEMPTION    REDEMPTION    REDEMPTION
YEAR                                  AMOUNT        AMOUNT        AMOUNT        AMOUNT
----                                ----------    ----------    ----------    ----------
2004..............................  $1,333,333     $488,053     $2,360,000    $7,333,333
2005..............................  $1,333,333     $488,053     $2,360,000    $7,333,333
2006..............................  $1,333,333     $488,053     $2,360,000    $7,333,333

                               net.GENESIS CORP.

                                                            DECEMBER 31,
                                                      -------------------------    SEPTEMBER 30,
                                                         1997          1998            1999
                                                      ----------    -----------    -------------
                                                                                    (UNAUDITED)
Redeemable convertible preferred stock consists of
  the following:
Redeemable convertible preferred stock, Series F,
$.001 par value; 6,805,000 shares authorized;
6,626,508 shares issued and outstanding at September
30, 1999 (unaudited); at issuance cost plus
accumulated accretion and dividends.................  $       --    $        --     $21,483,327
  Redeemable convertible preferred stock, Series E,
     $.001 par value; 858,333 shares authorized at
     December 31, 1998; 279,739 shares authorized at
     September 30, 1999; none issued and outstanding
     at December 31, 1998 and September 30, 1999
     (unaudited)....................................          --             --              --
  Series E redeemable convertible preferred stock
     warrants.......................................                                    255,402
  Redeemable convertible preferred stock, Series D,
     $.001 par value; 5,900,000 shares authorized;
     5,899,999 issued and outstanding at December
     31, 1998 and September 30, 1999 (unaudited); at
     issuance cost plus accumulated accretion and
     dividends......................................          --      7,327,800       7,699,501
  Redeemable convertible preferred stock, Series C,
     $.001 par value; 3,000,000 shares authorized;
     2,928,316 shares issued and outstanding at
     December 31, 1997 and 1998 and September 30,
     1999 (unaudited); at issuance cost plus
     accumulated accretion and dividends............   1,494,115      1,596,871       1,673,938
  Redeemable convertible preferred stock, Series B,
     $.001 par value; 776,718 shares authorized;
     776,717 issued and outstanding at December 31,
     1997 and 1998 and September 30, 1999
     (unaudited); at issuance cost plus accumulated
     accretion and dividends........................   4,361,665      4,641,665       4,851,666
                                                      ----------    -----------     -----------
          Total redeemable convertible preferred
            stock...................................  $5,855,780    $13,566,336     $35,963,834
                                                      ==========    ===========     ===========

  Conversion

     Each share of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock is convertible at any time at the option of the holder into shares of common stock at a ratio of one share of common stock for each share of Preferred Stock, subject to certain anti-dilution adjustments. In addition, the conversion ratio is subject to adjustment, as defined in the agreement, in the event that the Company issues common stock or preferred stock at a per share price less than the original purchase prices for all series of Preferred Stock.

     The Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock will automatically convert to common stock immediately prior to the closing of a public offering of the Company's common stock resulting in gross proceeds of at least $20,000,000 based on an offering price per share of not less than $6.64.

                               net.GENESIS CORP.

  Dividends

     Dividends on the Series A Preferred Stock are payable when and if declared by the Board of Directors. Through December 31, 1998, no dividends have been declared or paid by the Company.

     The holders of Series B, Series C, Series D, Series E and Series F Preferred Stock are entitled to receive cumulative dividends at an annual rate of 7% of the original purchase price. Dividends are payable whether or not declared. Cumulative and unpaid dividends on Series B, Series C and Series D Preferred Stock were $641,665, $132,712 and $247,800 at December 31, 1998, respectively.

  Liquidation Preference

     In the event of any liquidation, dissolution or winding up of the affairs of the Company, the holders of the Series B, Series C, Series D, Series E and Series F Preferred Stock are entitled to receive on a pro rata basis, prior and in preference to the holders of other preferred or common stock, $5.15 per share, $.50 per share, $1.20 per share, $1.84 per share and $3.32 per share, respectively, plus all accrued and unpaid dividends.

     The holders of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock will be entitled to receive in preference to the holders of the common stock an amount equal to $.25, $1.38 and $2.50, respectively, plus any accrued but unpaid dividends.

  Voting Rights

     Each holder of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which such holder's shares are convertible at the record date for such vote.

     Holders of the Series B, Series C, Series D, Series E and Series F Preferred Stock are also entitled to vote together as a separate class to approve or reject certain transactions, including mergers and certain changes to equity.

7. COMMON STOCK

     Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company's stockholders. Common stockholders are entitled to receive dividends, if any, as may be declared by the Board of Directors, subject to any preferential dividend rights of the preferred stockholders.

     In October 1997, the Board of Directors authorized a 1:5 reverse stock split of the Company's common stock. All common share and per share amounts included in the accompanying financial statements and notes thereto have been adjusted to reflect the reverse stock split.

     In June 1998, the Company increased the number of authorized shares of common stock from 11,697,872 to 17,500,000 shares.

     In June 1999, the Company increased the number of authorized shares of common stock from 17,500,000 to 24,000,000 shares.

     The Company has reserved 18,955,783 (unaudited) shares of common stock for the conversion of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock and for the exercise of outstanding options at September 30, 1999.

                               net.GENESIS CORP.

  Stock Restriction Agreements

     The Company has entered into stock restriction agreements with certain common stockholders. The agreements provide that in the event that any individual who is a party to such agreement is no longer employed by the Company, the Company may repurchase all shares that are not vested at the time the individual ceases to be employed by the Company. These shares generally vest over four years, as defined in the agreements. At December 31, 1998 and September 30, 1999, approximately 959,378 and 2,033,291 (unaudited) shares of common stock, respectively, are subject to repurchase.

8. 1995 STOCK OPTION PLAN

     The 1995 Incentive Stock Option Plan (the "Plan") provides for the grant of incentive stock options and nonqualified stock options. The Board of Directors is responsible for administration of the Plan. The Board of Directors determines the term of each option, option exercise price, number of shares for which each option is granted and the rate at which each option is exercisable. Options generally vest ratably over four years. Options granted under the Plan generally expire ten years from the date of the grant.

     Nonqualified stock options may be granted to any officer, employee, director or consultant at an exercise price per share as determined by the Company's Board of Directors.

     In July 1998, the Company increased the number of options available for grant under the Plan from 500,000 to 4,000,000.

     In September 1999, the Company increased the number of options available for grant under the Plan from 4,000,000 to 5,000,000 (unaudited).

     Transactions under the 1995 Stock Option Plan for the years ended December 31, 1996, 1997, and 1998 are summarized as follows:

                                                                            WEIGHTED
                                                                            AVERAGE
                                                                            EXERCISE
                                                                SHARES       PRICE
                                                              ----------    --------
Outstanding -- December 31, 1995............................      53,408     $1.30
Granted.....................................................     222,740      1.40
  Exercised.................................................      (5,700)      .49
  Canceled..................................................      (6,488)     1.40
                                                              ----------
Outstanding -- December 31, 1996............................     263,960      1.40
  Granted...................................................   1,562,144       .29
  Exercised.................................................      (2,355)     1.40
  Canceled..................................................    (638,551)     1.18
                                                              ----------
Outstanding -- December 31, 1997............................   1,185,198       .06
  Granted...................................................   3,546,400       .11
  Exercised.................................................    (232,325)      .05
  Canceled..................................................  (1,392,911)      .06
                                                              ----------
Outstanding -- December 31, 1998............................   3,106,362       .11

     As of December 31, 1996, 1997 and 1998, 13,558, 55,265 and 427,518 options were exercisable, respectively, under the Plan. The weighted average fair value of options granted during 1996, 1997
                               net.GENESIS CORP.

and 1998 was $.40, $.08 and $.03, respectively. All options were granted at exercise prices equal to the fair market value of the Company's common stock at the date of grant.

     During 1997, the Company's Board of Directors determined that, because certain stock options held by employees of the Company had an exercise price significantly higher than the fair value of the Company's common stock, such stock options were not providing the incentive intended. Accordingly, in September 1997, options to purchase 468,220 shares of common stock with an exercise price of $1.40 per share were canceled and reissued at a price of $.05 per share. The exercise price of the repriced options equaled the fair market value of the Company's common stock on the date of repricing.

     The following table summarizes information about stock options outstanding at December 31, 1998:

                                                                   WEIGHTED
                                                                   AVERAGE
                                                 NUMBER OF        REMAINING         NUMBER OF
                                                  OPTIONS      CONTRACTUAL LIFE      OPTIONS
EXERCISE PRICE                                  OUTSTANDING        (YEARS)         EXERCISABLE
--------------                                  -----------    ----------------    -----------
$0.05.........................................     584,862           9.06             97,668
$0.11.........................................   2,520,400           9.55            328,750
$1.40.........................................       1,100           7.41              1,100
                                                 ---------                           -------
                                                 3,106,362                           427,518
                                                 =========                           =======
(Unaudited)

     During the nine months ended September 30, 1999, the Company issued options to certain employees under the Plan with exercise prices below the amount subsequently determined to be the fair market value of the common stock at the date of grant for financial reporting purposes. In accordance with the requirements of APB 25, the Company has recorded deferred compensation for the differences between the exercise price of the options and the deemed fair market value of the Company's stock at the date of grant. This deferred compensation is amortized to expense over the vesting periods, generally four years.

     As discussed in Note 2, the Company has adopted SFAS 123 through disclosure only. Had compensation cost for the Company's option plan been determined based on the fair value of the options at the grant dates, as prescribed in SFAS 123, the Company's net loss and basic and diluted net loss per share on a pro forma basis would have been as follows:

                                                       YEAR ENDED DECEMBER 31,
                                              -----------------------------------------
                                                 1996           1997           1998
                                              -----------    -----------    -----------
Net loss
As reported.................................  $(2,615,377)   $(3,110,313)   $(5,772,836)
  Pro forma.................................   (2,635,936)    (3,144,083)    (5,822,306)
Basic and diluted net loss available to
  common stockholders per share
  As reported...............................  $    (16.03)   $     (6.08)   $     (8.11)
  Pro forma.................................       (16.15)         (6.14)         (8.18)

                               net.GENESIS CORP.

     The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions used for grants during the applicable period:

                                                            YEAR ENDED DECEMBER 31,
                                                         -----------------------------
                                                          1996       1997       1998
                                                         -------    -------    -------
Expected dividend yield................................     0          0          0
Risk-free interest rate................................  5 - 7%     5 - 7%     5 - 7%
Weighted average expected life.........................  5 years    5 years    5 years

     Because the determination of the fair value of all options granted after the Company becomes a public entity will include an expected volatility factor in addition to the factors noted above, and because additional option grants are expected to be made and options vest over several years, the above pro forma disclosures are not representative of the pro forma effects on reported net income or loss for future years.

9. INCOME TAXES

     Deferred tax assets consist of the following:

                                                            DECEMBER 31,
                                              -----------------------------------------
                                                 1996           1997           1998
                                              -----------    -----------    -----------
Net operating loss carryforwards............  $ 1,119,000    $ 2,013,000    $ 4,401,000
Research and development credit
carryforwards...............................      161,000        173,000        270,000
Other temporary differences.................       86,000        150,000        295,000
                                              -----------    -----------    -----------
  Gross deferred tax assets.................    1,366,000      2,336,000      4,966,000
Deferred tax asset valuation allowance......   (1,366,000)    (2,336,000)    (4,966,000)
                                              -----------    -----------    -----------
                                              $        --    $        --    $        --
                                              ===========    ===========    ===========

     The Company has provided a full valuation allowance for the deferred tax assets since it is more likely than not that these future benefits will not be realized. If the Company achieves future profitability, a significant portion of these deferred tax assets could be available to offset future income taxes.

     At December 31, 1998, the Company has federal and state net operating loss and research and development tax credit carryforwards of approximately $10,688,000 and $315,000, respectively, available to reduce future federal and state income taxes payable. These net operating loss carryforwards and credits expire through 2018.

     Certain substantial changes in the Company's ownership occurred during 1997 and 1996. As a result, under the provisions of Section 382 of the Internal Revenue Code, the amount of net operating loss carryforwards available annually to offset future taxable income is limited. The amount of this annual limitation is determined based upon the Company's value prior to the ownership changes taking place. Subsequent significant ownership changes could further affect the limitation in future years.

                               net.GENESIS CORP.

10. COMMITMENTS AND CONTINGENCIES

     The Company leases its facilities, certain computer equipment and furniture and fixtures under noncancelable operating leases.

     Future lease obligations as of December 31, 1998 are as follows:

                                                              OPERATING
YEAR ENDING DECEMBER 31,                                        LEASES
------------------------                                      ----------
1999........................................................  $  346,645
2000........................................................     344,266
2001........................................................     334,764
                                                              ----------
  Total minimum lease payments..............................  $1,025,675
                                                              ==========

     Rental expense under operating leases for the years ended December 31, 1996, 1997 and 1998 was $80,838, $200,966 and $268,681, respectively.

     The Company is from time to time subject to legal proceedings and claims which arise in the normal course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material adverse affect on the Company's financial position or results of operations.

  Royalty Agreements

     The Company maintains several agreements under which the Company has obtained the right to use technology related to certain software developed by others. In exchange, the Company is required to pay royalties as a fixed percentage of software sales as stipulated in the royalty agreements. Royalty expense of approximately $35,500, $34,500 and $149,500 was incurred for the years ended December 31, 1996, 1997 and 1998, respectively.

                               net.GENESIS CORP.

11. NET LOSS PER COMMON SHARE

     The following is a calculation of net loss per share:

                                                   YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                           ---------------------------------------   --------------------------
                                              1996          1997          1998          1998           1999
                                           -----------   -----------   -----------   -----------   ------------
                                                                                            (UNAUDITED)
Historical:
Net loss.................................  $(2,615,377)  $(3,110,313)  $(5,772,836)  $(3,500,368)  $ (9,585,495)
  Dividends and accretion of redeemable
    preferred stock......................     (118,622)     (336,973)     (659,990)     (410,971)    (1,300,854)
                                           -----------   -----------   -----------   -----------   ------------
  Net loss available to common
    stockholders.........................   (2,733,999)   (3,447,286)   (6,432,826)   (3,911,339)   (10,886,349)
                                           -----------   -----------   -----------   -----------   ------------
    Weighted average shares..............      803,185       765,488     1,473,680     1,295,380      2,913,828
    Weighted average unvested common
      shares subject to repurchase.......     (632,674)     (198,582)     (680,872)     (574,775)    (1,382,936)
                                           -----------   -----------   -----------   -----------   ------------
  Total weighted average shares..........      170,511       566,906       792,808       720,605      1,530,892
                                           -----------   -----------   -----------   -----------   ------------
  Net loss available to common
    stockholders per share:
    Basic and diluted....................  $    (16.03)  $     (6.08)  $     (8.11)  $     (5.43)  $      (7.11)
                                           ===========   ===========   ===========   ===========   ============
Pro Forma:
  Net loss...............................                              $(5,772,836)                $ (9,585,495)
                                                                       -----------                 ------------
  Weighted average common shares, basic
    and diluted..........................                                  792,808                    1,530,892
  Conversion of convertible preferred
    stock................................                                7,647,346                   13,273,303
                                                                       -----------                 ------------
Total weighted average shares............                                8,440,154                   14,804,195
                                                                       ===========                 ============
Pro forma net loss per share:
  Basic and diluted......................                              $     (0.68)                $      (0.65)
                                                                       ===========                 ============

     Options to purchase shares of the Company's common stock totaling 263,960, 1,185,198 and 3,106,362 at December 31, 1996, 1997, and 1998 were outstanding but were not included in the computations of diluted earnings per share as the inclusion of these shares would have been anti-dilutive.

12. 401(K) PLAN

     In January 1997, the Company adopted an employee savings and retirement plan which covers all employees and is qualified under Section 401 of the Internal Revenue Code. Employees may elect to make voluntary contributions to the 401(k) plan, based on a percentage of their pretax earnings, up to the statutorily prescribed annual limit. The Company may make matching or additional contributions to the 401(k) plan in amounts determined annually by the Board of Directors. Through December 31, 1998 the Company has made no contributions to the 401(k) plan.

13. SUBSEQUENT EVENTS

  1999 Stock Incentive Plan

     In December 1999, the Company adopted its 1999 stock incentive plan and reserved 3,500,000 shares of common stock for issuance under the plan. As of December 15, 1999, no options had been granted under the 1999 plan. The 1999 plan authorizes the grant of incentive options and nonqualified options and also provides for awards of stock appreciation rights, performance shares, restricted stock and other stock-based awards.

                               net.GENESIS CORP.

     Incentive options may be granted under the 1999 plan to key employees of the Company and its affiliates within the meaning of the internal Revenue Code, including officers and directors as well as officers and directors of the Company's affiliates who are also employees. The exercise price of incentive options granted under the 1999 plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of incentive options granted to an optionee who owns stock possessing more than 10% of the voting power of our outstanding capital stock must be at least equal to 110% of the fair market value of the common stock on the date of grant, and such optionee must exercise his or her option within five years from the date of the grant of such option.

     Additionally, the Company may grant nonqualified options to its officers and other employees, directors, and other individuals providing services to the Company. There are no limits on the exercise price of nonqualified options granted under the 1999 plan.

     The 1999 plan is administered by the compensation committee of the board of directors. The compensation committee selects the individuals to whom options will be granted and determines the option exercise price and other terms of each award, subject to the provisions of the 1999 plan.

  1999 Employee Stock Purchase Plan

     In December 1999, the Company adopted its 1999 employee stock purchase plan and reserved 300,000 shares of common stock for issuance under the plan.

     Under the terms of the stock purchase plan, all employees who have completed three months of employment and whose customary employment is more than 20 hours per week and more than five months in the calendar year are eligible to participate in the stock purchase plan. Employees who own stock and hold outstanding options to purchase stock representing five percent or more of the total combined voting power or value of all classes of the Company's stock are not eligible to participate in the stock purchase plan.

     At the commencement of each designated payroll deduction period, or offering period, an eligible employee may authorize the Company to deduct between 1% to 10%, in increments of 1%, of his or her base pay. On the last business day of the offering period, the Company will deem the employee to have exercised the option, at the exercise option price, to the extent of accumulated payroll deductions. The purchase price will be 85% of the closing market price of the common stock on either (a) the first business day of the offering period or (b) the last business day of the offering period, whichever is lower.

Back Cover:

Graphic depiction entitled "Our Solution is Comprised of Software and Professional Services." The graphic presents boxes depicting the professional services included in the net.Analysis solutions, including Strategic Analytic Consulting Services, Product Implementation and Application Integration Services and Training and Support" with arrows linking the various elements to indicate their interrelationships.

At the right side of the graphic appears the following text: "net.Genesis Professional Services enable customers to plan, implement and evaluate cost-effective e-customer intelligence strategies."

Below the graphic appears the following text: "net.Genesis has three primary distribution channels: Solutions Providers, net.Genesis Direct Sales and Strategic Technology Relationships."

At the bottom of the artwork are graphic depictions of customer web sites.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                            SHARES

                                     [LOGO]

                                  COMMON STOCK

                                ----------------
                                   PROSPECTUS
                                ----------------

                               HAMBRECHT & QUIST

                           DEUTSCHE BANC ALEX. BROWN

                            ------------------------

                           U.S. BANCORP PIPER JAFFRAY

                            ------------------------

                                          , 2000
                            ------------------------

     YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

     NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF OUR COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

     UNTIL                , 2000, ALL DEALERS THAT BUY, SELL OR TRADE IN OUR
COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses payable by us in connection with the sale of the common stock being registered, other than the underwriting discounts and commissions. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

SEC registration fee........................................  $   18,480
NASD filing fee.............................................       7,500
Nasdaq National Market listing fee..........................      95,000
Accounting fees and expenses................................     300,000
Legal fees and expenses.....................................     400,000
Blue Sky fees and expenses..................................      15,000
Transfer agent fees.........................................      15,000
Printing and engraving expenses.............................     100,000
Miscellaneous...............................................      49,020
                                                              ----------
          Total.............................................  $1,000,000
                                                              ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes a Delaware corporation to indemnify its present and former directors and officers under certain conditions. Article Seventh of our certificate of incorporation provides that we shall indemnify each person who at any time is, or shall have been, one of our directors or officers and was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers, or is or was serving at our request as a director, officer, trustee of, or in similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding, to the maximum extent permitted by the Delaware General Corporation Law, as currently in effect or amended in the future. No amendment to or repeal of the provisions of Article Seventh of our certificate of incorporation shall deprive a director or officer of the benefit of those Articles with respect to any act or failure occurring prior to such amendment or repeal.

     Section 102(b)(7) of the Delaware General Corporation Law authorizes a Delaware corporation to adopt a charter provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for breach of fiduciary duty as directors, provided that the provision may not eliminate or limit the liability of directors for:

     - any breach of the director's duty of loyalty to the corporation or its stockholders

     - any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

     - any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the Delaware General Corporation Law

     - any transaction from which the director derived an improper personal benefit

     Article Ninth of our certificate of incorporation provides that, to the maximum extent permitted by the Delaware General Corporation Law, none of our directors shall be personally liable to us or to any of our stockholders for monetary damages arising out of that director's breach of fiduciary duty as one of our directors. No amendment to or repeal of the provisions of Article Ninth shall apply to or have any effect on the liability or the alleged liability of any of our directors with respect to any act or failure to act of that director occurring before the amendment or repeal. A principal effect of Article Ninth is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described above.

     Section 145 of the Delaware General Corporation Law also authorizes a Delaware corporation to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. We have procured a directors' and officers' liability and company reimbursement liability insurance policy that insures (a) our directors and officers against losses, above a deductible amount, arising from specified types of claims made against them by reason of enumerated acts done or attempted by our directors or officers and (b) us against losses, above a deductible amount, arising from any of the specified types of claims, but only if we are required or permitted to indemnify our directors or officers for those losses under statutory or common law or under provisions of our certificate of incorporation or by-laws.

     The preceding discussion gives effect to amendments of our certificate of incorporation and by-laws that will become effective upon completion of the offering contemplated by this Registration Statement.

     Please also see section 7 of the underwriting agreement relating to the offering, to be filed as Exhibit 1.1 to this Registration Statement, for indemnification arrangements between us and the underwriters.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since December 15, 1996, we have issued and sold unregistered securities as described below.

     From December 15, 1996 through the date of this registration statement, we issued options to purchase a total of 6,716,894 shares of our common stock to our employees and options to purchase 109,500 shares of our common stock to our directors and consultants.

     From December 15, 1996 through the date of this registration statement, we issued and sold an aggregate of 2,580,738 shares of common stock to our employees, directors and consultants upon exercise of options previously granted to them, at per share prices ranging from $0.05 to $1.40. We realized aggregate proceeds of $268,004 from these sales.

     On May 28, 1998, we issued and sold 1,035,000 shares of common stock to our President and Chief Executive Officer, Lawrence S. Bohn, for proceeds of $51,750, or $0.05 per share.

     On September 12, 1997, we sold 2,928,316 shares of series C convertible preferred stock to 36 accredited investors for proceeds of $1,464,158, or $.50 per share.

     In June and August 1998, we sold a total of 5,899,999 shares of series D convertible preferred stock to 30 accredited investors for proceeds of $7,080,000, or $1.20 per share.

     In January 1999, we issued to Comdisco, Inc., an accredited investor, two warrants to purchase shares of Series E convertible preferred stock at an aggregate exercise price of $515,000. At the time of issuance, the price and number of shares subject to the warrant were determined by formula. In June 1999, the warrant was determined to be exercisable for 279,739 shares of Series E convertible preferred stock at an exercise price of $1.84 per share.

     In June 1999, we sold 6,626,508 shares of series F convertible preferred stock to 41 accredited investors for proceeds of $22,000,007, or $3.32 per share. Hambrecht & Quist LLC acted as our placement agent for this offering. In consideration for their services, we paid Hambrecht & Quist

LLC $1,158,756 and issued to them a warrant to purchase up to 114,458 shares of our series F convertible preferred stock at an exercise price of $3.32 per share.

     Each of the sales described above was completed without registration under the Securities Act in reliance upon one or more of the following exemptions:

     - Section 4(2) of the Securities Act or Rule 506 of Regulation D promulgated under the Securities Act for transactions not involving a public offering or

     - Rule 701 promulgated under the Securities Act with respect to certain of the options and shares of common stock issued to our employees, directors and consultants

     None of the sales of the securities we issued have involved the use of an underwriter, and except for the Series F offering described above, no commissions were paid in connection with the sale of any of the securities we issued.

ITEM 16.  EXHIBITS AND FINANCIAL SCHEDULES.

     (a) EXHIBITS

 *1.1   Underwriting Agreement
  3.1   Certificate of Incorporation of net.Genesis Corp.
  3.2   Certificate of Amendment to the Certificate of Incorporation
        of net.Genesis Corp. dated December 21, 1999
  3.3   Proposed form of Amended and Restated Certificate of
        Incorporation of net.Genesis Corp. (to become effective as of the closing of the offering)
  3.4   By-Laws of net.Genesis Corp.
  3.5   Proposed form of Amended and Restated By-Laws of net.Genesis
        Corp. (to become effective as of the closing of the
        offering)
 *4.1   Specimen certificate for common stock of net.Genesis Corp.
 *5.1   Opinion of Foley, Hoag & Eliot LLP
 10.1   net.Genesis Corp. 1995 Incentive Stock Option Plan, as
        amended
 10.2   net.Genesis Corp. 1999 Stock Incentive Plan
 10.3   net.Genesis Corp. 1999 Employee Stock Purchase Plan
 10.4   Lease dated October 23, 1996 between net.Genesis Corp. and
        Athenaeum Realty Nominee Trust
 10.5   Sublease dated October 15, 1999 between net.Genesis Corp.
        and WL-Boston, Inc.
 10.6   Lease commencing August 15, 1999 between BRE/CambridgePark
        Office II, LLC and net.Genesis Corp.
 10.7   Subordinated Loan and Security Agreement dated January 6,
        1999 between net.Genesis Corp. and Comdisco, Inc.
 10.8   Master Lease Agreement dated January 6, 1999 between
        net.Genesis Corp. and Comdisco, Inc.
 10.9   Warrant Agreement dated January 6, 1999 between net.Genesis
        Corp. and Comdisco, Inc.
 10.10  Warrant Agreement dated January 6, 1999 between net.Genesis
        Corp. and Comdisco, Inc.
 10.11  Third Amended and Restated Registration Rights Agreement,
        dated June 10, 1999 among net.Genesis Corp. and the persons and entities listed therein
 10.12  Employment Agreement with Lawrence S. Bohn
 10.13  Promissory Note dated May 4, 1999 from Lawrence S. Bohn to
        net.Genesis Corp.
 10.14  Warrant Agreement dated June 10, 1999 between net.Genesis
        Corp. and Hambrecht & Quist LLC
+10.15  Software License Agreement dated as of October 5, 1999 between net.Genesis Corp. and MicroStrategy Incorporated
 23.1   Consent of PricewaterhouseCoopers LLP

*23.2   Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)
 24.1   Power of Attorney (contained on page II-5 of this
        Registration Statement)
 27.1   Financial Data Schedule

------------------------------
* To be filed by amendment.

+ Filed under application for confidential treatment of certain portions pursuant to Rule 406.

     (b) FINANCIAL STATEMENT SCHEDULES

     All schedules are omitted because they are not applicable or the required information is shown in our financial statements and related notes.

ITEM 17.  UNDERTAKINGS.

     We undertake to provide to the underwriters at the closing specified in the underwriting agreement, certificates in denominations and registered in names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than our payment of expenses incurred or paid by one of our directors, officers or controlling persons of the registrant in the successful defense of any action, suit or proceeding) is asserted by our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

     We undertake that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus we filed pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, net.Genesis Corp. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Massachusetts, as of December 21, 1999.

                                          NET.GENESIS CORP.

                                          BY: /s/   LAWRENCE S. BOHN
                                            ------------------------------------
                                                      Lawrence S. Bohn
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     The undersigned officers and directors of net.Genesis Corp. hereby severally constitute and appoint Lawrence S. Bohn and John Delea and each of them singly, our true and lawful attorneys-in-fact with full power of substitution, to sign for us and in our names in the capacities indicated below, any and all pre- and post-effective amendments to this Registration Statement, any subsequent registration statement for the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and any and all pre-and post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable net.Genesis Corp. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact, or any of them, to said Registration Statement and any and all amendments thereto or to any subsequent Registration Statements for the same offering filed pursuant to said Rule 462(b) under the Securities Act of 1933.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the indicated capacities as of December 21, 1999.

                     SIGNATURE                                             TITLE
                     ---------                                             -----

               /s/ LAWRENCE S. BOHN                  President, Chief Executive Officer and Director
---------------------------------------------------    (Principal Executive Officer)
                 Lawrence S. Bohn

                  /s/ JOHN DELEA                     Chief Financial Officer, Vice President, Finance
---------------------------------------------------    and Administration, Treasurer and Secretary
                    John Delea                         (Principal Accounting and Financial Officer)

                 /s/ KATHLEEN BIRO                   Director
---------------------------------------------------
                   Kathleen Biro

              /s/ TED R. DINTERSMITH                 Director
---------------------------------------------------
                Ted R. Dintersmith

               /s/ ROBERT N. GOLDMAN                 Director
---------------------------------------------------
                 Robert N. Goldman

                     SIGNATURE                                             TITLE
                     ---------                                             -----

                /s/ RORY O'DRISCOLL                  Director
---------------------------------------------------
                  Rory O'Driscoll

               /s/ STEPHEN J. RICCI                  Director
---------------------------------------------------
                 Stephen J. Ricci

                                 EXHIBIT INDEX

EXHIBIT
NUMBER
-------                      EXHIBIT DESCRIPTION
    *1.1 Underwriting Agreement
     3.1 Certificate of Incorporation of net.Genesis Corp.
     3.2 Certificate of Amendment to the Certificate of Incorporation
         of net.Genesis Corp. dated December 21, 1999
     3.3 Proposed form of Amended and Restated Certificate of
         Incorporation of net.Genesis Corp. (to become effective as of the closing of the offering)
     3.4 By-Laws of net.Genesis Corp.
     3.5 Proposed form of Amended and Restated By-Laws of net.Genesis
         Corp. (to become effective as of the closing of the
         offering)
    *4.1 Specimen certificate for common stock of net.Genesis Corp.
    *5.1 Opinion of Foley, Hoag & Eliot LLP
    10.1 net.Genesis Corp. 1995 Incentive Stock Option Plan, as
         amended
    10.2 net.Genesis Corp. 1999 Stock Incentive Plan
    10.3 net.Genesis Corp. 1999 Employee Stock Purchase Plan
    10.4 Lease dated October 23, 1996 between net.Genesis Corp. and
         Athenaeum Realty Nominee Trust
    10.5 Sublease dated October 15, 1999 between net.Genesis Corp.
         and WL-Boston, Inc.
    10.6 Lease commencing August 15, 1999 between BRE/CambridgePark
         Office II, LLC and net.Genesis Corp.
    10.7 Subordinated Loan and Security Agreement dated January 6,
         1999 between net.Genesis Corp. and Comdisco, Inc.
    10.8 Master Lease Agreement dated January 6, 1999 between
         net.Genesis Corp. and Comdisco, Inc.
    10.9 Warrant Agreement dated January 6, 1999 between net.Genesis
         Corp. and Comdisco, Inc.
    10.10 Warrant Agreement dated January 6, 1999 between net.Genesis
         Corp. and Comdisco, Inc.
    10.11 Third Amended and Restated Registration Rights Agreement,
         dated June 10, 1999 among net.Genesis Corp. and the persons and entities listed therein
    10.12 Employment Agreement with Lawrence S. Bohn
    10.13 Promissory Note dated May 4, 1999 from Lawrence S. Bohn to
         net.Genesis Corp.
    10.14 Warrant Agreement dated June 10, 1999 between net.Genesis
         Corp. and Hambrecht & Quist LLC
   +10.15 Software License Agreement dated as of October 5, 1999 between net.Genesis Corp. and MicroStrategy Incorporated
    23.1 Consent of PricewaterhouseCoopers LLP
   *23.2 Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)
    24.1 Power of Attorney (contained on page II-5 of this
         Registration Statement)
    27.1 Financial Data Schedule

------------------------------
* To be filed by amendment.

+ Filed under application for confidential treatment of certain portions pursuant to Rule 406.